As filed with the Securities and Exchange Commission on October 10, 2014

Registration No. 333-198861

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1

AMENDMENT NO. 1
TO
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Crossroads Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3572	74-2846643
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Crossroads Systems, Inc.
11000 North Mo-Pac Expressway
Austin, Texas 78759
(512) 349-0300

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Richard K. Coleman, Jr.
President and Chief Executive Officer
11000 North Mo-Pac Expressway
Austin, TX 78759
(512) 349-0300

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

J. Matthew Lyons Andrews Kurth LLP 111 Congress, Suite 1700 Austin, TX 78701 (512) 320-9200	Jonathan R. Zimmerman Faegre Baker Daniels LLP 2200 Wells Fargo Center 90 South Seventh Street Minneapolis, MN 55402 (612) 766-7000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one) ☐

Large Accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee
Series H Cumulative Perpetual Preferred Stock, par value $0.001 per share	$10,000,000.00	$1,162.00
Warrants to purchase Common Stock, par value $0.001 per share (included with Series H Cumulative Perpetual Preferred Stock)(3)	—	—
Common Stock, par value $0.001 per share, underlying warrants(4)	$2,000,000.00	$232.40
Total	$12,000,000.00	$1,394.40	(5)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover the additional securities (i) to be offered or issued in connection with any provision of any securities purported to be registered hereby to be offered pursuant to terms that provide for a change in the amount of securities being offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions and (ii) of the same class as the securities covered by this registration statement issued or issuable prior to completion of the distribution of the securities covered by this registration statement as a result of a split of, or a stock dividend on, the registered securities.
(2)	Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(3)	No registration fee required pursuant to Rule 457(g) under the Securities Act of 1933, as amended.
(4)	Registration fee calculated based on estimated exercise price for the purpose of paying the registration fee.
(5)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 10, 2014

PROSPECTUS

CROSSROADS SYSTEMS, INC.

     Shares of     % Series H Cumulative Perpetual Preferred Stock
Liquidation Preference $25.00 per share and
Warrants to Purchase      Shares of Common Stock
(and      Shares of Common Stock Issuable Upon Exercise of Warrants)

We are offering      shares of our     % Series H Cumulative Perpetual Preferred Stock, par value $0.001 per share, which we refer to in this prospectus as the Series H Preferred Stock, and warrants to purchase      shares of our common stock at an exercise price of $      per share. Each share of Series H Preferred Stock is being sold together with a warrant to purchase      of a share of common stock at an exercise price of $      per share, which is     % of the closing price of our common stock on            , 2014. The shares of Series H Preferred Stock and warrants will be issued separately and may be transferred separately immediately upon issuance. The warrants will be immediately exercisable and will expire on the third anniversary of the issuance date. This prospectus also covers up to      shares of common stock issuable upon the exercise of the warrants.

Holders of the Series H Preferred Stock will be entitled to cumulative dividends (whether or not declared) in the amount of $      per share each year, which is equivalent to     % of the $25.00 liquidation preference per share from, but not including, the date of issuance. Dividends on the Series H Preferred Stock shall accrue daily and be cumulative from, and including, the date of original issue and shall be payable quarterly in arrears on January 31, April 30, July 31 and October 31 of each year following the applicable quarterly period. If any date on which dividends are first payable is not a business day, then the dividend is paid on the next succeeding business day, and no interest or additional dividends or other sums accrue as a result of any such delay. Investors in the Series H Preferred Stock generally will have no voting rights.

The Series H Preferred Stock will have no stated maturity, will not be subject to any sinking fund or other redemption provision, will not be convertible into any of our other securities and will not be entitled to any return of capital until the sale or liquidation of our company under certain circumstances.

There is currently no public market for the Series H Preferred Stock or the associated warrants. We have filed an application to list the Series H Preferred Stock on the Nasdaq Capital Market under the symbol “CRDSH.” If that application is approved, trading of the Series H Preferred Stock on the Nasdaq Capital Market is expected to begin within 30 days after the date of initial delivery of the Series H Preferred Stock. We do not intend to list the warrants on any national securities exchange or other securities market. Our common stock is listed on the Nasdaq Capital Market under the symbol “CRDS.” The last reported sale price of our common stock on October 9, 2014 was $2.57 per share.

	Per Share	Per Warrant	Total
Public offering price	$		$
Underwriting discounts and commissions(1)	$		$
Proceeds to us, before expenses	$		$

(1)	In addition to any underwriting discounts and commissions, we have also agreed to pay up to $200,000 of the expenses of the underwriter in connection with this offering. Please see “Underwriting” in this prospectus for more information regarding our arrangements with the underwriter.

The underwriter is selling shares of Series H Preferred Stock and warrants to purchase common stock in this offering on a best efforts basis. The underwriter is not required to sell any specific number or dollar amount of Series H Preferred Stock or warrants to purchase common stock, but will use their best efforts to sell the securities offered. However, one of the conditions to our obligation to sell any securities through the underwriter is that, upon the closing of the offering, the Series H Preferred Stock would qualify for listing on the Nasdaq Capital Market. In order to list, the Nasdaq Capital Market requires that at least 200,000 shares of Series H Preferred Stock be outstanding, the shares must be held in the aggregate by at least 100 round lot holders, that the market value of publicly held Series H Preferred Stock must be at least $3.5 million and that there be at least three registered and active market makers for the Series H Preferred Stock.

We do not intend to close this offering unless we sell at least 200,000 shares of Series H Preferred Stock and otherwise satisfy the listing conditions to list the Series H Preferred Stock on the Nasdaq Capital Market. However, because this is a best efforts offering, the underwriter does not have an obligation to purchase any securities and, as a result, there is a possibility that we may not receive any proceeds from the offering. See “Use of Proceeds” in this prospectus.

We expect that delivery of the Series H Preferred Stock and warrants will be made to investors through the book-entry facilities of The Depository Trust Company on or about            , 2014.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 12 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Northland Capital Markets

The date of this prospectus is            , 2014.

You should rely only on the information contained in this prospectus or any related free writing prospectus we may authorize to be delivered to you. Neither we nor the underwriter have authorized anyone to provide you with information different from, or in addition to, that contained or incorporated by reference in this prospectus and any related free writing prospectus. Neither we nor the underwriter take any responsibility for, and can provide no assurances as to the reliability of, any information that others may give you. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted. The information contained or incorporated by reference in this prospectus is only accurate as of the date of this prospectus, regardless of the time or delivery of this prospectus and any sale of our securities.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements and information in this prospectus and the documents we incorporate by reference may constitute “forward-looking statements.” These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should,” or the negative thereof or other variations thereon or comparable terminology. All statements contained or incorporated in this prospectus which address operating performance, events or developments that we expect or anticipate may occur in the future, including statements related to statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance, are forward-looking statements. Important factors, risks and uncertainties that may cause actual results to differ from those expressed in our forward-looking statements include, but are not limited to:

Forward-looking statements may include statements about our:

•	ability to implement our business strategy, including the transition from a hardware storage company to a software solutions and services provider;
•	anticipated trends and challenges in our business and the markets in which we operate;
•	expected future financial performance;
•	expectations regarding our operating expenses;
•	ability to generate revenues from patent licensing and enforcement activity through our arrangement with Fortress or otherwise;
•	the timing of any licensing and enforcement activity;
•	our ability to pay dividends on our Series H Preferred Stock;
•	future legal and other developments in litigation to which we may be a party, including litigation with respect to our ‘972 patents;
•	our ability to use federal and state net operating loss tax carryforwards (“NOLs”) and recognize future tax benefits;
•	ability to anticipate market needs or develop new or enhanced products to meet those needs;
•	ability to expand into other sectors of the storage market, beyond protection storage;
•	expectations regarding market acceptance of our products;
•	ability to compete in our industry and innovation by our competitors;
•	ability to protect our confidential information and intellectual property rights;
•	ability to successfully identify and manage any potential acquisitions;
•	ability to manage expansion into international markets;
•	ability to remediate any material weakness in our internal controls identified by our independent registered public accounting firm;
•	ability to maintain or broaden our business relationships and develop new relationships with key suppliers, customers, distributors or otherwise;
•	ability to recruit and retain qualified sales, technical and other key personnel;
•	ability to obtain additional financing; and
•	ability to manage growth.

All forward-looking statements involve risks, assumptions and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results. These risks,

ii

assumptions and uncertainties are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. In light of these risks, uncertainties and assumptions, the forward-looking events might not occur.

Readers are cautioned not to place undue reliance on forward-looking statements, as there can be no assurance that the plans, intentions or expectations upon which they are based will occur. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and other things contemplated by the forward-looking statements will not occur. Forward-looking statements contained or incorporated by reference in this prospectus are based on management’s beliefs and opinions at the time the statements are made. The forward-looking statements contained or incorporated by reference in this prospectus are expressly qualified in their entirety by this cautionary statement. The forward-looking statements included or incorporated by reference in this prospectus are made as of the date of this prospectus and we undertake no obligation to publicly update or revise any forward-looking statements to reflect new information, future events or otherwise, except as required by applicable securities laws.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus. This summary does not contain all the information you should consider before investing in our securities. You should read the following summary together with the more detailed information appearing in this prospectus and the information incorporated by reference and the registration statement of which this prospectus is a part in their entirety, including our consolidated financial statements and related notes as well as the section entitled “Risk Factors” herein and in the documents incorporated by reference, before deciding whether to purchase our securities. Unless the context otherwise requires, we use the terms “Crossroads Systems,” the “company,” “we,” “us” and “our” in this prospectus to refer to Crossroads Systems, Inc. and its subsidiaries on a consolidated basis.

Overview

Crossroads Systems, Inc. is a global provider of data protection solutions. Founded in 1996 and based in Austin, Texas, Crossroads develops technology and products that address specific IT challenges, such as cost-effectively storing and protecting business-critical data. Crossroads’ commitment to innovation is evident through our 100+ patent awards and numerous industry recognitions for excellence in data storage and protection. Our products are sold worldwide to Fortune 2000 companies. Additionally, technology leaders such as Hewlett Packard (HP), Hitachi Data Systems and Fujifilm are among our original equipment manufacturer (OEM) and strategic partners.

Our strategic product focus is on long-term data preservation and protection in markets experiencing high data growth. We currently ship the following products: StrongBox®, StrongBox DataManager, StrongBox VSeries Tape Libraries, SPHiNXTM, Read Verify Appliance®, FileStor HSM, and routers. All of our solutions solve storage and data management problems and protect customers’ long-term investments by reducing both cost and complexity. Moreover, our products are designed with a scalable architecture, allowing companies to purchase additional storage capacity as needed and allowing Crossroads to deliver incremental capacity purchases nearly instantly and without operation-halting downtime. We sell these products through a network of OEM and strategic partners for our US and European operations.

Our strategic intellectual property focus is to build upon Crossroads’ historical success licensing our ‘972 patent family and to begin licensing our non-’972 patent portfolio. Since 2000, Crossroads has received over $61 million in revenue from ‘972 patent licensing activity. Crossroads’ non-’972 patent portfolio has never been the focus of a licensing campaign. However, we expect to begin a formal licensing campaign in the next twelve months.

Our Direction and Strategy

Crossroads’ fundamental purpose is to help customers simplify and improve IT operations where access to mission-critical data is key. Our commitment to innovatively solving complex problems provides ongoing value to our customers, partners and shareholders. Our objective is to deliver innovative, reliable, and affordable data protection solutions. By doing so, we expect to increase our product revenues and drive our business towards profitability. As we attempt to gain market acceptance of our newest products, we are concentrating on meeting the needs of select OEM and strategic partners that sell our products, while controlling operating expenses.

Our strategy is to deliver solutions into focused markets where data is critical to the ongoing operations of the business. In today’s business environment, improving the productivity and efficiency of data assets has become a top priority for organizations worldwide. Recent industry research indicates that organizations are required to store data that is estimated to grow at more than 50% annually, but IT budgets are forecasted to grow at less than 4%. As a result of these opposing forces, we believe that many companies find themselves lacking the essential resources to manage their information assets. Our comprehensive data storage and protection solutions present alternatives designed to enable IT managers to easily and cost-effectively store, share, and preserve data and to provide continuous access, while delivering replication for disaster recovery.

Another key component of our corporate strategy is the continued monetization of our intellectual property assets. We believe current and future licensing campaigns will contribute to our revenue and profitability.

As a result of our research and development efforts over the past 18 years, we have developed, and continue to enhance, a strong patent portfolio, something we believe can give us a sustainable competitive advantage. We have a unique and extensive knowledge of data storage and tape technologies and have focused on protecting our IP through a licensing campaign. Licensing fees have been an ongoing component of our revenue since 2001. We maintain an active licensing program related to a group of patents we refer to as the ‘972 patent family. These patents have been licensed to more than 50 storage industry providers. To date, our licensing campaign has brought in over $61 million in revenue. We pursue licensing fees for past shipments and recurring licensing fees related to ongoing product shipments. Some licensees have willingly negotiated a license to our patents. Others have taken a license as a result of litigation. Many cases have been settled quickly as we engage in business discussions with the opposing parties; however, this is not always the case. Litigants may pursue their defenses to greater lengths, which may require additional time and expense.

Crossroads has a second family of 121 patents and pending patents known as the non-’972 patent family. We recently took steps to evaluate this patent portfolio and believe certain of our patents may have anticipated certain industry standards by several years. A recent third-party analysis revealed Crossroads might be owed royalty-based licensing revenues from as much as $82 billion in infringing revenue. We are continuing to gather data in anticipation of a formal monetization campaign designed to capture license revenues from infringing companies.

Our Current Revenue Sources and Products

We generate revenue from product sales and intellectual property licenses. Our products are mainly delivered as software via a hardware appliance. We also provide post contract support and professional services.

Intellectual property revenue is generated when companies using our technology agree to pay us either an upfront licensing fee, or a combination of upfront initial fees and on-going licensing fees for use of our ‘972 family of patents. IP licensing settlements sometimes include provisions to cross-license patents from other companies, further enhancing our IP assets and product capabilities. The ‘972 patents consist of 32 patents and pending patents and are primarily concentrated around access controls. The non-’972 patents consist of 121 patents and pending patents and are primarily concentrated around five product families: optimizing command processing, enabling interoperability, managing networks, enhancing tape libraries, and improving data systems. These patents have never been the focus of a formal licensing program. However, we are preparing to launch a licensing program in the next twelve months.

Products

We currently sell the following products:

•	StrongBox — a Network-Attached Storage (NAS) appliance that delivers low cost data preservation with built in data protection;
•	StrongBox DataManager — a software enhancement to the StrongBox NAS that provides transparent file migration from primary storage systems, such as NetApp, Windows, Linux, and other servers, into the StrongBox NAS. Users gain fluid data movement all from a single, integrated solution;
•	StrongBox VSeries Tape Libraries — paired with the StrongBox NAS to provide customers a complete data storage solution. StrongBox VSeries libraries use LTO 6 tape media, delivering the most scalable, cost-effective and reliable storage medium available.
•	SPHiNX — a virtual tape system that provides complete data protection to reduce the cost and complexity of data backup and disaster recovery;
•	ReadVerify Appliance (RVA) — proactively monitors tape media usage and the overall health of tape resources;
•	FileStor HSM — a software solution that provides intelligent file management for policy-based data migration; and

•	Fibre Channel (FC) Storage Routers — offer connectivity and protocol conversion from the FC Storage Area Network (“SAN”) to Small Computer System Interface (“SCSI”) tape and disk storage device interfaces.

Intellectual Property

Intellectual property licensing applies to two distinct sets of patents. The ‘972 patent family and the non-’972 patents.

The ‘972 patent family has been the focus of our previous and current licensing campaigns. As of August 31, 2014, approximately 51 companies have licensed ‘972 patents from Crossroads. Of these, 17 licensed our patents without litigation and 34 companies took licenses as a result of litigation-related settlements.

We have brought 17 distinct lawsuits in the Western District Court of Texas, including our current litigation with Oracle, Cisco, NetApp, Quantum, Huawei and Dot Hill.

One of those prior cases in the Western District Court of Texas went to trial, at the conclusion of which we received a verdict of infringement and no invalidity and were awarded 3% and 5% royalties on two different infringing products. That case was appealed to the Federal Circuit, and the ruling was affirmed. In another case, we received a default judgment. In another case, the U.S. Patent and Trademark Office conducted a re-examination of several patents within the ‘972 Patent Family. The Patent and Trademark Office examined over two hundred prior art references and ultimately certified the claims of those patents without amendment. In our litigation to date, we have had three positive Markman rulings. A Markman ruling in a patent infringement case is a pre-trial ruling in U.S. District Court, in which the court determines the meanings of key words used in a disputed patent claim. The outcome of a Markman ruling can play a significant role in whether a finding of infringement and validity are made by the Court or by the jury at trial.

In connection with a loan from Fortress Credit Co LLC, which we refer to, together with its affiliates, as Fortress, our non-’972 patents were assigned to a limited partnership controlled by an affiliate of Fortress, and are subject to a security interest granted to Fortress in connection with a secured credit agreement entered into with Fortress in July 2013. Certain terms in the Fortress agreement permit us to recover full control of the assets in return for the satisfaction of any outstanding indebtedness, payment of a $2 million monetization call option fee, and closing fees of $280,000. We are evaluating strategic alternatives related to the non-’972 portfolio, including the possibility of exercising our rights in the agreement to regain full control of the patents. In May 2014, Crossroads made an optional principal pre-payment to Fortress in the amount of $2 million. As of August 31, 2014, Crossroads had an outstanding principal balance of $5.94 million.

In November 2013, we hired a third-party patent consulting firm to analyze our non-’972 patent assets and report their findings. Highlights of the report include an average remaining life on the patents in excess of 10 years on the 117 assets reviewed, and that the non-’972 patents are comprised of 78 distinct patent families. Based on this report, we believe that certain of the elements of the non-’972 patents likely apply to technology that complies with four industry standards. Because these industry standards are widely-used, we believe that dozens of potential infringing companies may have used, or may be using, the technology described in our patents without properly being licensed by Crossroads. Based on this report, we believe that past and projected revenues of products that may infringe our non-’972 patents may exceed $82 billion. Further, we believe that Crossroads could receive a royalty-bearing license on a portion of this revenue in a licensing campaign relating to our non-’972 patents. However, we can provide no assurance regarding the accuracy of the assumptions underlying this report or our ability to recover any royalties or licensing fees relating to these patents, and the timing for any such royalties or licensing fees.

Our non-’972 patent family comprises five distinct patent categories:

•	“Optimized Command Processing” relating to techniques for ensuring that data and messages flow smoothly through the network;
•	“Enabling Interoperability” relating to facilitating communication between different protocols and networks;
•	“Managing the Network” relating to methods for diagnosing and correcting network errors;

•	“Enhancing Tape Libraries” relating to enhancing and optimizing operation of tape storage for Storage Area Networks (SANs); and
•	“Improving Data Systems” relating to techniques for optimizing file systems and database usage in SANs.

In August 2014, we engaged the law firm of Kroub, Silbersher & Kolmykov PLLC, the principals of Markman Advisors LLC, to provide consulting services related to Crossroads’ non-972 patent portfolio. The work to be done by the firm is designed to validate key assumptions, propose a detailed monetization strategy and timeline, identify potentially infringing companies and products, develop detailed claims charts, and estimate revenue opportunities associated with each infringing company. The results of this next phase will provide Crossroads a road map for moving forward with its plans to implement a full-scale monetization program for the non-972 patent portfolio.

Because we have not developed a strategy, nor identified which infringing companies to first pursue, we have not created a budget for litigation or monetization of our non-’972 patent portfolio. Various monetization alternatives available to us include the following:

•	Selling all or a portion of the patent family;
•	Using litigation as the lever to encourage infringing companies to take a license to our technology. In such litigation, Crossroads will evaluate whether to pay all the legal fees and expenses but retains rights to all the monetization revenue or employ a contingent fee structures, or some hybrid fee and expense structure;
•	Entering into strategic partnerships with other patent monetization companies to assist in the monetization of the portfolio. In these arrangements, Crossroads would share a portion of the license revenues, in return for the strategic partner taking responsibility for all litigation expenses related to licensing. In most cases, Crossroads would be responsible for out of pocket expenses including travel, expert witnesses, and other expenses not directly related to licensing activity;
•	Raising additional capital through the sale of equity or debt.

We are carefully reviewing these and other options to monetize the portfolio. There may be other options available to us and we will review those alternatives appropriately.

Principal Markets and Distribution Channels, Marketing and Customers

We employ an OEM and strategic partner distribution strategy as a way to leverage our resources. We have recently adjusted our distribution strategy to focus on a smaller number of partners who have the potential to sell large quantities of our products, perform installation, and offer certain levels of ongoing support. Our approach is to work with partners who offer our products as part of an overall data protection and preservation solution to their customers. Our sales force is responsible for managing key OEM and strategic partner relationships. End user customers include small businesses, government agencies and large, multinational corporations. Our customers also include parties that we have entered into contracts with for the use of our patented technology through our licensing campaign. Our product sales are concentrated with several key customers.

A large portion of our revenue comes from either our licensing campaign or OEM relationships. OEM relationships require several years to mature and must be considered in our time to market requirements. We are party to a software license and distribution agreement with HP whereby we license to HP certain software products and intellectual property rights for use in HP’s products. HP pays us royalties and support fees pursuant to contractual formulas in the agreement. We expect our HP OEM product and maintenance revenue to continue to decline as HP transitions to HP-proprietary solutions.

In August 2013, we announced an OEM relationship with FUJIFILM Recording Media U.S.A., Inc. where Crossroads allows Fujifilm to private label the Crossroads StrongBox product. Crossroads and Fujifilm began their strategic alliance in June 2009 through an agreement to offer Crossroads’ storage technologies to Fujifilm’s customers. The private label relationship is designed to allow Fujifilm to offer its customers the

StrongBox appliance, marketed by Fujifilm as Dternity, and technology for seamless integration with Fujifilm’s Permivault, a cloud based storage service.

Legal Proceedings Update

Intellectual Property Litigation

In furtherance of our IP monetization strategy, we have a number of ongoing lawsuits and related proceedings. As described below,

•	A Markman hearing in a patent infringement case is a pre-trial hearing in U.S. District Court, in which the court hears arguments regarding the meanings of key words used in a disputed patent claim. The outcome of a Markman hearing can play a significant role in whether a finding of infringement and validity are made by the Court or by the jury at trial. The earliest we expect a ruling on any Markman hearing is approximately three to four months after the hearing.
•	An inter partes review is a post-grant review of an issued patent in which the petitioner attempts to challenge the validity of a patent on certain grounds (e.g. novelty and obviousness). If successful during inter partes review, a petitioner could potentially invalidate some or all of the patents asserted against that petitioner in related litigation. Inter partes review, if granted, is typically a twelve- to eighteen-month process.

We filed a lawsuit on September 11, 2013 against Dot Hill Systems Corp. styled Crossroads Systems, Inc. v. Dot Hill Systems Corp., Civil Action No. 1:13-CV-800-SS alleging patent infringement of U.S. Patent No. 6,425,035 and breach of the Amended Settlement and License Agreement dated June 27, 2006 between Crossroads and Dot Hill. Dot Hill has filed a motion to dismiss and Crossroads has filed its response; the Court denied Dot Hill’s motion. Dot Hill filed a partial motion for summary judgment and we have prepared and filed a response requesting summary judgment in our favor on this issue. The Court granted in part and denied in part each party’s request for summary judgment and the case is continuing. The Markman hearing occurred on October 6 and 7, 2014.

We filed a lawsuit on October 7, 2013 against Oracle Corporation alleging infringement by Oracle Corporation of U.S. Patent Nos. 6,425,035, 7,051,147 and 7,934,041 (the case is styled Crossroads Systems, Inc., v. Oracle Corporation; Civil Action No. 1:13-CV-895-SS (W.D. Tex., Austin Division)). Oracle has answered the complaint and the action is pending. The Markman hearing occurred on October 6 and 7, 2014. Oracle is also a party to four petitions for inter partes review filed at the United States Patent and Trademark Office. We are preparing responses to these petitions.

We filed a lawsuit on November 26, 2013 against Huawei Technologies Co. Ltd., Huawei Enterprise USA, Inc. & Huawei Technologies USA, Inc. alleging infringement of U.S. Patent Nos. 6,425,035, 7,051,147 and 7,934,041 (the case is styled Crossroads Systems, Inc. v. Huawei Technologies Co., Ltd. et al; Civil Action No. 1:13-cv-01025-SS (W.D. Tex., Austin Division)). Huawei has answered the complaint and the action is pending. The Markman hearing occurred on October 6 and 7, 2014. Huawei is also a party to four petitions for inter partes review filed at the United States Patent and Trademark Office. We are preparing responses to these petitions.

We filed a lawsuit on February 18, 2014 against Cisco Systems, Inc. alleging infringement of U.S. Patent Nos. 6,425,035 and 7,934,041 (the case is styled Crossroads Systems, Inc. v. Cisco Systems, Inc.; Civil Action No. 1:14-cv-00148-SS (W.D. Tex., Austin Division)). Cisco has answered the complaint and the action is pending. The Markman hearing occurred on October 6 and 7, 2014. Cisco is also a party to three petitions for inter partes review filed at the United States Patent and Trademark Office. We are preparing responses to these petitions.

We filed a lawsuit on February 18, 2014 against NetApp, Inc. alleging infringement of U.S. Patent Nos. 6,425,035, 7,934,041, 7,987,311 and 7,051,147 (the case is styled Crossroads Systems, Inc. v. NetApp Inc.; Civil Action No. 1:14-cv-00149-SS (W.D. Tex., Austin Division)). NetApp has answered and the action is pending. The Markman hearing occurred on October 6 and 7, 2014. On April 15, 2014, NetApp, Inc. filed an action for declaratory judgment of non-infringement of U.S. Patent Nos. 7,987,311 and 7,051,147 (the case is styled NetApp, Inc. v. Crossroads Systems, Inc.; Civil Action No. 4:14-CV-01727-JSW (N.D. Cal., Oakland

Division). This action has been dismissed based on a joint request by the parties. NetApp is also a party to five petitions for inter partes review filed at the United States Patent and Trademark Office. We are preparing responses to these petitions.

We filed a lawsuit on February 18, 2014 against Quantum Corporation alleging infringement of U.S. Patent Nos. 6,425,035 and 7,934,041 (the case is styled Crossroads Systems, Inc. v. Quantum Corporation; Civil Action No. 1:14-cv-00150-SS (W.D. Tex., Austin Division)). Quantum has answered the complaint and the action is pending. The Markman hearing occurred on October 6 and 7, 2014. Quantum is also a party to three petitions for inter partes review filed at the United States Patent and Trademark Office. We are preparing responses to these petitions. Separately, on September 23, 2014, Quantum filed a lawsuit against us in California federal court alleging that our StrongBox product infringes a patent owned by Quantum. We are evaluating our response and defenses in this matter (the case is styled Quantum Corporation v. Crossroads Systems, Inc.; Civil Action No. 3:14-cv-04293-MEJ (N.D. Cal.)).

We have currently budgeted the following amounts for expenses related to ‘972 patent maintenance, prosecution, inter partes review, and litigation: fiscal Q4 2014: $360,000, FY2015: $3.5 million and FY2016: $2.4 million. These budgeted amounts represent Crossroads’ management’s estimates, and reflect numerous assumptions and estimates to future events made by our management that our management believed were reasonable at the time the budget was prepared. The budgeted amounts, and the assumptions and estimates on which the budgeted amounts are based should not be relied upon as being necessarily indicative of actual future expenses related to the ‘972 patent family. There can be no assurance that our actual expenditures will match the budgeted amounts, and actual expenditures may be materially higher or lower than those contained in the budgets.

Corporate Information

We were incorporated in Delaware in September 1996. Our corporate headquarters are located at 11000 North Mo-Pac Expressway, Austin, Texas 78759. Our telephone number is (512) 349-0300. Our website address is www.crossroads.com. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider information contained on our website to be part of this prospectus or in deciding whether to purchase our securities.

“Crossroads,” “Crossroads Systems,” “FMA,” “NearEdge,” “ReadVerify,” “RVA,” “ShareLoader,” “StrongBox,” “TapeSentry,” XpanDisk,” and “XpanTape” and other trademarks of ours appearing in this prospectus in the documents incorporated by reference are the property of Crossroads Systems, Inc. This prospectus and the documents incorporated by reference into the registration statement of which this prospectus is a part contain additional trade names and trademarks of ours and of other companies. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, these other companies.

THE OFFERING

The offering terms are summarized below solely for your convenience. For a more complete description of the terms of our Series H Preferred Stock, see “Description of Series H Preferred Stock.”

Issuer
Crossroads Systems, Inc.
Securities Offered
shares of our % Series H Cumulative Perpetual Preferred Stock, par value $0.001 per share and warrants to purchase shares of our common stock, par value $0.001 per share.
Each share of Series H Preferred Stock is being sold together with a warrant to purchase of a share of common stock at an exercise price of $ per share, which is % of the closing price of our common stock on , 2014.
Warrants
Each warrant will have an exercise price of $ per share, which is % of the closing price of our common stock on , 2014. The warrants are exercisable beginning on the date of original issuance and ending on the date that is three years after the date of original issuance. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the warrants.
Best Efforts
The underwriters are selling the securities offered in this prospectus on a “best efforts” basis and are not required to sell any specific number or dollar amount of the securities offered by this prospectus, but will use their best efforts to sell such securities. However, one of the conditions to our obligation to sell any of the securities through the underwriters is that, upon the closing of the offering, the Series H Preferred Stock would qualify for listing on the Nasdaq Capital Market. In order to list, the Nasdaq Capital Market requires that at least 200,000 shares of Series H Preferred Stock be outstanding, the shares must be held in the aggregate by at least 100 round lot holders, that the market value of publicly held Series H Preferred Stock must be at least $3.5 million and that there be at least three registered and active market makers for the Series H Preferred Stock. We do not intend to close this offering unless we sell at least 200,000 shares of Series H Preferred Stock and otherwise satisfy the listing conditions to list the Series H Preferred Stock on the Nasdaq Capital Market.
Dividends
Holders of the Series H Preferred Stock will be entitled to receive, when and as declared by the board of directors, out of funds legally available for the payment of dividends under Delaware law, cumulative cash dividends on the Series H Preferred Stock at a rate of % per annum of the $25.00 liquidation preference per share (equivalent to $ per annum per share).
Dividends on the Series H Preferred Stock shall accrue daily and be cumulative from, and including, the date of original issue and shall be payable quarterly in arrears on January 31, April 30, July 31 and October 31 of each year following the applicable quarterly period. If any date on which dividends are first payable is not a business day, then the dividend is paid on the next succeeding business day, and no interest or additional dividends or other sums accrue as a result of any such delay. The first dividend payment date for the Series H Preferred Stock will be February 2, 2015.
Dividends on the Series H Preferred Stock will accrue regardless of whether:
• the terms of any securities that are senior to the Series H Preferred Stock or our agreements, including our credit facilities, at any time prohibit the current payment of dividends;
• we have earnings;
• there are funds legally available for the payment of such dividends; or
• the dividends are declared by our board of directors.
All payments of dividends made to the holders of Series H Preferred Stock will be credited against the previously accrued dividends on such shares of Series H Preferred Stock. We will credit any dividends paid on the Series H Preferred Stock first to the earliest accrued and unpaid dividend due. As described more fully under “Ranking” above, the payment of dividends with respect to the Series H Preferred Stock is senior to any dividends to which holders of our common stock are entitled, if any, but junior to the dividends to which the holders of our 5.0% Series F Convertible Preferred Stock, which we refer to as the Series F Convertible Preferred Stock, are entitled.
Dividend Default
If cash dividends on any outstanding Series H Preferred Stock have not been paid in full for any six or more quarterly periods, whether or not consecutive, or if we fail to maintain the listing of the Series H Preferred Stock on the New York Stock Exchange, the NYSE MKT, the Nasdaq Stock Market or a successor exchange or quotation system, which we refer to as a National Market, for a period of at least 180 consecutive days, the dividend rate on the Series H Preferred Stock will increase to % per annum, which we refer to as the Penalty Rate, which is an increase of two percentage points in the dividend rate that is in place when we are not in default.
The Penalty Rate shall remain in effect until we have paid accrued but unpaid dividends on the Series H Preferred Stock or regained the listing of the Series H Preferred Stock on a National Market, as applicable, at which time the dividend rate shall revert to the rate of %. The foregoing provisions will not be applicable unless there is again a Dividend Default.
Alternative Payment of Dividends Upon Dividend Default
If, at any time, the Penalty Rate is imposed as described above, we can elect to pay dividends on the Series H Preferred Stock, including all accrued but unpaid dividends, by issuing to the holders thereof (i) if our common stock is then listed on a National Market and to the extent permitted under the rules of the National Market on which such shares are listed, shares of our common stock (based on the volume weighted average daily trading price for the 10 trading day period ending on the trading day immediately preceding the payment) and cash in lieu of any fractional share, or (ii) if our common stock is not listed on a National Market, additional shares of Series H Preferred Stock with a liquidation value equal to the amount of the dividend and cash in lieu of any fractional share.
Ranking
The Series H Preferred Stock will rank, with respect to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of our affairs:

•

senior to all classes or series of our common stock, and to any other class or series of our capital stock expressly designated as ranking junior to our Series H Preferred Stock, including our Series G Participating Preferred Stock, which was authorized in connection with our Tax Benefit Preservation Plan;

• on parity with any other class or series of our capital stock expressly designated as ranking on parity with our Series H Preferred Stock; and
• junior to any other class or series of our capital stock expressly designated as ranking senior to our Series H Preferred Stock, including our Series F Convertible Preferred Stock.
As of September 5, 2014, there were 3,672,697 shares of our Series F Convertible Preferred Stock outstanding. Please see “Description of Capital Stock — 5.0% Series F Convertible Preferred Stock and Warrants Issued in our March 2013 Private Placement” for information regarding the rights, privileges and preferences of our Series F Convertible Preferred Stock.
The term “capital stock” does not include convertible or exchangeable debt securities, which, prior to conversion or exchange, rank senior in right of payment to our Series H Preferred Stock. Our Series H Preferred Stock will also rank junior in right of payment to our other existing and future debt obligations.
Listing
There is no established trading market for the Series H Preferred Stock. We have applied to list the Series H Preferred Stock on the Nasdaq Capital Market under the trading symbol “CRDSH.” Our common stock is listed on the Nasdaq Capital Market under the trading symbol “CRDS.” We do not intend to list the warrants on any securities exchange or other trading market and we do not expect that a public trading market will develop for the warrants. Without an active market, the liquidity of the warrants will be limited.
Liquidation Preference
Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of shares of our Series H Preferred Stock are entitled to be paid out of our assets legally available for distribution to our stockholders, after payment of or provision for our debts and other liabilities, and any liquidation preference owed to the holders of our Series F

Convertible Preferred Stock, a liquidation preference of $25.00 per share of our Series H Preferred Stock, plus an amount equal to accrued and unpaid dividends (whether or not authorized or declared) up to but excluding the date of payment, before any payment is made to holders of our common stock and any other class or series of capital stock ranking junior to our Series H Preferred Stock as to liquidation rights.
For purposes of the Series H Preferred Stock, a merger or other corporate reorganization in which our stockholders receive cash or securities of another corporation or entity (except in connection with a consolidation or merger in which the holders of our voting stock immediately before the consolidation or merger will in the aggregate own more than 50% of the voting shares of the continuing or surviving corporation after the consolidation or merger) shall be treated as a deemed liquidation.
Limited Voting Rights
Except to the extent required under Delaware law, holders of shares of our Series H Preferred Stock will generally have no voting rights, except as set forth in “Description of Series H Preferred Stock — Limited Voting Rights” in this prospectus.
Except in certain circumstances, we will not, without the consent or the affirmative vote of the holders of at least a majority of the outstanding shares of our Series H Preferred Stock, amend, alter or repeal the provisions of our charter so as to materially and adversely affect the rights, preferences, privileges or voting powers of our Series H Preferred Stock, taken as whole.
No Maturity or Redemption
The Series H Preferred Stock does not have any stated maturity date and will not be subject to any sinking fund or redemption provisions.
No Conversion Rights
The Series H Preferred Stock is not convertible into common stock.
Transfer Agent
The transfer agent and registrar for our common stock and our Series H Preferred Stock is American Stock Transfer & Trust Company, LLC. American Stock Transfer & Trust Company, LLC will also serve as the warrant agent for the warrants.
Material U.S. Federal Tax Considerations
The material U.S. federal income tax consequences of purchasing, owning and disposing of Series H Preferred Stock and associated warrants are described in “Material U.S. Federal Tax Considerations.” Due to our history of losses for U.S. federal income tax purposes, you should consult your tax advisor with respect to the U.S. federal income tax consequences of owning the Series H Preferred Stock in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.

Use of Proceeds
We intend to prinicipally use the net proceeds of this offering to continue to fund our efforts related to the monetization of our intellectual property portfolio, including the costs of ongoing litigation and other proceedings. Pending the use of the proceeds for other purposes, we also may use a portion of our net proceeds to enhance liquidity and operational flexibility, including removing certain limitations placed on our non-’972 patents by repaying all or a portion of our existing indebtedness and certain other obligations under our agreements with an affiliate of Fortress Credit Co LLC, including the monetization call option payment required in order to relieve our obligations to Fortress to pay it a portion of proceeds from monetization of our non-’972 patents. In addition, we may also use a portion of our net proceeds to acquire and invest in other products, technologies or businesses; however, we currently have no agreements or commitments to complete any such transaction and are not involved in negotiations to do so. The precise amount and timing of the application of such proceeds will depend upon our funding requirements and the availability and cost of other funds. We intend to use any remaining net proceeds from this offering for working capital and general corporate purposes. See “Use of Proceeds.”
Liquidity
We do not believe that our obligation to pay dividends on the Series H Preferred Stock will adversely impact our liquidity position or our ability to meet our other obligations in the foreseeable future. However, in the event we are not able to generate additional revenue from operations or increase our licensing revenue, or if our intellectual property monetization strategy is not successful, it is possible that we will need to seek additional financing in order to meet our obligations, including our obligations to pay dividends on the Series H Preferred Stock. In the event that we are not able to raise proceeds from this offering, we may need to seek alternative financing to support our business and enable us to continue to pursue our IP monetization strategy.
Risk Factors
Investment in our securities, including the Series H Preferred Stock, involves substantial risks. You should read this prospectus carefully, including the section entitled “Risk Factors,” before investing in our securities.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should consider carefully the risks and uncertainties described below, together with all of the other information contained or incorporated by reference in this prospectus, including our consolidated financial statements and related notes incorporated by reference herein, before deciding whether to purchase the securities offered hereby. Any of these risks may have a material adverse effect on our business, financial condition, results of operations and cash flows and our prospects could be harmed. In that event, the price of our securities could decline and you could lose part or all of your investment.

Risks Related to Our Business, Industry and Financial Condition

A default under our Credit Agreement with Fortress could cause a material adverse effect on our financial position.

We have two term loans (in the amount of $5 million each) with Fortress Credit Co LLC, which we refer to, together with its affiliates, as Fortress, pursuant to a credit agreement, which is secured by certain of our assets. We are required to satisfy certain financial and reporting covenants under the credit agreement, including a requirement to maintain a minimum of $1,500,000 of unrestricted cash at each month end. In order to obtain Fortress’ consent to effect this offering, we have agreed that, following the closing of this offering, we will maintain a minimum of $1,750,000 of unrestricted cash at each month end. We previously had a credit facility with Silicon Valley Bank and paid off our Silicon Valley Bank credit facility with a portion of the proceeds of our July 2013 Fortress loans. We subsequently terminated the Silicon Valley Bank loan agreements.

If we default under our obligations under the credit agreement, Fortress could proceed against the collateral granted to them to secure that indebtedness or declare all obligations under the credit agreement to be due and payable. In certain circumstances, procedures by Fortress could result in our loss of all of our non-’972 patents, which are included in the collateral granted to Fortress. If any indebtedness under the credit agreement were to be accelerated, there can be no assurance that our assets would be sufficient to repay in full that indebtedness. In addition, upon any distribution of assets pursuant to any liquidation, insolvency, dissolution, reorganization or similar proceeding, the holders of secured indebtedness will be entitled to receive payment in full from the proceeds of the collateral securing our secured indebtedness before the holders of other indebtedness or our common stock will be entitled to receive any distribution with respect thereto.

A large percentage of our sales come from a few customers, some of which are also competitors, and these customers generally have no minimum or long-term purchase commitments. The loss of, or a significant reduction in demand from, one or more key customers could materially and adversely affect our business, financial condition and operating results.

Our sales have been and continue to be concentrated among a few customers. Sales to our top three customers in fiscal 2013 represented 67.5% of total revenue, and HP, our largest customer, represented 45.0% of our total revenue. Furthermore, customers are not obligated to purchase any minimum product volume and our relationships with our customers are terminable at will. In addition, from time to time these customers have solicited, and may in the future solicit, bids from us and our competitors for products and services we are currently providing, which could reduce or terminate all or a part of our relationship with that customer. If we experience declines in revenue from any of our large customers, we could be materially and adversely affected. In addition, certain of our large customers are also our competitors, and such customers could decide to reduce or terminate their purchases of our products for competitive reasons. Merger and acquisition activity, such as the purchase of Data Domain by EMC, could increase the risk that large customers reduce or terminate their purchases of our products.

Many of our tape and disk products are primarily incorporated into larger storage systems or solutions that are marketed and sold to end users by our large original equipment manufacturer, or OEM, customers as well as our value added resellers (VARs), system integrators (SIs), and strategic partners. Because of this, we have limited market access to these end users, limiting our ability to reach and influence their purchasing decisions. These market conditions further our reliance on these OEM and other large customers. Thus if they were to significantly reduce, cancel or delay their orders with us, our operations could be materially and adversely affected.

We derive most of our product sales revenue from sales of virtual tape servers, and if demand for these systems does not grow, our business, results of operations and financial condition may be harmed.

We derive most of our product sales revenue from sales of virtual tape servers and associated customer support and services. As a result, we are vulnerable to fluctuations in demand for these systems, whether as a result of competing technologies and products, the impact of the continuing weakening of U.S. and global economic conditions, decreases or delays in corporate spending for information technologies, product obsolescence, lack of customer acceptance, technological change, customer budgetary constraints or other factors. If demand for our systems does not grow, our business, results of operations and financial condition would be harmed.

We face significant competition and expect this competition to intensify, which could prevent us from increasing our revenue, reduce our gross margins and result in the loss of market share.

The market for our products is highly competitive and we expect competition to intensify in the future. Other companies have introduced and may in the future introduce new products in the same markets we serve or intend to enter. Currently, we face competition from traditional providers of tape-based storage systems as well as a number of established storage companies that offer a variety of different disk-based storage products. Some of our strategic partners currently market products and services that compete with our products. We also compete with a number of emerging hardware and software companies that may become more significant competitors in the future. In addition, at the low-end of our product line, we may compete with other hardware or software providers that incorporate data storage and protection capabilities in their products. New competitive offerings have been recently announced or introduced in our marketplace by our competitors, and we anticipate additional offerings by our competitors may be announced or introduced in 2014. Further, many of our competitors have substantially greater financial, sales and other resources than we do and may in some cases benefit from lower costs than we do. In some cases, they also have more recognizable brands than our own.

Competition in the past has resulted in pricing pressure on our products and services, and we anticipate that pricing pressure will increase in the future. Competition has in some instances resulted in a negative impact on the length of our sales cycle, and we may experience longer sales cycles in future periods due to increased competition. In particular, if a large number of orders, or a large dollar value order, is delayed or cancelled, our financial results may be harmed. Competition may result in reduced gross margins for our products, increased sales and marketing expenses and a failure to increase, or the loss of, market share.

Our sales cycle varies substantially from customer to customer and future revenues in any period may be lower than our historical revenues or forecasts

Our sales are difficult to forecast because the data storage market is rapidly evolving and our sales cycle varies substantially from customer to customer. As a result, comparing our operating results on a period-to-period basis may not be meaningful. You should not rely on our past results as an indication of our future performance. This is particularly true during times of economic slowdown and when selling products that require complex installations. Additional factors that may extend our sales cycle, particularly orders for new products, include:

•	the amount of time needed for technical evaluations by customers;
•	customers’ budget constraints and changes to customers’ budgets during the course of the sales cycle;
•	customers’ internal review and testing procedures;
•	the timing of product releases or upgrades by us or by our competitors;
•	our engineering work necessary to integrate a storage solution with a customer’s system;

•	the complexity of technical challenges that need to be overcome during the development, testing or qualification process for new products or new customers;
•	fluctuations in our IP revenue;
•	meeting unique customer specifications and requirements; and
•	difficulties by our customers in integrating our products and technologies into their own products.

Our product revenue is difficult for us to predict since it is directly affected by the timing of orders. In addition, our operating expense levels are based, in part, on our expectations as to future sales. As a result, if sales levels are below expectations, our operating results may be disproportionately affected. We cannot assure you that our sales will not decline in future periods.

Some of our revenue is subject to the pricing policies of our customers over whom we have no control.

We have no control over our customers’ pricing of their products and there can be no assurance that licensed products will be competitively priced or will sell in significant volumes. One important requirement for licensed technology is that for any premium charged by our customers in the price of their products utilizing our licensed technology over alternatives to be reasonable in comparison to the perceived benefits of the products. If the benefits of our technology do not match the price premium charged by our customers, the resulting decline in sales of products incorporating our technology could harm our operating results.

Our products handle mission-critical data for our customers and are highly technical in nature. If customer data is lost or corrupted, or our products contain software errors or hardware defects, we could have product liability exposure and our reputation and business could be harmed.

Our products are involved in storing and replicating mission-critical data for our customers, which is highly technical and complex. If any data is lost or corrupted in connection with the use of our products, our reputation could be seriously harmed and market acceptance of our products could suffer. In addition, our products have contained and may in the future contain software errors, hardware defects or security vulnerabilities. We rely on our suppliers to deliver high quality components for use in our products and we have limited or no control over our suppliers’ product development and production processes. Some software errors or defects in the hardware components of our products may only be discovered after a product has been installed and used by customers, which could increase our support costs, reduce our margins and harm our reputation among our customers. In addition, we could face claims for product liability, tort or breach of warranty. Defending a lawsuit, regardless of its merit, is costly and may divert management’s attention and adversely affect the market’s perception of us and our products.

We face potential liability for performance problems of our products because our end users employ our storage technologies for the storage and backup of important data and to satisfy regulatory requirements. Although we maintain technology errors and omissions insurance, our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed. Any imposition of liability or accrual of litigation costs that is not covered by insurance or is in excess of our insurance coverage could harm our business.

In addition, we could potentially face claims for product liability from our customers if our products cause property damage or bodily injury. Although we maintain general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed. Any imposition of liability or accrual of litigation costs that is not covered by insurance or is in excess of our insurance coverage could harm our business.

Focusing our business model on leveraging OEM and strategic partners with respect to sales of the StrongBox® product and intellectual property monetization may not result in anticipated benefits.

As we announced in 2013, we undertook a significant reduction in force and are focusing our strategy primarily on leveraging OEM and strategic partners with respect to the Crossroads StrongBox® product and are also focusing our efforts on realizing the value of our intellectual property. We have encountered and will continue to encounter risks and difficulties frequently experienced by companies with evolving business strategies. In particular, these new strategies may not have the business success that we hope for and our reduction in force may not ultimately result in the cost savings that management anticipates. Our strategy may place increased demands on our personnel and could adversely affect our ability to attract and retain talent, and to perform our accounting, finance and administrative functions. If we do not manage these risks successfully, our business and operating results will be adversely affected.

If we lose key personnel or are unable to attract and retain qualified personnel on a cost-effective basis, our business would be harmed.

Our success is substantially dependent upon the performance of our senior management and key technical and sales personnel. Our management and employees can terminate their employment at any time, and the loss of the services of one or more of our executive officers or other key employees could harm our business. Our success also is substantially dependent upon our ability to attract additional personnel for all areas of our organization, particularly in our sales and research and development departments. Our dependence on attracting and retaining qualified personnel is particularly significant in light of our recent reduction in force announced in October 2013. Following that reduction in force, we have less redundancy and excess capacity in our workforce, which heightens the risks and potential negative consequences that could result from the departure of certain key management, technical or sales personnel that we may have difficulty replacing.

Competition for qualified personnel in our industry is intense, and we may not be successful in attracting and retaining such personnel on a timely basis, on competitive terms, or at all. If we are unable to attract and retain the necessary technical, sales and other personnel on a cost-effective basis, our business would be harmed.

Our international sales and operations subject us to additional risks that may harm our operating results.

In the year ended October 31, 2013, we derived approximately 7.2% of our revenue from international customers. We expect to continue to add personnel in additional countries. Our international operations subject us to a variety of risks, including:

•	the difficulty of managing and staffing international offices and the increased travel, infrastructure and legal compliance costs associated with multiple international locations;
•	our executive officers’ lack of proximity to the international activities being managed and the inherent limitations of cross-border information flow;
•	the management of our relationships with distributors outside the United States, whose sales and lead generation activities are very important to our international operations;
•	difficulties in enforcing contracts and collecting accounts receivable, and longer payment cycles, especially in emerging markets;
•	tariffs and trade barriers and other regulatory limitations on our ability to sell our products in certain foreign markets;
•	increased exposure to foreign currency exchange rate risk;
•	potential exposure to adverse tax consequences;
•	shortages in component parts and raw materials;
•	import and export and trade regulation changes that could erode our profit margins or restrict our ability to transport our products;
•	the burden and cost of complying with foreign and U.S. laws governing corporate conduct outside the U.S.;
•	potential restrictions on the transfer of funds between countries;
•	import and export duties and value-added taxes;
•	natural disasters, including earthquakes, typhoons and tsunamis;

•	increased exposure to possible violations of U.S. laws regulating the export of our products, and to other U.S. and foreign laws affecting the conduct of business globally such as product certification, environmental and waste management and data privacy laws;
•	reduced protection for intellectual property rights in some countries; and
•	political and economic instability.

Sales to international customers may also result in greater shipping costs and additional expenses to conform our products to the requirements of local laws or local product specifications. As we continue to expand our business internationally, our success will depend, in large part, on our ability to anticipate and effectively manage these and other risks associated with our international operations. Our failure to manage any of these risks successfully could harm our international operations, reduce or delay our international sales, result in fines and penalties and reduce profitability on a dollar adjusted basis.

We have a history of losses and we may not be able to sustain profitability in the future.

For the years ended October 31, 2012 and 2013, we recorded net losses of approximately $10.7 million and $12.1 million, respectively. For the nine months ended July 31, 2014 we recorded a net loss of approximately $7.3 million. We may incur additional losses in future periods. We expect to make significant expenditures related to the development of our business. We may incur significant losses in the future for a number of reasons, including those discussed in other risk factors and factors that we cannot foresee. In addition, continued losses may cause us to undertake cost reduction plans. If we undertake cost reduction initiatives or restructuring plans, these plans may adversely impact our operations, may cause us to recognize restructuring or other charges and may not result in our realizing any or all of the anticipated benefits of these plans.

Our ability to utilize our NOLs or recognize tax benefits on future domestic taxable income may be limited.

Our ability to fully utilize our existing NOLs could be limited or eliminated should we (i) undergo an “ownership change” as described under Section 382 of the Internal Revenue Code of 1986, as amended, which we refer to as the Code; (ii) not reach profitability or be only marginally profitable; or (iii) due to changes in federal laws and regulations. The continued availability of our NOLs, however, may be impacted if we experience an “ownership change” within the meaning of Section 382 of the Code. An “ownership change” is generally defined as greater than a 50% change in equity ownership by value over a rolling three-year period. We may experience an “ownership change” in the future as a result of changes in our common stock ownership, which would result in a limitation on our ability to utilize our NOLs. In addition, any changes to tax rules and regulations or the interpretation of tax rules and regulations could negatively impact our ability to recognize benefits from our NOLs.

Our NOLs only have value to the extent we generate taxable income. If we are unable to generate taxable income prior to the expiration of the NOLs, or if we are only marginally profitable during such period, we will be limited in our ability to utilize the tax benefits related to our NOLs. There can be no assurance that we will have sufficient taxable income to be able to utilize our NOLs prior to their expiration.

If we fail to manage growth effectively, our business would be harmed.

We have restructured our operations significantly since inception and anticipate that further changes of our operations and headcount may be required. Our operating structure has changed recently, and any changes or future growth will place significant demands on our management, infrastructure and other resources. To manage any future change, we will need to hire, train, integrate and retain a number of highly skilled and motivated employees. We will also need to continue to improve our financial and management controls and reporting systems and procedures. We could encounter delays or difficulties in implementing any of these systems. If we do not effectively hire, train, integrate and retain sufficient highly qualified personnel to support any future growth, and if we do not effectively manage the associated increases in expenses, our business, results of operations and financial condition would be harmed.

Any shortages in components used in our products could delay shipment of our products or increase our product costs, which could harm our business.

Significant time and effort would be required to locate new vendors for the components we use in our products, if available at all, to qualify replacement components or to develop our products using alternative suppliers. The unavailability of any necessary components could delay or prevent us from shipping our products. Component suppliers may be vulnerable to pressure from large purchasers of their products, who may be competitors of ours, to allocate available component supplies to them. The global economic conditions may also adversely affect our suppliers and their liquidity, and the availability of, or terms and conditions on which we purchase, their products and services. In addition, increased demand generally by third parties for the components we use in our products may lead to decreased availability and higher prices for those components.

If we experience shortages in components that we use in our products, or do not accurately predict the availability of and demand for such components, or if new product introductions by our suppliers do not meet our expectations for timing, availability, functionality, performance, quality or price, then our business and gross margins could be negatively impacted, and our reputation and customer relationships could be harmed.

Our business and operating results may be harmed if we undertake any restructuring activities.

From time to time, we may undertake to restructure our business, such as the reductions in our workforce that we announced during 2013. There are several factors that could cause a restructuring to have an adverse effect on our business, financial condition and results of operations. These include potential disruption of our operations, the development of our technology, the deliveries to our customers and other aspects of our business. Employee morale and productivity could also suffer and we may lose employees whom we want to keep. Loss of sales, service and engineering talent, in particular, could damage our business.

Any restructuring would require substantial management time and attention and may divert management from other important work. Employee reductions or other restructuring activities also cause us to incur restructuring and related expenses such as severance expenses. Moreover, we could encounter delays in executing any restructuring plans, which could cause further disruption and additional unanticipated expense.

Recent turmoil in the financial markets and the global economic conditions have adversely affected and may continue to adversely affect our industry, business and gross margins.

The challenging economic conditions in the U.S. and world economic markets and the future economic environment may continue to adversely affect our business. Our business depends on the overall demand for information technology, in particular for data storage and protection products for backup storage and network-based disaster recovery. Information technology spending has historically declined with worsening general economic and market conditions, and we believe the economic conditions previously caused our customers to significantly reduce or delay their information technology purchases and that these reductions and delays negatively impacted demand for our products and services and our business. If the U.S. and global economic conditions worsen and if our customers believe economic conditions will not improve or a downturn will occur in the foreseeable future, then our customers may continue to significantly reduce their information technology budgets and may decrease their demand for our products and services.

As a result of this economic slowdown and the ongoing tightening of credit markets, our customers may be delayed in obtaining, or may not be able to obtain, necessary financing for their purchases of our products. A lack of liquidity in the capital markets or the continued global economic conditions may cause our customers to delay or cancel their purchases, increase the time they take to pay or default on their payment obligations.

The global economic conditions may not only cause our customers to significantly reduce or delay their information technology budgets, which would negatively impact demand for our products and services, but may also result in:

•	increased price competition for our products, not only from our competitors, but also as a result of our customers’ or potential customers’ utilization of inventoried or underutilized products, which could put additional pressure on our near term gross profits;

•	risk of excess or obsolete inventories;
•	excess engineering capacity and higher associated overhead costs as a percentage of revenue; and
•	more limited ability to accurately forecast our business and future financial performance.

As a result of the recent and ongoing economic conditions, we may face new risks that we have not yet identified. In addition, a number of the risks associated with our business, which are disclosed in these risk factors, may increase in likelihood, magnitude or duration.

Litigation, Regulation and Business Risks Related to our Intellectual Property

We face current and potential adverse determinations in litigation stemming from our efforts to protect and enforce our patents and intellectual property rights and make other claims, which could broadly impact our intellectual property rights, distract our management and cause substantial expenses and declines in our revenue and stock price.

The success of our business depends on sustaining or growing our royalty and contract revenue and the failure to achieve such revenue may lead to decline in our results of operations.

Our revenue increasingly consists of patent and technology license fees paid for access to our patents and developed technology and development and support services provided to our customers. Our ability to secure the licenses from which our revenues are derived depends on our customers adopting our technology and using it in the products they sell. If we do not achieve our revenue goals, our results of operations could decline.

We have transferred a significant portion of our intellectual property to a limited partnership that we do not fully control, and efforts by this partnership to generate revenues for us may not be successful.

In July 2013, we entered into a credit agreement and a related intellectual property transaction with Fortress. In connection with the Fortress Transactions, we transferred substantially all of our patents, other than our ‘972 patent family, to a limited partnership KIP CR P1 LP (which we refer to as the “partnership”) of which we are a limited partner and of which an affiliate of Fortress is the general partner. As of July 31, 2014, the partnership controlled 121 pending or granted non-’972 patents. There was no licensing activity during fiscal year 2013 or during the current year to date associated with these patents.

Fortress generally has the power to manage, control and conduct the business and affairs of the partnership. While the limited partnership agreement gives us the right to consent to certain actions, as a limited partner we do not control the partnership. We are heavily reliant on Fortress as we have a limited ability to direct the monetization strategies (or determine whether any such monetization efforts will occur) for our intellectual property assigned to this partnership without Fortress’s consent. In addition, if we default under our credit agreement with Fortress, our ability to exercise control over the partnership will be further limited.

The partnership poses risks not otherwise present when we alone seek to monetize our intellectual property, for example:

•	Fortress, as the general partner, may not decide to take, or decide not to take, actions that we believe to be in our best interest;
•	we may incur liabilities as a result of actions taken, or not taken, by the partnership and by Fortress;
•	we may be required to devote significant management time to the requirements of and matters relating to the partnership, including litigation and licensing matters, as well management of the partnership relationship;
•	any strategy or other disputes between us Fortress may result in delays, expenses or operational impasses; and

•	while we have retained a fully paid-up, royalty-free, worldwide, non-transferable, non-exclusive license to use the assigned patents, these patents are now owned by a third party not under our control, and will remain as such unless and until we are able to buy out Fortress’s interest in the partnership described below.

This partnership may attempt to pursue patent licensing and enforcement activity that may generate revenues for us. However, we cannot assure you that any efforts to generate revenues will be successful, and we cannot predict the timing of revenues, if any are generated. Unless and until we exercise our option to purchase Fortress’s interest in the partnership, which we may not do until we have paid off our Fortress loan, any revenues generated will be subject to a waterfall payment in the limited partnership agreement. Pursuant to this waterfall, amounts will first go to repay the outstanding balance of the Fortress loan and then, after the loan has been repaid, Fortress and Crossroads will share the remainder of such revenues, until such time as we exercise our option to purchase Fortress’s interest in the partnership.

The risks described above could adversely affect our ability to transact the business that is the subject of the partnership and any intellectual property monetization strategy, which would in turn negatively affect our financial condition and results of operations.

Our strategy to license and/or monetize the value of our intellectual property through enforcement or other strategies may not be successful.

As discussed elsewhere in this prospectus, we maintain an active licensing program related to our ‘972 patent family, and we are in the process of developing a campaign to monetize our non-’972 patents.

Our strategy to monetize our non-’972 patents is in the preliminary stage. At this time we are, with the assistance of third party consultants, developing a strategy to pursue one or more alternative methods of monetizing the non-’972 patents, which may include one or more of the following strategies:

•	a sale of all or a portion of the patent family;
•	pursuing litigation against companies we believe are infringing our rights under this patent family in order to encourage this companies to take a license to our technology (whether alone or in partnership with a law firm or firms that may take a contingent recovery);
•	one or more strategic partnerships with a patent monetization company, in which case we would share a portion of the license revenues and the strategic partners taking responsibility for some or all expenses related to licensing (including litigation); or
•	entering into arrangements with lenders or financial partners in order to fund litigation.

Any of these strategies would be costly, and we cannot assure you that we will be able to fund such strategies ourselves nor be able to raise financing or enter into a partnership to provide for such funding. Even after commencing any of these strategies, there will be likely be a significant passage of time, which we cannot predict with specificity, before we achieve any revenues from such strategies.

Further, as discussed elsewhere in these risk factors, we have assigned all of our non-’972 patents to a partnership in which we are a limited partner and Fortress is the general partner, and which Fortress currently controls. We do not have the ability to regain full control of these patents unless we repay the outstanding loan balance owed Fortress, exercise our monetization call option for a $2 million payment, and pay other closing fees under the credit agreement. Furthermore, we may not have the financial resources to make such payments in order to regain control of the patents.

If Crossroads and Fortress elect to pursue monetization of the patents in the partnership, any revenue generated would be reduced by the percentage of revenue required to be paid to Fortress.

These factors and the fact that we cannot know the ultimate outcome of any non-’972 monetization strategy mean that we may not be successful in our efforts to monetize our non-’972 patents through these actions, or that if we are successful the revenue we realize may be reduced.

An increasing percentage of our revenue comes from our licensing program. The loss of, or a significant reduction in, licensing revenue could materially and adversely affect our business, financial condition and operating results.

Our IP licensing revenue for the year ended October 31, 2013 was $1.5 million, or approximately 12.0% of revenues and our IP licensing revenue for the nine months ended July 31, 2014 was $1.5 million, or approximately 17.8% of revenues for the nine month period. If we experience a decline in revenue from our licensees, as a result of economic conditions, customers’ business performance, or otherwise, we could be materially and adversely affected.

If we are unable to develop and manufacture new products that achieve acceptance in the data protection and the network storage software markets, our operating results may suffer.

The data protection and the network storage software markets continue to evolve and as a result there is continuing demand for new products. Accordingly, we may need to develop and manufacture new products that address additional data protection or network storage software market segments and emerging technologies to remain competitive in the data storage software industry. We are uncertain whether we will successfully qualify new data protection or network storage software products with our customers by meeting customer performance and quality specifications. Any failure to address additional market segments could harm our business, financial condition and operating results.

We operate in a rapidly evolving industry and changes in existing technologies or the emergence of new products or technologies could reduce demand for our products and significantly harm our business.

The data storage market is characterized by rapid technological change, frequent product introductions, new protocols, evolving industry standards, consolidation among our competitors, suppliers and customers and evolving customer preferences. The introduction of new products by our competitors or us, or new entrants into the storage market, could render our existing products obsolete or uncompetitive. Additionally, changes in existing technologies could cause demand for our products to decline. For example, if changes in technology result in a significant reduction in the price for hard disk drives, enterprises may not need to utilize information security, data protection, information assurance, business information assurance, business continuity, disaster recovery, data privacy, risk management, fraud prevention, corporate governance and regulatory compliance products or services. One or more new technologies also could be introduced that compete favorably with our products or that cause our products to no longer be of significant benefit to our customers. In addition, because our products work with enterprise backup software applications to transfer and store data in the storage environment, we are dependent on enterprises’ use of these applications for data protection and disaster recovery purposes. If enterprises adopt products or technologies that enable them to protect and recover their data, demand for our products and services would be reduced significantly.

Our operating results depend on new product introductions, which may not be successful, in which case our business, financial condition and operating results may be materially and adversely affected.

To compete effectively, we must continually improve existing products and introduce new ones. We have devoted and expect to continue to devote considerable management and financial resources to these efforts. We cannot provide assurance that:

•	we will introduce new products in the timeframe we forecast;
•	we will not experience technical, quality, performance-related or other difficulties that could prevent or delay the introduction and market acceptance of new products;
•	our new products will achieve market acceptance and significant market share, or that the markets for these products will continue or grow as we have anticipated;
•	our new products will be successfully or timely qualified with our customers by meeting customer performance and quality specifications which must occur before customers will place large product orders; or
•	we will achieve high volume production of these new products in a timely manner, if at all.

If we are not successful in timely completion of our new product qualifications and then ramping sales to our key customers, our revenue and results of operations could be adversely impacted. In addition, if the quality of our products is not acceptable to our customers, this could result in customer dissatisfaction, lost revenue and increased warranty and repair costs.

The inability of our products to interoperate with backup software applications would cause our product and licensing business to suffer.

We have designed our products to interoperate with the leading enterprise backup software applications available in the market. If our products are not compatible with the leading backup software applications, demand for our products will decline. Some backup software providers currently offer products that compete with ours and other providers may do so in the future. Backup software providers may in the future make changes that would diminish the ability of our products to interoperate with their applications. If this were to occur, we may need to spend significant time and effort to ensure the continued compatibility of our products, which may not be possible at all. Any of these developments could significantly harm our business.

Our products must conform to industry standards and integrate smoothly with user systems in order to be accepted by customers in our markets.

We offer our software on a stand-alone basis and as part of a product in which we install our software onto third party hardware. Our current products are only one part of a storage system. All components of these systems must comply with the same industry standards in order to operate together efficiently. We depend on companies that provide other components of these systems to conform to industry standards. Some industry standards may not be widely adopted or implemented uniformly, and competing standards may emerge that may be preferred by OEM customers or end users. If other providers of components do not support the same industry standards as we do, if competing standards emerge or if our products are not easy to deploy or do not integrate smoothly with end user systems, our products may not achieve market acceptance, which would adversely affect our business.

Issues with the hardware on which our software products are installed could increase our support costs and result in lower sales of our products.

We deliver some of our products, both through our resellers and directly to end-users, installed on third party hardware. If the hardware does not function properly, our support costs will go up. We will have to arrange or pay for the repair or replacement of the broken hardware and we may have to increase the size of our support operations. Hardware reliability issues could also result in reputational harm to our company and could cause resellers and end-users to refuse to make purchases from us, even if our software products function properly.

If we are unable to protect our intellectual property rights, our competitive position could be harmed, and we could be required to incur significant expenses to enforce our rights.

We depend on our ability to protect our proprietary technology. We also maintain an active licensing program related to our patent portfolio pursuing licensing fees for past shipments and recurring licensing fees related to ongoing shipments. We rely on trade secret, patent, copyright and trademark laws and confidentiality agreements with employees and third parties, all of which offer only limited protection. Despite our efforts, the steps we have taken to protect our proprietary rights may not be adequate to preclude misappropriation of our proprietary information or infringement of our intellectual property rights, and our ability to police such misappropriation or infringement is uncertain, particularly in countries outside of the United States. Further, we do not know whether any of our pending patent applications will result in the issuance of patents or whether the examination process will require us to narrow our claims. Even issued patents may be contested, circumvented or invalidated. Moreover, the rights granted under any issued patents may not provide us with proprietary protection or competitive advantages, and, as with any technology, competitors may be able to develop similar or superior technologies to our own now or in the future.

Protecting against the unauthorized use of our patents, trademarks and other proprietary rights is expensive, difficult and, in some cases, impossible. Litigation may be necessary in the future to enforce or defend our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of our own intellectual property and that of others. Such litigation could be costly and divert management resources, either of which could harm our business. Furthermore, many of our current and potential competitors have the ability to dedicate substantially greater resources to enforce and defend their intellectual property rights than we do. Accordingly, despite our efforts, we may not be able to prevent third parties from infringing upon or misappropriating our intellectual property, nor can we ensure that we will not be accused of infringement or misappropriation of the intellectual property rights of others. For example, we were recently sued by Quantum, which alleges that our Strong Box product violates certain of Quantum’s patents.

We may not prevail in our patent litigation or related inter partes review proceedings, which could cause us to incur significant legal expenditures without any related revenue.

We currently and in the past have initiated litigation for the infringement of certain of our patents. As with any litigation, the outcome is uncertain, and although we intend to vigorously pursue our claims, there are no guarantees that we can protect our intellectual property rights in our current litigation or related proceedings, settle any of the current litigation actions, prevail in any of the current litigation actions or related proceedings or prevent the unauthorized use of our technology now and in the future. The litigation will be lengthy and costly. Markman hearings are often an important part of any patent infringement litigation. The outcome of a Markman hearing can play a significant role in whether a finding of infringement and validity are made by the Court or by the jury at trial, and an unfavorable ruling following a Markman hearing could materially and adversely impact our ability to prevail in the litigation and/or license our patents.

Additionally, unintended consequences of our litigation may adversely affect our business, including, without limitation, that we may have to devote significant time and financial resources to pursuing the litigation, that we may become subject to counterclaims or lawsuits, that the parties we pursue claims against may file actions with the government (including inter partes review proceedings) to attempt to invalidate or render our patents unenforceable, and that the expenses of pursuing the litigation and related proceedings could increase based upon these counterclaims, lawsuits, inter partes review proceedings or new developments in the pending proceedings. In addition, if we do not prevail in our patent litigation or in the inter partes review proceedings, the consequences could involve the circumvention or invalidation of our patents, which could have a material adverse effect on our ongoing licensing program and our ability to enforce our existing licenses. These and other factors not currently known to or deemed material by management, could have a material and adverse impact on our business, prospects, liquidity and results of operations.

We may need to appeal adverse decisions by lower courts or the United States Patent and Trademark Office in order to successfully enforce our patents.

It is difficult to predict the outcome of patent enforcement litigation at the trial level or of inter partes proceedings at the United States Patent and Trademark Office. Further, any result at the trial level or at the United States Patent and Trademark Office that we obtain in our favor may be appealed by the other party. Such appeals are expensive and time consuming, resulting in increased costs and, at a minimum, delayed revenue from any successful appeal. Although we diligently pursue enforcement litigation, we cannot predict with significant reliability the decisions made by juries, trial courts, the United States Patent and Trademark Office or an appellate court.

Federal courts are becoming more crowded, and as a result, patent enforcement litigation is taking longer.

Our patent enforcement actions are almost exclusively prosecuted in federal court. Federal trial courts that hear our patent enforcement actions also hear other cases. As a result, it is sometimes difficult to predict the length of time it will take to complete an enforcement action. Moreover, we believe there is a trend toward increasing numbers of civil lawsuits and criminal proceedings before federal judges, and as a result, we believe that the risk of delays in our patent enforcement actions will have a greater effect on our business in the future unless this trend changes.

New legislation, regulations or court rulings related to enforcing patents could adversely affect our business and operating results.

If Congress, the United States Patent and Trademark Office or courts implement new legislation, regulations or rulings that impact the patent enforcement process or the rights of patent holders, these changes could negatively affect our business and operating results. This, in turn, could reduce the value of our patents. For example, limitations on the ability to bring patent enforcement claims, limitations on the number of defendants that can be joined in a single patent litigation, limitations on potential liability for patent infringement, lower evidentiary standards and new procedures for invalidating patents, increased difficulty for parties making patent assertions to obtain injunctions, and other similar developments could negatively affect our ability to assert our patent rights successfully, decrease the revenue associated with asserting or licensing our patent rights and increase the cost of bringing patent enforcement actions. Any of these events could result in a material adverse effect on our business and operating results.

Claims by others that we infringe their proprietary technology could harm our business.

Third parties have and in the future could claim that our products or technology infringe their proprietary rights. We expect that infringement claims may increase as the number of products and competitors in our market increases and overlaps occur. In addition, to the extent that we gain greater visibility and market exposure as a public company, we face a higher risk of being the subject of intellectual property infringement claims. Any claims of infringement by a third party, even those without merit, could cause us to incur substantial costs defending against the claim, and could distract our management from our business. Furthermore, a party making such a claim, if successful, could secure a judgment that requires us to pay substantial damages. A judgment could also include an injunction or other court order that could prevent us from offering our products. In addition, we might be required to seek a license for the use of such intellectual property, which may not be available on commercially reasonable terms or at all. Alternatively, we may be required to develop non-infringing technology, which could require significant effort and expense and may ultimately not be successful. Any of these events could seriously harm our business.

Third parties may also assert infringement claims relating to our products against our customers and distributors. Any of these claims may require us to initiate or defend potentially protracted and costly litigation on their behalf, regardless of the merits of these claims, because we generally are obligated to indemnify our distributors and our customers from claims of infringement of proprietary rights of third parties. If any of these claims succeed, we may be forced to pay damages to, or on behalf of, our customers or distributors, which could seriously harm our business.

Third parties have filed, and may in the future file, inter partes review proceedings with the United States Patent and Trademark Office asserting that our patents are invalid or unenforceable. Any of these proceedings would require us to incur substantial costs in defending our patents against such claims. Furthermore, if a party filing such inter partes review proceeding is successful, the result could include invalidating one or more of our patents entirely, or partially invalidating one or more of our patents. Such a finding would lessen the overall value of our patent portfolio and eliminate such invalidated patents from providing any revenue in the future, be that revenue from licensing, litigation or sale of such patent or patents.

We may not generate positive returns on our research and development investments.

Developing our products is expensive, and our investment in product development may involve a long investment return cycle. For the year ended October 31, 2013, our research and development expenses were approximately $10.5 million, or approximately 82.9% of revenue. For the quarter ended July 31, 2014, our research and development expenses were approximately $1.4 million, or approximately 64.7% of revenue Our future plans include significant investments in research and development and related product opportunities. We believe that we must continue to dedicate a significant amount of resources to our research and development efforts to maintain our competitive position. These investments may not generate positive returns in the near term, or at all.

Our business is subject to the risks of earthquakes, fire, floods and other natural catastrophic events, and to interruption by man-made problems such as computer viruses or terrorism.

Our headquarters facilities contain redundant power supplies and generators. However, our domestic and foreign operations, and the operation of our strategic and OEM partners, VARs, SIs and others, remain susceptible to fire, floods, tornadoes, power loss, power shortages, telecommunications failures, break-ins and similar events. In addition, our servers are vulnerable to computer viruses, break-ins and similar disruptions from unauthorized tampering with our computer systems. In addition, acts of terrorism or war could cause disruptions in our or our customers’ business or the economy as a whole. To the extent that such disruptions result in delays or cancellations of customer orders, or delay the manufacture and shipment of our products, our business would be harmed.

We are dependent on a variety of IT and telecommunications system for product sales and licensing and any failure of these systems could adversely impact our business and operating results.

We depend on IT and telecommunications systems for our operations. These systems support a variety of functions including data storage and retrieval, order processing, shipping, shipment tracking, billing, support center and internal information exchange.

Failures or significant downtime of our IT or telecommunications systems could prevent us from taking customer orders, shipping products, billing customers, handling support calls, or communication among our offices. The Internet and individual websites have experienced a number of disruptions and slowdowns, some of which were caused by organized attacks. In addition, some websites have experienced security breakdowns. If we were to experience a security breakdown, disruption or breach that compromised sensitive information, it could harm our relationship with our customers. Our support centers are dependent upon telephone and data services provided by third party telecommunications service vendors and our IT and telecommunications system. Any significant increase in our IT and telecommunications costs or temporary or permanent loss of our IT or telecommunications systems could harm our relationships with our customers. The occurrence of any of these events could have an adverse effect on our operations and financial results.

Risks Related to this Offering, Capitalization Matters and Corporate Governance

The best efforts structure of this offering may yield insufficient gross proceeds to execute on our business plan.

The underwriter is offering the shares of Series H Preferred Stock and warrants to purchase common stock in this offering on a best efforts basis. The underwriter is not required to sell any specific number or dollar amount of Series H Preferred Stock or warrants to purchase common stock, but will use their best efforts to sell the securities offered. It is a condition to this offering that, upon the closing of the offering, the Series H Preferred Stock would qualify for listing on the Nasdaq Capital Market. In order to list, the Nasdaq Capital Market requires that at least 200,000 shares of Series H Preferred Stock be outstanding, the shares must be held in the aggregate by at least 100 round lot holders, that the market value of publicly held Series H Preferred Stock must be at least $3.5 million and that there be at least three registered and active market makers for the Series H Preferred Stock. As a “best efforts” offering, there can be no assurance that we will successfully raise this minimum amount, that the offering will satisfy the conditions required to list the Series H Preferred Stock on the Nasdaq Capital Market or that the offering contemplated hereby will ultimately be consummated or will result in any proceeds being made available to us.

The success of this offering will impact, in large part, our ability to cover expenses, finance operations and repay existing indebtedness over the next 12 months. If no shares are sold in this offering, or if we sell only a minimum number of securities yielding insufficient gross proceeds, we may be unable to cover our expenses, sufficiently fund operations, or execute on our business plan. This could potentially result in a material adverse effect on our business, prospects, financial condition, and results of operations.

The Series H Preferred Stock might not have an active trading market, which could reduce its market value and your ability to sell your shares.

We have filed an application to list the Series H Preferred Stock on the Nasdaq Capital Market concurrently with the closing of this offering. However, we cannot assure you that the Series H Preferred

Stock will be approved for listing on the Nasdaq Capital Market. An active trading market for the Series H Preferred Stock might not exist after issuance of the Series H Preferred Stock offered hereby or, even if it develops, might not last, in which case the trading price of the shares could be reduced and your ability to transfer your shares of Series H Preferred Stock could be limited. The trading price of the shares will depend on many factors, including the following:

•	market liquidity;
•	prevailing interest rates;
•	the market for similar securities;
•	general economic conditions;
•	our financial condition, performance and prospects;
•	our issuance of additional preferred equity or debt securities.

For example, higher market interest rates could cause the market price of the Series H Preferred Stock to decrease. The foregoing factors, among others, may affect the trading price of the Series H Preferred Stock, as well as limit the trading market and restrict your ability to transfer your shares.

We could be prevented from paying dividends on the Series H Preferred Stock.

Although dividends on the Series H Preferred Stock are cumulative and will accrue until paid, you will receive cash dividends on the Series H Preferred Stock only if we have funds legally available for the payment of dividends and such payment is not restricted or prohibited by law, the terms of any senior shares, or any documents governing our indebtedness. The rights of holders of Series H Preferred Stock to receive dividends are subordinated to the dividend rights of our 5.0% Series F Convertible Preferred Stock and our Fortress credit agreement. Our business may not generate sufficient cash flow from operations, and our intellectual property monetization strategy may not generate sufficient cash flow, to enable us to pay dividends on the Series H Preferred Stock when payable.

In addition, future debt, contractual covenants or arrangements we enter into may restrict or prevent future dividend payments. Accordingly, there is no guarantee that we will be able to pay any cash dividends on our Series H Preferred Stock.

The Series H Preferred Stock represents a perpetual equity interest in us and does not give rise to a claim for payment at a particular time.

The Series H Preferred Stock has no maturity or redemption date and is not redeemable. The Series H Preferred Stock represents a perpetual equity interest in us and, unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date prior to our liquidation, winding-up or dissolution as described under “Description of Series H Preferred Stock — Liquidation Preference.” As a result, holders of Series H Preferred Stock may be required to bear the financial risks of an investment in the Series H Preferred Stock for an indefinite period of time.

The Series H Preferred Stock has not been rated, and will be subordinated to all of our existing and future debt and our Series F Convertible Preferred Stock.

The Series H Preferred Stock has not been rated by any nationally recognized statistical rating organization. In addition, with respect to dividend rights and rights upon our liquidation, winding-up or dissolution (as described under “Description of Series H Preferred Stock — Liquidation Preference”), the Series H Preferred Stock will be subordinated to all of our existing and future debt (including our credit agreement with Fortress) and to the liquidation preference of our 5.0% Series F Convertible Preferred Stock. We may also incur additional indebtedness in the future to finance potential acquisitions or other activities and the terms of the Series H Preferred Stock do not require us to obtain the approval of the holders of the Series H Preferred Stock prior to incurring additional indebtedness. As a result, our existing and future indebtedness may be subject to restrictive covenants or other provisions that may prevent or otherwise limit our ability to make dividend or liquidation payments on our Series H Preferred Stock. Upon our liquidation, our obligations to our creditors would rank senior to our Series H Preferred Stock and would be required to be paid before any payments could be made to holders of our Series H Preferred Stock.

Market interest rates may adversely affect the value of the Series H Preferred Stock.

One of the factors that will influence the price of the Series H Preferred Stock will be the distribution yield on the Series H Preferred Stock (as a percentage of the price of the Series H Preferred Stock) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of the Series H Preferred Stock to expect a higher distribution yield, and higher interest rates would likely increase our borrowing costs and potentially decrease funds available for distribution. Accordingly, higher market interest rates could cause the market price of the Series H Preferred Stock to decrease.

Holders of Series H Preferred Stock have extremely limited voting rights.

Except as expressly stated in the Certificate of Designation governing the Series H Preferred Stock, as a holder of Series H Preferred Stock, you will not have any relative, participating, optional or other special voting rights and powers and your approval will not be required for the taking of any corporate action. For example, your approval would not be required for any increase in the number of shares of Series H Preferred Stock authorized for issuance, the authorization of any senior class of stock, or the issuance of any such shares which may dilute or subordinate the rights and value of the Series H Preferred Stock. In addition, the Series H Preferred Stock is not entitled to vote on any merger or consolidation in which we may become involved or any sale of all or substantially all of our assets except to the extent that such transaction materially adversely changes the express powers, preferences, rights or privileges of the holders of Series H Preferred Stock. The provisions relating to the Series H Preferred Stock do not afford the holders of the Series H Preferred Stock protection in the event of a highly leveraged or other transaction, including a merger or the sale, lease or conveyance of all or substantially all of our assets or business, that might adversely affect the holders of the Series H Preferred Stock, so long as the express terms and rights of the holders of Series H Preferred Stock are not materially and adversely changed.

The issuance of future offerings of preferred stock may adversely affect the value of our Series H Preferred Stock.

Our articles of incorporation, as amended, currently authorizes us to issue up to 25,000,000 shares of preferred stock in one or more series on terms that may be determined at the time of issuance by our board of directors. We may, without the consent of the Series H Preferred Stock, issue additional shares of Series H Preferred Stock or other classes of preferred shares that would rank on parity with or senior to the Series H Preferred Stock as to dividend rights or rights upon liquidation, winding up or dissolution. The creation and subsequent issuance of additional classes of preferred shares that would be senior to or on parity with our Series H Preferred Stock would dilute the interests of the holders of Series H Preferred Stock and any issuance of preferred stock that is senior to the Series H Preferred Stock could affect our ability to pay dividends on, redeem or pay the liquidation preference on the Series H Preferred Stock.

Holders of the Series H Preferred Stock may be unable to use the dividends-received deduction.

Distributions paid to corporate U.S. holders of the Series H Preferred Stock may be eligible for the dividends-received deduction if we have current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. We do not currently have accumulated earnings and profits. Additionally, we may not have sufficient current earnings and profits during future fiscal years for the distributions on the Series H Preferred Stock to qualify as dividends for U.S. federal income tax purposes. If the distributions fail to qualify as dividends, U.S. holders would be unable to use the dividends-received deduction and the U.S. holders’ adjusted tax basis in the Series H Preferred Stock would be reduced by the amount of such distributions. If any distributions on the Series H Preferred Stock with respect to any fiscal year are not eligible for the dividends-received deduction because of insufficient current or accumulated earnings and profits, it is possible that the market value of the Series H Preferred Stock might decline.

Our Series H Preferred Stock is not convertible and if the price of our common stock increases, then holders of Series H Preferred Stock may not realize a corresponding increase in the value of their Series H Preferred Stock.

Our Series H Preferred Stock is not convertible into our common stock and earns dividends at a fixed rate. Accordingly, the market value of our Series H Preferred Stock may depend on dividend and interest rates for other preferred stock, commercial paper and other investment alternatives and our actual and perceived ability to pay dividends on, and, in the event of dissolution, to satisfy the liquidation preference with respect to, our Series H Preferred Stock.

The share price of our common stock has been and will likely continue to be volatile.

The trading price of our common stock has been, and is likely to continue to be, highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. In addition to the factors discussed in these risk factors and elsewhere in our reports and other documents filed with the Securities and Exchange Commission, factors that may cause volatility in our share price include:

•	our ability to meet our working capital needs;
•	quarterly variations in operating results;
•	changes in financial estimates by us or securities analysts who may cover our stock or by our failure to meet the estimates made by securities analysts;
•	changes in market valuations of other similar companies;
•	announcements by us or our competitors of new products or of significant technical innovations, contracts, acquisitions, divestitures, strategic relationships or joint ventures;
•	additions or departures of key personnel;
•	any deviations in net sales or in losses from levels expected by securities analysts;
•	unfavorable legal or regulatory rulings associated with the enforcement of our IP rights;
•	the realization of any of the risk factors presented in this prospectus; and
•	future sales of common stock.

Furthermore, the stock markets recently have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes, international currency fluctuations or political unrest, may negatively impact the market price of our common stock. In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could harm our business.

If securities or industry analysts do not publish research or reports about our business, our stock price and trading volume could decline.

The trading market for our common stock may depend on the research and reports that industry or securities analysts publish about us or our business. We do not have any control over research and reports these analysts publish or whether they will be published at all. If one or more of the analysts who decide to cover us downgrade our stock, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

If our common stock or Series H Preferred Stock is delisted, the market value of, and your ability to transfer or sell, shares of our common stock may be materially and adversely affected.

In order to maintain the listing of our common stock on the Nasdaq Capital Market, we are required to meet specified financial requirements, including requirements that we maintain a minimum closing bid price of at least $1.00 per share for our common stock and that we maintain (i) a minimum stockholders’ equity of $2,500,000, (ii) a minimum market value of listed common stock of $35,000,000 or (iii) net income from continuing operations of at least $500,000 in the most recent fiscal year or two of the last three fiscal years.

On January 29, 2013, we received a notice from The Nasdaq Stock Market notifying us that we were no longer in compliance with the minimum stockholders’ equity requirement for continued listing on the Nasdaq Capital Market, and as of January 28, 2013 we did not meet the alternatives of market value of listed securities or net income from continuing operations. Our plan to address the deficiency included our March 2013 private placement. After our private placement, on April 2, 2013, the Nasdaq Listing Qualifications Department notified us that we had regained compliance with the minimum stockholders’ equity standard.

On September 18, 2013, we received a letter from the Nasdaq Listing Qualifications Department indicating that we no longer complied with the minimum stockholders’ equity requirement for continued listing on the Nasdaq Capital Market as a result of our stockholders’ equity of $(6.2) million as of July 31, 2013. Because we did not meet the alternatives of market value of listed securities or net income from continuing operations, we were not in compliance with the Nasdaq listing rules. On March 21, 2014, we received a notice from the Nasdaq Listing Qualifications Department that Nasdaq had determined to delist our common stock based on our failure to satisfy the minimum stockholders’ equity requirement for continued listing. Shortly thereafter, we requested a hearing before the Nasdaq Listing Qualifications Panel that stayed any delisting action. Following the closing of our March 2014 private placement, we regained compliance with the minimum stockholders’ equity requirement and Nasdaq notified us that it had cancelled the hearing as moot following our regained compliance.

If we lose compliance with Nasdaq listing standards and our common stock or Series H Preferred Stock is delisted from the Nasdaq Capital Market, your ability to transfer or sell your shares of common stock or Series H Preferred Stock may be limited and the market value of common stock or Series H Preferred Stock may be materially adversely affected as a result of lower trading volumes or trade delays. Further, delisting from Nasdaq, or even the issuance of a notice of potential delisting, could also result in negative publicity, adversely affect our ability to raise additional capital, adversely affect the market liquidity of our securities, affect our ability to meet our liquidity needs and diminish investor, business partner and employee confidence.

We face a challenging liquidity environment and may require additional financing, which could be difficult to obtain on favorable terms or at all. Our failure to obtain necessary financing or doing so on unfavorable terms could adversely affect our results of operations.

We have historically relied on outside financing, cash flows from operations, and IP licensing and settlement revenue to fund our operations, capital expenditures and expansion. We currently face a difficult liquidity environment, and expect to require significant capital expenditures as we continue to introduce StrongBox into the marketplace. Expected revenue from our newly introduced StrongBox product has been slower to materialize than expected, as the selling cycle for StrongBox is longer than our other lines, limiting our cash provided by operations from sales of StrongBox. We also may require additional capital from equity or debt financings in the future to fund our operations, respond to competitive pressures or strategic opportunities, or pursue our intellectual property monetization strategy.

We may not be able to secure timely additional financing arrangements on favorable terms, or at all. The terms of any additional financing, including the dividend payments required on the Series H Preferred Stock, may limit our financial and operating flexibility. If we raise additional funds through further issuances of equity, convertible debt securities or other securities convertible into equity, our existing stockholders could suffer significant dilution in their percentage ownership of our company, and any new securities we issue could have rights, preferences and privileges senior to those of holders of our common stock. If we are unable to obtain adequate financing or financing on terms satisfactory to us if and when we require it, our ability to grow or support our business, to bring our products to market, to respond to business challenges and to pursue our intellectual property monetization strategy could be significantly limited.

Recent changes in our management and board of directors may lead to instability and may negatively affect our business.

We have recently experienced a change in our Chief Executive Officer and significant turnover in our board of directors. In April 2013, Steven Ledger, Chairman of the board of directors of Crossroads, and Joseph A. Hartnett, a director, each informed the board of directors that they would not stand for re-election at the 2013 Annual Meeting, and Richard K. Coleman, Jr. and Jeffrey E. Eberwein were elected as directors of Crossroads by the board of directors and later by stockholders at our 2013 Annual meeting. In May 2013, Robert C. Sims, our former President and Chief Executive Officer, ceased to be an officer or employee of Crossroads, and our board of directors appointed Richard K. Coleman, Jr., as our President and Chief Executive Officer, to serve on an interim basis, and in November 2013 appointed Mr. Coleman as our President and Chief Executive Officer. Also in May 2013, Elliott Brackett resigned from our board of directors. An additional member of our board was elected at our 2013 annual meeting, such that, on the date of our annual meeting, only one member of four-person board of directors was a director prior to April 2013. We cannot be certain that the changes in management and our board of directors will not lead to additional instability, lead to additional management departures or changes, affect our ability to hire or retain key personnel, affect the willingness of our current customers to continue to use our products or for new customers to purchase them, or otherwise negatively affect our business.

Our system of internal controls may be inadequate.

We maintain a system of internal controls in order to ensure we are able to collect, process, summarize, and disclose the information required by the Securities and Exchange Commission within the time periods specified. Any system of controls, however well designed and operated, can provide only reasonable, and not absolute, assurance that the objectives of the system are met. In addition, the design of any control system is based in part upon certain assumptions about the likelihood of future events. Due to these and other inherent limitations of control systems, there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions, regardless of how remote. Additionally, public companies in the United States are required to review their internal controls under the Sarbanes-Oxley Act of 2002. If the internal controls put in place by us are not adequate or fail to perform as anticipated, errors could occur that would not be detected, which could require us to restate our consolidated financial statements, result in an adverse opinion on the effectiveness of our internal controls or require us to take other actions that will divert significant financial and managerial resources, as well as be subject to fines and/or other government enforcement actions. Furthermore, the price of our stock could be adversely affected and our investors could lose confidence in the accuracy and completeness of our financial reports.

We do not presently intend to pay any cash dividends on or repurchase any shares of our common stock and our ability to pay dividends is limited by law and our other financing arrangements.

We do not presently intend to pay any cash dividends on our common stock. The Series F Convertible Preferred Stock has the right to receive dividends that accrue at a rate of 5.00% annually, are payable on June 30 and December 31 of each year, and are payable, at our option, in cash or common stock with reference to the volume-weighted-average price of our common stock on its principle trading market. Pursuant to the terms of our Series F Convertible Preferred Stock, without the consent of the holders of a majority of the Series F Convertible Preferred Stock, we will only be able to pay dividends on the Series H Preferred Stock in the event that we have paid all dividends required to be paid to the holders of the Series F Convertible Preferred Stock.

Except as required by the terms of our preferred stock, any payment of future dividends on our securities will be at the discretion of the board of directors and will depend on, among other things, our earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends, and other considerations that our board of directors deems relevant. Cash dividend payments in the future may only be made out of legally available funds and, if we experience substantial losses, such funds may not be available. In addition, our credit agreement with Fortress prohibits us from paying dividends, making distributions or payments or redeeming, retiring or purchasing any of our capital stock, except that we are permitted to pay dividends on our Series H Preferred Stock, subject to our continued compliance with our Fortress credit agreement and related documents. Additionally, our shares of

Series F Convertible Preferred Stock have dividend rights that rank senior to our common stock and include a covenant limiting our ability to pay dividends while at least 20% of the currently issued convertible preferred stock is outstanding. Accordingly, you may have to sell some or all of your securities in order to generate cash flow from your investment.

Our convertible preferred stock contains covenants that may limit our business flexibility.

Our convertible preferred stock contains covenants preventing us from taking certain actions without the approval of the holders of a majority or a super-majority of the convertible preferred stock, depending on the action as described below. The need to obtain the approval of holders of our convertible preferred stock before taking these actions could impede our ability to take certain actions that management or our board of directors may consider to be in the best interests of our stockholders.

For as long as at least 20% of the shares of our convertible preferred stock issued in our March 2013 private placement are outstanding, we may not take any of the following actions, among others, without first obtaining the approval of the holders of at least a majority of the shares of convertible preferred stock then outstanding:

•	create a new class or series of equity securities or any other security convertible into equity securities ranking senior or pari passu to the convertible preferred stock with respect to voting, dividends, or liquidation rights;
•	amend, alter, or repeal any of our governing documents in a manner materially adverse to our convertible preferred stock;
•	declare or pay a dividend or distribution on any securities, including our common stock, prior to the payment of the dividends required to be paid to holders of our convertible preferred stock; or
•	repurchase or otherwise acquire more than a de minimis number of shares of any class of securities junior to the convertible preferred stock (which includes our common stock), except with respect to (1) shares of common stock issued upon the conversion of shares of our convertible preferred stock or the exercise of warrants issued in our March 2013 private placement, or (2) repurchases of certain securities held by our departing officers and directors up to an aggregate maximum of $100,000.

For as long as at least 20% of the shares of our convertible preferred stock issued in our March 2013 private placement are outstanding, we also may not take any of the following actions, among others, without first obtaining the approval of the holders of at least 70% of the shares of convertible preferred stock then outstanding:

•	sell (outside the ordinary course) or hypothecate any of our current or future assets (other than for hypothecations pursuant to and consistent with our existing working capital arrangements); or
•	incur any new debt (including redeemable preferred stock), other than pursuant to our existing working capital relationship and trade debt incurred in the ordinary course of business; provided, however, that the foregoing restrictions will not apply to:
º	any assignment, conveyance, disposition, encumbrance, hypothecation, pledge, lease, sale, transfer or other disposition our intellectual property that (1) generates net proceeds of at least $3 million and (2) does not cause a material adverse effect on us or our current and anticipated operations including our StrongBox line of products, and
º	license arrangements entered into in the ordinary course of business.

We cannot assure you that the holders of our convertible preferred stock would approve any such restricted action, even where we believe such an action would be in the best interests of our stockholders. Any failure to obtain such approval could limit our business flexibility, harm our business and result in a decrease in the value of our common stock or convertible preferred stock.

We do not have cumulative voting and a small number of existing shareholders exert significant control over our company, which could limit your ability to influence the outcome of shareholder votes.

Our shareholders do not have the right to cumulative votes in the election of our directors. Cumulative voting, in some cases, could allow a minority group to elect at least one director to our board. Because there is no provision for cumulative voting, a minority group will not be able to elect any directors. Accordingly, the holders of a majority of the shares of common stock, present in person or by proxy, will be able to elect all of the members of our board of directors.

Our executive officers and directors, together with our largest shareholders, beneficially own a majority of our common stock as of August 31, 2014. As a result, these persons may be able to exercise significant influence over the outcome of shareholder votes, including votes concerning the election of directors, the adoption or amendment of provisions in our charter or bylaws and the approval of mergers and other significant corporate transactions.

From time to time we may make acquisitions. The failure to successfully integrate future acquisitions could harm our business, financial condition and operating results.

As a part of our business strategy, we have in the past and may make acquisitions in the future. We may also make significant investments in companies, products or technologies. If we fail to successfully integrate such acquisitions or significant investments, it could harm our business, financial condition and operating results. Risks that we may face in our efforts to integrate any recent or future acquisitions include, among others:

•	failure to realize anticipated savings and benefits from the acquisition;
•	difficulties in assimilating and retaining employees;
•	potential incompatibility of business cultures;
•	coordinating geographically separate organizations;
•	diversion of management’s attention from ongoing business concerns;
•	coordinating infrastructure operations in a rapid and efficient manner;
•	the potential inability to maximize our financial and strategic position through the successful incorporation of acquired technology and rights into our products and services;
•	potential difficulties in monetizing or defending our intellectual property portfolio;
•	failure of acquired technology or products to provide anticipated revenue or margin contribution;
•	insufficient revenues to offset increased expenses associated with the acquisition;
•	costs and delays in implementing or integrating common systems and procedures;
•	reduction or loss of customer orders due to the potential for market confusion, hesitation and delay;
•	impairment of existing customer, supplier and strategic relationships of either company;
•	insufficient cash flows from operations to fund the working capital and investment requirements;
•	difficulties in entering markets in which we have no or limited direct prior experience and where competitors in such markets have stronger market positions;
•	the possibility that we may not receive a favorable return on our investment, the original investment may become impaired or we may incur losses from these investments;
•	dissatisfaction or performance problems with the acquired company;
•	the assumption of risks of the acquired company that are difficult to quantify, such as litigation;
•	the cost associated with the acquisition; and
•	assumption of unknown liabilities or other unanticipated adverse events or circumstances.

Acquisitions present many risks, and we may not realize the financial and strategic goals that were contemplated at the time of any transaction. We cannot provide assurance that we will be able to successfully integrate any business, products, technologies or personnel that we may acquire in the future, and our failure to do so could harm our business, financial condition and operating results.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members.

We are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002, the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, the listing requirements of the Nasdaq Capital Market and other applicable securities rules and regulations. Compliance with these rules and regulations has increased and will continue to increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly, and increase demand on our systems and resources.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. For example, in 2010, the President signed into law the Dodd-Frank Act. Many aspects of the Dodd-Frank Act are subject to rulemaking and will take effect over several years, making it difficult to anticipate the overall financial impact on us. However, as we continue to review and monitor this new law and its associated regulations, we expect to incur additional operating costs that could have a material adverse effect on our financial condition and results of operations.

These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

As a public company that is subject to these rules and regulations, we may find that it is more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors and qualified executive officers.

We are subject to risks related to the provision of employee health care benefits and recent health care reform legislation.

In March 2010, comprehensive health care reform legislation under the Patient Protection and Affordable Care Act and the Health Care Education and Affordability Reconciliation Act was passed and signed into law. Provisions of the health reform legislation become effective at various dates over the next several years, and many of the regulations and guidance with respect to the health care reform legislation have not been implemented. Due to the breadth and complexity of the health reform legislation, the lack of implementing regulations and interpretive guidance, and the phased-in nature of the implementation, it is difficult to predict the overall impact of the health reform legislation on our business over the coming years. Our results of operations, financial position and cash flows could be materially adversely affected due to this health reform legislation.

Certain provisions in our charter documents and Delaware law could discourage takeover attempts and lead to management entrenchment.

Our certificate of incorporation and bylaws contain provisions that could have the effect of delaying or preventing changes in control or changes in our management without the consent of our board of directors. These provisions include:

•	the rights of the holders of our convertible preferred stock to elect up to two directors;

•	the rights of the holders of our convertible preferred stock to approve certain transactions and corporate actions;
•	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;
•	the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;
•	the ability of our board of directors to determine to issue shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;
•	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;
•	the requirement that a special meeting of stockholders may be called only by our board of directors, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors; and
•	advance notice procedures that stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

We are also subject to certain anti-takeover provisions under Delaware law. Under Delaware law, a corporation may not, in general, engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or, among other things, the board of directors has approved the transaction.

We adopted a tax benefits preservation plan, designed to preserve the value of certain income tax assets, primarily tax net operating loss carryforwards (“NOLs”), which may discourage acquisition and sale of large blocks of our stock and may result in significant dilution for certain stockholders.

On May 23, 2014, we adopted a tax benefits preservation plan in the form of a Tax Benefit Preservation Plan. The Tax Benefit Preservation Plan is designed to preserve stockholder value and the value of certain income tax assets primarily associated with NOLs by acting as a deterrent to any person acquiring beneficial ownership of 4.99% or more of our outstanding common stock (including shares of Series F Convertible Preferred Stock) without the approval of the Board. The Tax Benefit Preservation Plan may discourage existing 5% stockholders from selling their interest in a single block which may impact the liquidity of our common stock, may deter institutional investors from investing in our stock, and may deter potential acquirers from making premium offers to acquire us. These factors may depress the market price of our stock.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and estimated offering costs payable by us, will be approximately $     million.

We intend to principally use the net proceeds of this offering to continue to fund our efforts related to the monetization of our intellectual property portfolio, including the costs of ongoing litigation and other proceedings. Pending the use of the proceeds for other purposes, we also may use a portion of our net proceeds to enhance liquidity and operational flexibility, including removing certain limitations placed on our non-’972 patents by repaying all or a portion of our existing indebtedness and certain other obligations under our agreements with Fortress, including the monetization call option payment required in order to relieve our obligations to Fortress to pay it a portion of proceeds from monetization of our non-’972 patents. In addition, we may also use a portion of our net proceeds to acquire and invest in other products, technologies or businesses; however, we currently have no agreements or commitments to complete any such transaction and are not involved in negotiations to do so. The precise amount and timing of the application of such proceeds will depend upon our funding requirements and the availability and cost of other funds. We intend to use any remaining net proceeds from this offering for working capital and general corporate purposes. We have not yet determined the manner in which we will allocate the net proceeds, and management will retain broad discretion in the allocation and use of the net proceeds, including the possibility of restructuring or repaying debt and related obligations. The amount and timing of these expenditures will vary depending on a number of factors, including the amount of any cash generated by our operations, competitive and technological developments and the rate of growth, if any, of our business.

Our outstanding indebtedness under our credit agreement with Fortress consists of a Term Loan A, in the initial amount of $5.0 million and maturing on July 22, 2016, and a million Term Loan B, in the initial amount of $5.0 million and maturing on February 1, 2016. The interest rate on these term loans is 10.0%. As of August 31, 2014, Crossroads had an outstanding principal balance of $5.94 million.

In order to obtain Fortress’ consent to effect this offering and issue Series H Preferred Stock, we have agreed that, following the closing of this offering, we will maintain a minimum of $1,750,000 of unrestricted cash at each month end, and a portion of these proceeds may be used to fulfill that covenant.

Until we use the net proceeds of this offering, we intend to invest the net proceeds in short-term and immediate-term interest-bearing obligations, investment-grade securities, certificates of deposit or guaranteed obligations of the U.S. government.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. Except for dividends payable on our preferred stock, we currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends on our common stock in the foreseeable future. In addition, our Fortress loan prohibits us from paying dividends, making distributions or payments or redeeming, retiring or purchasing any of our capital stock, except that we are permitted to pay dividends on our Series H Preferred Stock, subject to our continued compliance with our Fortress credit agreement and related documents, and our Series F Convertible Preferred Stock that have dividend rights that rank senior to our common stock and include a covenant prohibiting us from paying dividends while at least 20% of the currently issued Series F Convertible Preferred Stock is outstanding prior to the payment of accrued dividends on the Series F Convertible Preferred Stock. Except as required by the terms of our preferred stock, any future determination to declare cash dividends will be made at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant, as well as limitations imposed by our credit agreements and the terms of our preferred stock.

The dividend rights of our Series H Preferred Stock are described in “Description of Series H Preferred Stock — Dividends.”

The Series F Convertible Preferred Stock has dividend rights described under the heading “Description of Capital Stock — 5.0% Series F Convertible Preferred Stock and Warrants Issued in Our March 2013 Private Placement — 5.0% Series F Convertible Preferred Stock — Dividend Rights.”

PRICE RANGE OF COMMON STOCK

Our common stock is listed on the Nasdaq Capital Market under the symbol “CRDS.” The following table sets forth the high and low closing price for our common stock for the periods indicated, without retail mark-up, mark-down or commission and may not represent actual transactions:

	Price
	High	Low
Fiscal Year Ended October 31, 2014
Fourth Quarter (through October 9, 2014)	$3.00	$2.17
Third Quarter	$3.68	$1.68
Second Quarter	$2.90	$2.07
First Quarter	$3.38	$1.03
Fiscal Year Ended October 31, 2013
Fourth Quarter	$1.70	$0.70
Third Quarter	$2.36	$1.60
Second Quarter	$2.36	$1.48
First Quarter	$3.55	$2.10
Fiscal Year Ended October 31, 2012
Fourth Quarter	$4.36	$3.43
Third Quarter	$6.38	$3.40
Second Quarter	$5.98	$4.77
First Quarter	$5.89	$4.86

On October 9, 2014, the last reported sale price of our common stock on the Nasdaq Capital Market was $2.57 per share. As of August 31, 2014, there were 15,427,489 shares of our common stock outstanding held by approximately 216 holders of record. The actual number of stockholders is greater than this number of record holders, and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of July 31, 2014:

•	on an actual basis; and
•	on an as adjusted basis to give effect to the issuance of shares of Series H Preferred Stock to the public by this prospectus and the application of assumed net proceeds of $ million, as described in “Use of Proceeds,” as if this offering had taken place on July 31, 2014.

You should read the information below in conjunction with the consolidated financial statements and the related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Quarterly Report on Form 10-Q for the three months ended July 31, 2014 and incorporated by reference into in this prospectus.

	As of July 31, 2014
	Actual	As Adjusted
	(unaudited, in thousands)
Cash and cash equivalents and restricted cash	$7,080
Long-term debt, excluding current portion, net of debt discount	$2,573
Stockholders’ equity:
Common stock, $0.001 par value, 25,000,000 shares authorized, 15,334,103 shares outstanding	15
5.0% Series F Convertible Preferred Stock, $0.001 par value, 25,000,000 shares authorized, 3,747,447 shares issued and outstanding, net	4
Series H Cumulative Perpetual Preferred Stock, $0.001 par value, shares authorized, shares issued and outstanding, net	—
Additional paid-in capital	225,937
Accumulated other comprehensive loss	(55)
Accumulated deficit	(224,462)
Total stockholders’ equity	1,439
Total capitalization	$4,012

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following tables present our selected consolidated financial and operating data for the periods indicated. The summary consolidated statement of operations data for the nine months ended July 31, 2014 and 2013 and the summary consolidated balance sheet data as of July 31, 2014 have been derived from our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the three months ended July 31, 2014 and incorporated by reference into this prospectus. The summary consolidated statement of operations data for the years ended October 31, 2013, 2012 and 2011 and the summary consolidated balance sheet data as of October 31, 2013 and 2012 have been derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended October 31, 2013 and incorporated by reference into this prospectus.

The summary financial information below should be read in conjunction with the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended October 31, 2013 and our Quarterly Report on Form 10-Q for the three months ended July 31, 2014, and incorporated by reference into this prospectus, and other financial information included elsewhere in this prospectus.

	Years Ended October 31,		Nine Months Ended July 31,
	2013	2012	2014	2013
			(Unaudited)
	(in thousands, except per share amounts)
Consolidated Statement of Operations Data:
Product revenue	$5,412	$5,856	$2,925	$4,203
IP license, royalty and other revenue	7,222	8,143	5,581	4,879
Total revenue(1)	$12,634	$13,999	$8,506	$9,082
Cost of product revenue	$777	$642	$578	$569
Cost of IP license, royalty and other revenue	2,401	2,301	934	1,887
Total cost of revenue	$3,178	$2,943	$1,512	$2,456
Gross profit	$9,456	$11,056	$6,994	$6,626
Sales and marketing expenses	$6,941	$6,386	$2,842	$5,640
Research and development	10,475	11,408	4,399	8,050
General and administrative expenses	4,728	3,590	3,664	3,513
Amortization of intangible assets	—	110	—	—
Total operating expenses	$22,144	$21,494	$10,905	$17,203
Loss from operations	$(12,688)	$(10,438)	$(3,911)	$(10,577)
Gain on settlement(2)	—	—	1,050	—
Loss before other expenses	$(12,688)	$(10,438)	$(2,861)	$(10,577)
Interest expense	$(539)	$(241)	$(662)	$(187)
Amortization of debt discount and issuance costs	(370)	—	(967)	(16)
Change in value of derivative liability(3)	1,538	—	(2,765)	771
Other expense	2	(17)	(17)	4
Net loss	$(12,057)	$(10,696)	$(7,272)	$(10,005)
Dividends attributable to preferred stock	$(2,208)	$—	$(400)	$(2,010)
Net loss attributable to common stockholders (basic and diluted)	$(14,265)	$(10,696)	$(7,672)	$(12,015)
Net loss per share attributable to common stockholders (basic and diluted)	$(1.20)	$(0.95)	$(0.56)	$(1.01)
Weighted-average shares outstanding used to compute net loss attributable to common stockholders (basic and diluted)	11,857,879	11,245,813	13,705,434	11,845,796

(1)	Total revenue has declined due to HP OEM SPHiNX product revenue rapidly declining in fiscal year 2014 as HP is transitioning to their own product, as well as revenue from IP licensing declining due to lack of revenues from one-time settlements.
(2)	On December 19, 2013, we and Iron Mountain Incorporated entered into a settlement agreement to end their contract involving the development of a co-branded product. We received $1.6 million in connection with the terminated contract in the first quarter of fiscal year 2014. We bifurcated the payment between amounts received for work performed on the development of the product of $550,000, and a gain from settlement of $1,050,000, included in “gain on settlement” income.
(3)	The Fortress warrants, Series F Convertible Preferred Stock and related warrants contained what is commonly known as a “full-ratchet” anti-dilution provision. This provision would cause fluctuations in the change in value of derivative liabilities due to changes in stock price. In January 2014, we and Fortress agreed to amend the warrant to remove this full-ratchet anti-dilution provision. In March 2014, the full-ratchet anti-dilution provisions in the Series F Convertible Preferred Stock and related warrants terminated.

	As of October 31,		As of July 31, 2014
	2013	2012
			(unaudited)
		(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$7,795	$6,895	$6,810
Restricted cash	—	—	270
Total current assets	11,103	10,427	9,864
Property and equipment, net	1,031	1,521	581
Other assets	256	76	91
Total assets	12,390	12,024	10,536
Long-term debt, net of discount and current portion(1)	6,984	1,370	2,573
Total liabilities	13,911	10,027	9,097
Total stockholders’ equity (deficit)(2)	(7,915)	1,997	1,439

(1)	Effective July 22, 2013, we entered into a credit agreement (the “Credit Agreement”) with Fortress Credit Co. LLC, an affiliate of Fortress Investment Group LLC (collectively referred to as “Fortress”) that provided for aggregate term loan commitments of up to $10.0 million. The Credit Agreement consisted of: Term Loan A in the principal amount of $5.0 million, maturing on July 22, 2016 and bearing no interest for the first 12 months and Term Loan B in the principal amount of $5.0 million, maturing on February 1, 2016 and bearing no interest for the first six months. We drew down the full $10.0 on Term Loan A and Term Loan B (collectively referred to as “Fortress Term Loans”) on July 24, 2013. The Fortress Term Loans accrue interest at 10% annually after the interest free period and interest is due monthly in arrears. We began making principal payments on Term Loan A in July 2014. The proceeds from the Fortress Term Loans were used to pay off our outstanding revolving credit and term loan with Silicon Valley Bank. During the nine months ended July 31, 2014, we made principal payments of approximately $2.0 million in excess of the contractual principal payment amounts.
(2)	Stockholders’ Equity

2013 Private Placement

On March 22, 2013, we entered into a securities purchase agreement with certain accredited investors for the issuance and sale in a private placement of 4,231,154 units at a purchase price of $2.0625 per unit, valued at $8.6 million, for net proceeds of approximately $7.9 million after related expenses. Each unit consists of one share of Series F Convertible Preferred Stock and a warrant to purchase one-half of a share of common stock equal per share of convertible preferred stock purchased, at an exercise price of $2.00 per whole share, subject to certain adjustments, resulting in the issuance of warrants to purchase an additional 2,282,754 shares of common stock with an exercise price of $2.00 per share.

The Certificate of Designation contains customary anti-dilution protection for proportional adjustments (e.g. stock splits). The Series F Convertible Preferred Stock previously included an anti-dilution provision that would adjust the conversion price of the Series F Convertible Preferred Stock to the issue price of any equity securities we issued at a price less than $2.0625 per share, subject to certain exceptions. This type of provision is commonly referred to as a “full-ratchet” anti-dilution provision. This “full-ratchet” provision is no longer in effect as it was removed from the Certificate of Designation on March 14, 2014 by the requisite approval of the holders of shares of our common stock and Series F Convertible Preferred Stock.

The full ratchet anti-dilution provisions in our convertible preferred stock and warrants issued in its March 2013 private placement (discussed above) were not in effect until those provisions were approved by a vote of our stockholders at its 2013 annual meeting held on June 21, 2013. Upon approval of these provisions the warrants were reclassified as a derivative liability and recorded at fair value. Also upon approval of the full ratchet anti-dilution provision the Series F Convertible Preferred Stock were potentially convertible into more shares of common stock than currently authorized, therefore those shares were classified in temporary equity. Upon the expiration of the full ratchet anti-dilution provisions in March 2014, we reclassified the preferred stock and warrants to permanent stockholders’ equity following the stockholders vote described in the preceding paragraph.

In accordance with ASC 815-40-25 and ASC 815-10-15 Derivatives and Hedging and ASC 480-10-25 Liabilities — Distinguishing Liabilities from Equity as approved by shareholders, the convertible preferred shares were accounted for net outside of stockholders’ equity at $6.4 million with the warrants accounted for as liabilities at their fair value of $0.8 million as of October 31, 2013. The ratchet included with the warrants expired during the second quarter of 2014 and as a result the value of the derivative warrant liability was $0 as of July 31, 2014.

2014 Private Placement

On March 31, 2014 we sold 1,986,622 units at $2.2565 per unit for gross proceeds to us of $4.5 million. Each unit consists of one share of common stock and a warrant to purchase one-half of a share of common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information concerning beneficial ownership of our capital stock as of October 3, 2014 by:

•	each stockholder, or group of affiliated stockholders, that we know owns more than 5% of our outstanding capital stock;
•	each of our executive officers;
•	each of our directors; and
•	all of our directors and executive officers as a group.

The following table lists the applicable percentage beneficial ownership based on 15,467,247 shares of common stock outstanding as of October 3, 2014. Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power or investment power with respect to the securities held. Shares of common stock subject to options currently exercisable or exercisable within 60 days of October 3, 2014 are deemed outstanding and beneficially owned by the person holding such options for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

Unless otherwise indicated, the principal address of each of the stockholders below is c/o Crossroads Systems, Inc., 11000 North MoPac Expressway, Austin, Texas 78759.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent
5% Stockholders
Lone Star Value Management, LLC	2,970,107	(1)	19.21%
ACT Capital Management, LLLP	1,904,123	(2)	9.9	%(2)
Diker Management, LLC and Affiliates	1,741,709	(3)	9.9	%(3)
Fortress Investment Group, LLC	1,454,545	(4)	8.6%
Thomas L. Wallace	980,937	(5)	6.3%
Executive Officers and Directors
Richard K. Coleman, Jr.	368,798	(6)	2.3%
David Cerf	776,158	(7)	4.9%
Brian Bianchi	693,707	(8)	4.4%
Jeffrey E. Eberwein	2,996,351	(9)	19.4%
Don Pearce	117,402	(10)	*
Robert G. Pearse	25,975	(11)	*
Galen Vetter	3,481	(12)	*
All current directors and executive officers as a group (9 persons)	5,155,026	(13)	29.6%

*	Less than 1%.
(1)	According to Form 4, filed October 3, 2014. Consists of 2,325,931 shares of our common stock beneficially owned directly by Lone Star Value Investors, LP (“Lone Star Value LP”). Also includes warrants to purchase 644,176 shares of our common stock issued in connection with our March 2014 private placement. Lone Star Value Investors GP, LLC (“Lone Star Value GP”) is the general partner of, and controls, Lone Star Value LP. Lone Star Value Management, LLC (“Lone Star Management”) exercises contractual voting and investment control over securities held by Lone Star Value LP. Jeffrey E. Eberwein, the Chairman of our Board of Directors, is the managing member of Lone Star Management and exercises indirect voting and investment control over these securities. By reason of these relationships, each of Lone Star Value LP, Lone Star Value GP, Lone Star Management and Mr. Eberwein

may be deemed to share the power to vote or direct the vote and to dispose or direct the disposition of the shares directly beneficially owned by Lone Share Value LP as indicated above. The address for each of the Lone Star Value entities is 53 Forest Avenue, 1st Floor, Old Greenwich, Connecticut 06870.
(2)	According to Schedule 13G/A filed February 13, 2014 and updated information based upon the exercise of warrants. Consists of (a) 835,576 shares of common stock, and (b) 6,195 shares of common stock issuable upon exercise of warrants. Also includes 708,235 shares of Series F Convertible Preferred Stock and warrants to purchase 354,117 shares of common stock issued in our March 2013 private placement. The convertible preferred stock and associated warrants are subject to a 9.99% blocking provision. Amir L. Ecker and Carol G. Frankenfield are the General Partners of ACT Capital Management, LLLP. Investment decisions made on behalf of ACT Capital Management, LLLP are made primarily by its General Partners. The address for ACT Capital Management, LLLP is 2 Radnor Corporate Center, Suite 111, Radnor, Pennsylvania 19087.
(3)	According to Schedule 13G/A filed February 14, 2012, includes 418,143 shares of common stock owned by Diker Management, LLC, a Delaware limited liability company (“Diker Management”), over which by Diker GP, LLC, a Delaware limited liability company (“Diker GP”) shares beneficial ownership. Also includes 727,272 shares of Series F convertible preferred stock and warrants to purchase 363,635 shares of common stock purchased in our March 2013 private placement. The convertible preferred stock and associated warrants are subject to a 9.99% blocking provision. Also includes 155,106 shares of common stock and warrants to purchase 77,553 shares of our common stock issued in connection with our March 2014 private placement. Diker GP, is the general partner to the Delaware limited partnerships Diker Value Tech Fund, LP (“VT”), Diker Value Tech QP Fund, LP (“VTQP”), Diker Small Cap Fund, LP (“SC”), the Diker Small Cap QP Fund, LP (“SCQP”) and Diker Micro Cap Fund LP (“MC”) with respect to the Stock directly owned by VT, VTQP, SC, SCQP and MC (collectively, the “Diker Funds”). Diker Management is the investment manager of the Diker Funds, with respect to the shares of common stock held by the Diker Funds. As the sole general partner of the Diker Funds, Diker GP, has the power to vote and dispose of the shares of the common stock owned by the Diker Funds and, accordingly, may be deemed the beneficial owner of such shares. Pursuant to investment advisory agreements, Diker Management serves as the investment manager of the Diker Funds. Accordingly, Diker Management may be deemed the beneficial owner of shares held by the Diker Funds. Charles M. Diker and Mark N. Diker are the managing members of each of Diker GP and Diker Management, and in that capacity direct their operations. Therefore, Charles M. Diker and Mark N. Diker may be beneficial owners of shares beneficially owned by Diker GP and Diker Management. The Diker parties disclaim all beneficial ownership, however, as affiliates of a registered investment adviser, and in any case disclaim beneficial ownership except to the extent of their pecuniary interest in the shares. The address for the Diker parties is 730 Fifth Avenue, 15th Floor, New York, NY 10019.
(4)	According to Schedule 13G filed August 2, 2013. Consists of 1,454,545 shares subject to warrants held by CF DB EZ LLC. Drawbridge Special Opportunities Fund LP owns 95% of CF DB EZ LLC. Drawbridge Special Opportunities GP LLC is the general partner of Drawbridge Special Opportunities Fund LP. Fortress Principal Investment Holdings IV LLC (“FPIH IV”) is the sole managing member of Drawbridge Special Opportunities GP LLC. Drawbridge Special Opportunities Advisors LLC (“DSOA”) is the investment advisor of Drawbridge Special Opportunities Fund LP. FIG LLC is the sole managing member of DSOA, and Fortress Operating Entity I LP (“FOE I”) is the sole managing member of FIG LLC and FPIH IV. FIG Corp. is the general partner of FOE I, and FIG Corp. is wholly-owned by Fortress Investment Group LLC. Peter L. Briger, Jr. and Constantine M. Dakolias are co-Chief Investment Officers of Fortress Investment Group LLC’s Credit business, which includes CF DB EZ LLC, and have the power to vote and dispose of these shares. The address for each of the Fortress persons and entities is c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, New York 10105, Attention: Chief Compliance Officer.
(5)	According to Schedule 13G filed November 17, 2011 and Form 4 filed September 10, 2012. Consists of (i) 707,500 shares (the “Fund Shares”) of common stock held by Compass Global Fund, LTD (“Fund”), (ii) warrants to purchase 234,375 shares (together with the Fund Shares, the “Fund Securities”) of common stock held by Fund, (iii) 31,250 shares of common stock held by Thomas L. Wallace, and (iv) warrants to purchase 7,812 shares of common stock held by Mr. Wallace. Fund is a share class of Compass Global Management, LTD. Mr. Wallace, as a Director and Manager of Compass, shares voting and dispositive power over the shares held by Fund. Mr. Wallace disclaims beneficial ownership of the Fund Securities (except to the extent of any pecuniary interest therein). The address for Compass, Fund and Mr. Wallace is 795 Ridge Lake Blvd., Ste. 106, Memphis, Tennessee 38120.

(6)	Consists of 368,798 shares of common stock issuable upon exercise of options exercisable within 60 days of October 3, 2014.
(7)	Consists of 343,420 shares of common stock, 3,831 shares of Series F Convertible Preferred Stock, 427,087 shares of common stock issuable upon exercise of options exercisable within 60 days of October 3, 2014 and 1,820 shares of common stock issuable upon exercise of warrants exercisable within 60 days of October 3, 2014.
(8)	Consists of 406,672 shares of common stock and 287,035 shares of common stock issuable upon exercise of options exercisable within 60 days of October 3, 2014.
(9)	Consists of 2,325,931 shares of common stock and warrants to purchase 644,176 shares of our common stock held directly by Lone Star Value Investors, LP and 22,763 shares of common stock and 3,481 shares of common stock issuable upon exercise of options exercisable with 60 days of October 3, 2014 held directly by Mr. Eberwein. See footnote (1) above for a description of the shares held by Lone Star Value Investors, LP. Mr. Eberwein disclaims beneficial ownership of the shares of common stock held by Lone Star Value Investors, LP except to the extent of any pecuniary interest therein.
(10)	Consists of 37,500 shares of common stock and 79,902 shares of common stock issuable upon exercise of options exercisable within 60 days of October 3, 2014.
(11)	Consists of 100 shares of common stock and 25,875 shares of common stock issuable upon exercise of options exercisable within 60 days of October 3, 2014.
(12)	Consists of 3,481 shares of common stock issuable upon exercise of options exercisable within 60 days of October 3, 2014.
(13)	Consists of 3,183,840 shares of common stock, 5,367 shares of Series F Convertible Preferred Stock, 1,319,093 shares of common stock issuable upon exercise of options exercisable within 60 days of October 3, 2014 and 646,726 shares of common stock issuable upon exercise of warrants exercisable within 60 days of October 3, 2014.

DESCRIPTION OF SERIES H PREFERRED STOCK

The terms of the Series H Preferred Stock will be contained in a Certificate of Designation that will amend our Amended and Restated Certificate of Incorporation. The following description is a summary of the material provisions of the Series H Preferred Stock and the Certificate of Designation. It does not purport to be complete. You are strongly encouraged to read the Certificate of Designation because it, and not this description, defines your rights as a holder of shares of Series H Preferred Stock. We will file the Certificate of Designation with an amendment to the registration statement of which this prospectus forms a part.

General

Our Board of Directors, acting through a duly appointed special committee, intends to classify      shares of our authorized but unissued preferred stock as, and will approve a Certificate of Designation creating, a series of our preferred stock, designated as the     % Series H Cumulative Perpetual Preferred Stock. When issued in accordance with the underwriting agreement, the Series H Preferred Stock will be validly issued, fully paid and nonassessable.

Ranking

The Series H Preferred Stock will rank, with respect to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of our affairs:

•	senior to all classes or series of our common stock, and to any other class or series of our capital stock expressly designated as ranking junior to our Series H Preferred Stock, including our Series G Participating Preferred Stock, which was authorized in connection with our Tax Benefit Preservation Plan, which we refer to collectively as Junior Stock;
•	on parity with any other class or series of our capital stock expressly designated as ranking on parity with our Series H Preferred Stock, which we refer to as Parity Stock; and
•	junior to any other class or series of our capital stock expressly designated as ranking senior to our Series H Preferred Stock, including our Series F Convertible Preferred Stock, which senior-ranking stock we refer to collectively as Senior Stock.

As of September 5, 2014, there were 3,672,697 shares of our Series F Convertible Preferred Stock outstanding. Please see “Description of Capital Stock — 5.0% Series F Convertible Preferred Stock and Warrants Issued in our March 2013 Private Placement” for information regarding the rights, privileges and preferences of our Series F Convertible Preferred Stock.

The term “capital stock” does not include convertible or exchangeable debt securities, which, prior to conversion or exchange, rank senior in right of payment to our Series H Preferred Stock. Our Series H Preferred Stock will also rank junior in right of payment to our other existing and future debt obligations.

Dividends

Holders of shares of the Series H Preferred Stock are entitled to receive, when, as and if declared by our board of directors, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of     % of the $25.00 per share liquidation preference per annum (equivalent to $      per annum per share). Dividends on the Series H Preferred Stock shall accrue daily and be cumulative from, and including, the date of original issue and shall be payable quarterly on the last day of each January, April, July and October, each of which we refer to as a dividend payment date; provided that if any dividend payment date is not a Business Day (as defined below), then the dividend which would otherwise have been payable on that dividend payment date may be paid on the next succeeding business day, and no interest, additional dividends or other sums will accrue on the amount so payable for the period from and after that dividend payment date to that next succeeding business day. The first dividend on the Series H Preferred Stock is scheduled to be paid on February 2, 2015 in the amount of $      per share (comprised of all amounts owed from the initial issuance date through January 31, 2015) to the persons who are the holders of record of the Series H Preferred Stock at the close of business on the corresponding record date, which will be January 15, 2015. Any dividend payable on the Series H Preferred Stock, including dividends payable for any partial dividend period, will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Dividends will be payable to holders of record as they appear in our stock records for the Series H Preferred Stock at the close of business on the applicable record date, which shall be the 15th day of each January, April, July and October, whether or not a business day, in which the applicable dividend payment date falls, or such other date designated by our Board of Directors or an officer that is not more than 30 days nor less than ten days prior to such dividend payment date, each of which we refer to as a dividend record date.

No dividends on shares of Series H Preferred Stock shall be authorized by our board of directors or paid or set apart for payment by us at any time when the payment thereof would be unlawful under the laws of the State of Delaware, or when the terms and provisions of any agreement of ours, including any agreement relating to our indebtedness (the “Limiting Documents”), prohibit the authorization, payment or setting apart for payment thereof or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the Limiting Documents or a default under the Limiting Documents, or if the authorization, payment or setting apart for payment shall be restricted or prohibited by law. You should review the information appearing above under “Risk Factors — We could be prevented from paying dividends on the Series H Preferred Stock” for information as to, among other things, other circumstances under which we may be unable to pay dividends on the Series H Preferred Stock.

Notwithstanding the foregoing, dividends on the Series H Preferred Stock will accrue regardless of whether (i) the terms of any Senior Stock (as defined above) we may issue or agreements we may enter into, including any documents governing our indebtedness, at any time prohibit the current payment of dividends, (ii) we have earnings, (iii) there are funds legally available for the payment of such dividends; or (iv) such dividends are declared by our board of directors. No interest, or sum in lieu of interest, will be payable in respect of any dividend payment or payments on the Series H Preferred Stock which may be in arrears, and holders of the Series H Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends described above. Any dividend payment made on the Series H Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to those shares.

Future distributions on our common stock and preferred stock, including the Series F Convertible Preferred Stock and the Series H Preferred Stock offered pursuant to this prospectus, will be at the discretion of our board of directors and will depend on, among other things, our results of operations, cash flow from operations, financial condition and capital requirements, any debt service requirements and any other factors our board of directors deems relevant. Accordingly, we cannot guarantee that we will be able to make cash distributions on our preferred stock or what the actual distributions will be for any future period.

Unless full cumulative dividends on the Series H Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods, no dividends (other than in shares of common stock or in shares of any series of preferred stock that we may issue ranking junior to the Series H Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment upon shares of our common stock or preferred stock that we may issue ranking junior to or on parity with the Series H Preferred Stock as to dividends or upon liquidation. Nor shall any other distribution be declared or made upon shares of our common stock or preferred stock that we may issue ranking junior to or on parity with the Series H Preferred Stock as to dividends or upon liquidation. In addition, any shares of our common stock or preferred stock that we may issue ranking junior to or on parity with the Series H Preferred Stock as to dividends or upon liquidation shall not be redeemed, purchased or otherwise acquired for any consideration (or any moneys paid to or made available for a sinking fund for the redemption of any such shares) by us (except as mandatorily required by the terms of such equity security or by conversion into or exchange for our other capital stock that we may issue ranking junior to the Series H Preferred Stock as to dividends and upon liquidation).

When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series H Preferred Stock and the Parity Stock, all dividends declared upon the Series H Preferred Stock and any Parity Stock shall be declared pro rata so that the amount of dividends declared per share of Series H Preferred Stock and such other series of preferred stock that we may issue shall in all cases bear to each other the same ratio that accrued dividends per share on the Series H Preferred Stock and such Parity Stock that we may issue (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series H Preferred Stock which may be in arrears.

Whenever dividends on any shares of Series H Preferred Stock are in arrears for six or more quarterly dividend periods, whether or not consecutive, which event we refer to as a Dividend Penalty Event, the dividend rate specified shall be increased to the rate of % of the $25.00 per share stated liquidation preference per annum (equivalent to $      per annum per share), which we refer to as the Penalty Rate, which is an increase of two percentage points in the dividend rate that is in place when we are not in default. This Penalty Rate shall remain in effect until all accrued but unpaid dividends on the Series H Preferred Stock have been paid in full and we shall have paid all dividends due on the Series H Preferred Stock for the two most recently ended quarterly dividend payment periods, at which time the dividend rate shall revert to the rate of     % of the $25.00 per share stated liquidation preference per annum otherwise specified for the next occurring dividend payment period and shall remain at     % until a subsequent Dividend Penalty Event shall occur.

Whenever a Delisting Event (as defined herein) occurs, the dividend rate specified shall be increased to the Penalty Rate. For purposes hereof a Delisting Event shall have occurred if, after            , 2014 the Series H Preferred Stock is not listed for trading on a National Market or listed or quoted on an exchange or quotation system that is a successor to a National Market for a period of 180 consecutive days. The Penalty Rate shall remain in effect until the Series H Preferred Stock is listed on a National Market, at which time the dividend rate shall revert to the rate of % of the $25.00 per share stated liquidation preference per annum otherwise specified for the next occurring dividend payment period and shall remain at % until a subsequent Delisting Event shall occur.

If a Dividend Penalty Event or Delisting Event has occurred, we can, until the Penalty Rate no longer applies, elect to pay dividends on the Series H Preferred Stock, including all accrued but unpaid dividends, by issuing to the holders thereof (i) if our common stock is then listed on a National Market and to the extent permitted under the rules of the National Market on which such shares are listed, shares of our common stock (based on the volume weighted average daily trading price for the 10 trading day period ending on the Business Day immediately preceding the payment) and cash in lieu of any fractional share, or (ii) if our common stock is not listed on a National Market, additional shares of Series H Preferred Stock with a liquidation value equal to the amount of the dividend and cash in lieu of any fractional share.

We refer to a Business Day as any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

Liquidation Preference

Upon the voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before any distribution or payment shall be made to the holders of any common stock or any other class or series of Junior Stock but after any distributions legally required to be made to our Senior Stock, including the Series F Convertible Preferred Stock, the holders of Series H Preferred Stock shall be entitled to receive out of its assets legally available for distribution to stockholders, liquidating distributions in the amount of the liquidation preference, or $25.00 per share, plus an amount equal to all dividends (whether or not declared) accrued and unpaid thereon to and including the date of payment. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series H Preferred Stock will have no right or claim to any of our remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series H Preferred Stock and the corresponding amounts payable on all Senior Stock and Parity Stock, then after payment of the liquidating distribution on all outstanding Senior Stock, the holders of the Series H Preferred Stock and all other such classes or series of Parity Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. For such purposes, a merger or other corporate reorganization in which our stockholders receive cash or securities of another corporation or entity (except in connection with a consolidation or merger in which the holders of our voting stock immediately before the consolidation or merger will in the aggregate own more than 50% of the voting shares of the continuing or surviving corporation after the consolidation or merger) shall be treated as a deemed liquidation. Written notice of any such liquidation, dissolution or winding up shall be given not less than 30, but not more than 60, days prior to the payment date to each record holder.

The Certificate of Designation for the Series H Preferred Stock will not contain any provision requiring funds to be set aside to protect the liquidation preference of the Series H Preferred Stock.

Limited Voting Rights

Holders of shares of our Series H Preferred Stock generally do not have any voting rights, except as set forth below.

So long as any shares of our Series H Preferred Stock remain outstanding, we will not, without the consent or the affirmative vote of the holders of at least a majority of the outstanding shares of our Series H Preferred Stock, either at a meeting of stockholders or by written consent, amend, alter or repeal the provisions of our Certificate of Incorporation, including the terms of our Series H Preferred Stock, whether by merger or consolidation, so as to materially and adversely affect the rights, preferences, privileges or voting powers of our Series H Preferred Stock, taken as whole. In the event of an amendment to the terms of the Series H Preferred Stock, including by merger or consolidation, so long as our Series H Preferred Stock remains outstanding with the terms of our Series H Preferred Stock materially unchanged or the Series H Preferred Stock are converted into or exchanged for, preference securities of the surviving entity or its ultimate parent with such rights, preferences, privileges and voting powers, taken as a whole, not materially less favorable to the holders of the Series H Preferred Stock than the rights, preferences, privileges and voting powers of the Series H Preferred Stock taken as a whole, the occurrence of such event shall not be deemed to materially and adversely effect the Series H Preferred Stock. If, in a transaction described the previous sentence, holders of shares of our Series H Preferred Stock receive the $25.00 per share liquidation preference, then such holders shall not have any voting rights with respect to such events described above. Notwithstanding the foregoing, if the occurrence of any of the events described above materially and adversely affects the rights, preferences, privileges or voting power of our Series H Preferred Stock disproportionately relative to other series of preferred stock on parity with our Series H Preferred Stock, the affirmative vote of the holders of at least a majority of the outstanding shares of our Series H Preferred Stock is required, unless one of the exceptions described above applies.

Holders of shares of our Series H Preferred Stock will not be entitled to vote with respect to any increase in the total number of authorized shares of our common stock or preferred stock, any increase in the number of authorized shares of Series H Preferred Stock or the creation or issuance of any other class or series of capital stock, or any increase in the number of authorized shares of any other class or series of capital stock, in each case ranking on parity with or junior to our Series H Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the affairs of Crossroads.

Holders of shares of our Series H Preferred Stock will not have any voting rights with respect to, and the consent of the holders of shares of our Series H Preferred Stock is not required for, the taking of any corporate action, including any merger or consolidation involving us or a sale of all or substantially all of our assets, regardless of the effect that such merger, consolidation or sale may have upon the powers, preferences, voting power or other rights or privileges of our Series H Preferred Stock, except as set forth above.

In any matter in which the Series H Preferred Stock may vote (as expressly provided in the Certificate of Designation creating the Series H Preferred Stock), each share of Series H Preferred Stock will be entitled to one vote.

Without the consent of the holders of the Series H Preferred Stock, so long as such action does not materially and adversely affect the special rights, preferences, privileges and voting powers of the Series H Preferred Stock, taken as a whole, and to the extent permitted by law, we may amend, alter, supplement, or repeal any terms of our Certificate of Incorporation or the Certificate of Designation for the Series H Preferred Stock for the following purposes:

•	to cure any ambiguity, or to cure, correct, or supplement any provision that may be ambiguous, defective, or inconsistent; or

•	to make any provision with respect to matters or questions relating to the Series H Preferred Stock that is not inconsistent with the provisions of the Certificate of Designation for the Series H Preferred Stock;

provided that any such amendment, alteration, supplement or repeal of any terms of the Series H Preferred Stock effected in order to conform the terms that are not in the Certificate of Designation for the Series H Preferred Stock to the description of the terms of the Series H Preferred Stock set forth in this prospectus relating to the offer and sale of the Series H Preferred Stock, shall be deemed not to adversely affect the rights, preferences, privileges and voting powers of the Series H Preferred Stock, taken as a whole.

Maturity

The Series H Preferred Stock does not have any stated maturity date and will not be subject to any sinking fund or redemption provisions.

Book Entry Procedures

The Depository Trust Company & Clearing Corporation, which we refer to as DTC, will act as securities depositary for the Series H Preferred Stock. We will issue one or more fully registered global securities certificates in the name of DTC’s nominee, Cede & Co. These certificates will represent the total aggregate number of shares of Series H Preferred Stock. We will deposit these certificates with DTC or a custodian appointed by DTC. We will not issue certificates to you for the Series H Preferred Stock that you purchase, unless DTC’s services are discontinued as described below.

Title to book-entry interests in the Series H Preferred Stock will pass by book-entry registration of the transfer within the records of DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the securities may be transferred within DTC in accordance with procedures established for these purposes by DTC.

Each person owning a beneficial interest in the Series H Preferred Stock must rely on the procedures of DTC and the participant through which such person owns its interest to exercise its rights as a holder of the Series H Preferred Stock.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants, referred to as Direct Participants, deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly, referred to as Indirect Participants. The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

When you purchase the Series H Preferred Stock within the DTC system, the purchase must be made by or through a Direct Participant. The Direct Participant will receive a credit for the Series H Preferred Stock on DTC’s records. You, as the actual owner of the Series H Preferred Stock, are the beneficial owner of the shares. Your beneficial ownership interest will be recorded on the Direct and Indirect Participants’ records, but DTC will have no knowledge of your individual ownership. DTC’s records reflect only the identity of the Direct Participants to whose accounts Series H Preferred Stock is credited.

You will not receive written confirmation from DTC of your purchase. The Direct or Indirect Participants through whom you purchased the Series H Preferred Stock should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The Direct and Indirect Participants are responsible for keeping an accurate account of the holdings of their customers like you.

Transfers of ownership interests held through Direct and Indirect Participants will be accomplished by entries on the books of Direct and Indirect Participants acting on behalf of the beneficial owners.

The laws of some states may require that specified purchasers of securities take physical delivery of the Series H Preferred Stock in definitive form. These laws may impair the ability to transfer beneficial interests in the global certificates representing the Series H Preferred Stock.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

We understand that, under DTC’s existing practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global security such as you desires to take any action which a holder is entitled to take under our certificate of incorporation, as amended or supplemented, DTC would authorize the Direct Participants holding the relevant shares to take such action, and those Direct Participants and any Indirect Participants would authorize beneficial owners owning through those Direct and Indirect Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

In those instances where a vote is required, neither DTC nor Cede & Co. itself will consent or vote with respect to the Series H Preferred Stock. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Series H Preferred Stock is credited on the record date, which are identified in a listing attached to the omnibus proxy.

Dividends on the Series H Preferred Stock will be paid directly to DTC. DTC’s practice is to credit participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on that payment date.

Payments by Direct and Indirect Participants to beneficial owners such as you will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of the participant and not of DTC, us or any agent of ours.

DTC may discontinue providing its services as securities depositary with respect to the Series H Preferred Stock at any time by giving reasonable notice to us. Additionally, we may decide to discontinue the book-entry only system of transfers with respect to the Series H Preferred Stock. In that event, we will print and deliver certificates in fully registered form for the Series H Preferred Stock. If DTC notifies us that it is unwilling to continue as securities depositary, or if it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, we will issue the Series H Preferred Stock in definitive form, at our expense, upon registration of transfer of, or in exchange for, such global security.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Initial settlement for the Series H Preferred Stock will be made in immediately available funds. Secondary market trading between DTC’s participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

DESCRIPTION OF WARRANTS

The terms of the warrants being issuing in this offering will be contained in a warrant agreement and form of warrant. The following description is a summary of the material terms and provisions of the warrants. The following description is subject to, and qualified in its entirety by, the warrant agreement and form of warrant, which will be filed with an amendment to the registration statement of which this prospectus forms a part. You are strongly encouraged to read the warrant agreement and form of warrant because they, and not this description, will define your rights as a holder of warrants.

Term

The warrants are exercisable beginning on the date of original issuance and ending the date that is three years after the date of original issuance.

Exercise Price

Each warrant will be exercisable for the purchase of      of a share of common stock at an exercise price of $     per whole share, payable in U.S. dollars. The exercise price, number of shares issuable on exercise of the warrants, are subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, stock issuances, reclassifications or similar events affecting our common stock.

Exercisability

Subject to the limitations described below, holders may exercise the warrants beginning on the date of issuance and at any time during the applicable term of the warrant. The warrants will be exercisable, at the option of each holder, in whole or in part (but not as to fractional shares), by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the warrant to the extent that the holder would own more than 4.9% of the outstanding common stock after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding common stock after exercising the holder’s warrants up to 9.9% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. No fractional shares of common stock will be issued in connection with the exercise of a warrant. Instead, we may elect to either pay cash equal to the product of such fraction multiplied by the closing price of one warrant share on the date of exercise or have the number of shares of common stock exercised will be rounded up to the nearest whole number.

No warrants will be exercisable unless, at the time of exercise, there is either (i) an effective registration statement registering the issuance of the shares underlying those warrants to the holder and a prospectus relating to those shares is current or (ii) an exemption from registration is available and we have obtained an opinion of counsel to that effect. We will attempt to maintain the effectiveness of a current prospectus covering the common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so and we may not be able to maintain our eligibility to use such current prospectus. If the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if we are not eligible to use such current prospectus or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, the warrants may have no value.

Delivery of Shares

Upon the holder’s due exercise of a warrant, we will promptly, but in no event later than three trading days after the exercise date, issue and deliver, or cause to be issued and delivered, the shares of common stock issuable upon exercise of the warrant. In addition, we will, if the holder provides the necessary information to us, issue and deliver the shares electronically through The Depository Trust Company through its Deposit Withdrawal Agent Commission System or another established clearing corporation performing similar functions.

Cashless Exercise

If, at the time a holder exercises its warrant, there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of the shares underlying the warrant to the holder, and an exemption from registration permitting cashless exercise of the warrant and the public resale of the underlying shares is available, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may only exercise its warrant (either in whole or in part) on a cashless basis and receive upon such exercise the net number of shares of common stock determined according to a formula set forth in the warrant. Except in this limited circumstance, the warrants do not permit cashless exercise.

Transferability

Subject to applicable laws and the restriction on transfer set forth in the warrant, the warrant may be transferred at the option of the holder upon surrender of the warrant to us together with the appropriate instruments of transfer.

Authorized Shares

During the period the warrants are outstanding, we will reserve from our authorized and unissued common stock a sufficient number of shares to provide for the issuance of shares of common stock underlying the warrants upon the exercise of such warrants.

Exchange Listing

We do not plan on making an application to list the warrants on any national securities exchange or other nationally recognized trading system. We do not intend to make a market in the warrants and do not expect that one will develop. Therefore, the warrant holders may have to hold the warrants they purchase in this offering, until such time, if any, as they wish to exercise them.

Fundamental Transactions

In the event of any fundamental transaction, as described in the warrants and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our common stock, then upon any subsequent exercise of a warrant, the holder shall have the right to receive as alternative consideration, for each share of our common stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the consideration receivable upon or as a result of such transaction by a holder of the number of shares of our common stock for which the warrant is exercisable immediately prior to such event.

Right as a Stockholder

Except as otherwise provided in the warrants or by virtue of such holder’s separate ownership of shares of our common stock, the holders of the warrants will not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their warrants.

Warrant Agent

The warrants will be issued in registered form under a warrant agreement between the Transfer Agent, as warrant agent, and us. The main address of the Transfer Agent is American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, NY 11219.

Amendments

We and the warrant agent may amend the warrant agreement or the warrants without the consent of any holders for the purpose of, among other things, curing ambiguities or defective provisions, appointing a successor warrant agent, or amending the warrants in any manner that we deem necessary or desirable and that will not adversely affect the interests of the holders in any material respect. However, we may only add, change or eliminate provisions of the warrant agreement or modify the rights of the holders of warrants, including any amendment that adversely affects the exercise rights of the holders in a material respect, with the consent of the holders of not fewer than a majority of the then unexercised warrants affected by such amendment.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the rights of our existing capital stock and certain provisions of our certificate of incorporation and bylaws. For more detailed information, please see our certificate of incorporation and bylaws filed as exhibits to the registration statement of which this prospectus is a part. For a description of our Series H Preferred Stock, please refer to “Description of Series H Preferred Stock” elsewhere in this prospectus.

General

Our authorized capital stock consists of 100,000,000 shares, with a par value of $0.001 per share, of which:

•	75,000,000 shares are designated as common stock; and
•	25,000,000 shares are designated as preferred stock.

At August 31, 2014, we had outstanding 15,427,489 shares of common stock, held of record by approximately 216 holders. In addition, as September 5, 2014, we had outstanding 3,672,697 shares of 5.0% Series F Convertible Preferred Stock, warrants to purchase a total of 5,426,664 shares of common stock and options to purchase a total of 3,092,584 shares of common stock. Of the outstanding options, 1,985,652 were vested and exercisable.

Our common stock is listed on the Nasdaq Capital Market under the symbol “CRDS.” We have filed an application to list the Series H Preferred Stock on the Nasdaq Capital Market under the symbol “CRDSH.” If that application is approved, trading of the Series H Preferred Stock on the Nasdaq Capital Market is expected to begin within 30 days after the date of initial delivery of the Series H Preferred Stock.

Common Stock

Each share of our common stock has one vote on each matter submitted to a vote of our stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefor. In the event we dissolve, holders of common stock are entitled to share ratably the net assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive, conversion or subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

5.0% Series F Convertible Preferred Stock and Warrants Issued in our March 2013 Private Placement

March 2013 Private Placement

On March 22, 2013, we entered into a securities purchase agreement with certain accredited investors for the issuance and sale in a private placement of 4,231,154 units at a purchase price of $2.0625 per unit for net proceeds of approximately $7.9 million after placement fees. We also issued warrants to purchase 167,176 shares of our common stock, par value $0.001 per share, to the designees of the placement agent as part of its fees. The closing of the private placement occurred on March 28, 2013.

Each unit consists of one share of 5.0% Series F Convertible Preferred Stock, par value $0.001 per share, which we refer to as the “Series F Convertible Preferred Stock,” and warrants to purchase shares of common stock equal to one-half of the number of shares of our Series F Convertible Preferred Stock purchased, at an exercise price of $2.00 per whole share. We used the net proceeds of the private placement for general working capital purposes.

On February 28, 2013, we issued promissory notes to two investors, referred to as the “noteholders,” for an aggregate principal amount of $550,000. Pursuant to the terms of the promissory notes, both noteholders had the right to convert the outstanding amounts under their promissory notes into units at a discount of 15% to the issue price of the units. Each noteholder exercised this right and received 188,235 units, for the noteholder converting $330,000 of promissory notes and interest, and 156,863 units, for the noteholder converting $275,000 of promissory notes and interest.

The descriptions of the purchase agreement, the registration rights agreement, the Certificate of Designation for the Series F Convertible Preferred Stock, the warrants and the transactions contemplated therein in this prospectus are qualified in their entirety by reference to the full text of such agreements and instruments, which are filed as exhibits to the registration statement of which this prospectus is a part. These agreements and instruments are not intended to provide any other factual information about us. The transaction documents contain certain representations, warranties and indemnifications resulting from any breach of such representations or warranties. Investors and securityholders should not rely on the representations and warranties as characterizations of the actual state of facts because they are made only as of the respective dates of such documents. In addition, information concerning the subject matter of the representations and warranties may change after the respective dates of such documents, and such subsequent information may not be fully reflected in our public disclosures.

5.0% Series F Convertible Preferred Stock

Pursuant to the Series F purchase agreement, we issued an aggregate of 4,231,154 shares of our Series F Convertible Preferred Stock to the investors. The Series F Convertible Preferred Stock has the rights, qualifications, limitations and restrictions set forth in the Certificate of Designation filed with the Secretary of State of the State of Delaware on March 28, 2013. The Certificate of Designation authorizes for issuance up to 4,500,000 shares of Series F Convertible Preferred Stock, with 3,750,000 shares designated as “Sub-Series F-1” and 750,000 shares designated as “Sub-Series F-2.”

As of the date hereof, 558,457 shares of Series F Convertible Preferred Stock have been converted into common stock at the option of the holders and 3,672,497 shares of Series F Convertible Preferred Stock remain outstanding.

Conversion Rights

Under the Certificate of Designation, each share of Series F Convertible Preferred Stock is initially convertible into one share of common stock plus the number of shares of common stock determined by dividing the amount (if any) of accrued but unpaid dividends on the Series F Convertible Preferred Stock by the conversion price, which is initially $2.0625 per share and subject to adjustment as described below. Each share of Series F Convertible Preferred Stock may be converted:

•	at the option of the holder at any time; or
•	at our option within one trading day after any such time that:
º	the common stock trades for a price that exceeds three times the conversion price,
º	there is an effective registration statement for the resale of all of the shares of common stock issuable upon conversion of the Series F Convertible Preferred Stock and upon exercise of the warrants or all of the shares issuable upon conversion or exercise may be resold pursuant to Rule 144 without volume or manner-of-sale restrictions or current public information requirements; and
º	the average daily trading volume of the common stock exceeds 100,000 shares for 20 consecutive trading days.

The right of holders of Series F Convertible Preferred Stock to convert the Series F Convertible Preferred Stock is subject to a 9.99% beneficial ownership limitation for holders of Sub-Series F-1 and a 4.99% beneficial ownership limitation for holders of Sub-Series F-2. These beneficial ownership limitations may be increased or decreased by a holder of Sub-Series F-1 to any percentage not in excess of 19.99% after providing notice of such increase or decrease to us.

The conversion price of the Series F Convertible Preferred Stock, and therefore the number of shares of common stock into which each share of Series F Convertible Preferred Stock may be converted, is subject to adjustment as set forth below under “— Anti-Dilution Protection.”

Dividend Rights

Dividends on the Series F Convertible Preferred Stock accrue at an annual rate of 5.0% of the original issue price and are payable on a semi-annual basis.

Pursuant to the terms of the Certificate of Designation, the rate at which dividends accrue was increased to an annual rate of 12.0% from July 26, 2013 (120 days after the original issue date of the Series F

Convertible Preferred Stock) until September 19, 2013 (the date on which the registration statement registering common stock underlying the Series F Convertible Preferred Stock became effective). At that time, the dividend rate reverted to an annual rate of 5.0%. We may elect to satisfy our obligation to pay semi-annual dividends in cash, by distribution of common stock or a combination thereof, in our discretion.

If we determine to pay any dividends in shares of common stock, the number of shares payable will be the quotient of the amount of the cash dividend per share of Series F Convertible Preferred Stock to be paid in shares of common stock divided by the average of the VWAPs for the thirty (30) consecutive trading days ending on the trading day that is immediately prior to the applicable dividend payment date.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies:

•	if the common stock is then listed or quoted on a trading market, the daily volume weighted average price of the common stock for that date;
•	if the common stock is not then listed or quoted for trading on a trading market and if prices for the common stock are then reported in the Pink Sheets or a similar organization or agency succeeding to its functions of reporting prices, the most recent bid price per share of the common stock so reported; or
•	in all other cases, the fair market value of a share of common stock as determined by an independent appraiser selected in good faith by the holders of a majority of the Series F Convertible Preferred Stock.

Voting Rights

Subject to the beneficial ownership limitations, holders of the Series F Convertible Preferred Stock will be entitled to vote together with the holders of common stock, and not as a separate class, on an as-converted basis, except as otherwise required by Delaware law and the Certificate of Designation and except for certain corporate actions for which holders of the Series F Convertible Preferred Stock will vote as a separate class.

For as long as at least 90% of the aggregate number of shares of Sub-Series F-1 issued on the Original Issue Date are outstanding, the holders of such Sub-Series F-1, voting as single class, will be entitled to elect two directors. If less than 90%, but at least 20%, of the shares of Sub-Series F-1 are outstanding, these holders, voting as a single class, will be entitled to elect one director. The holders of Sub-Series F-2 will not be entitled to vote on the directors elected by the holders of Sub-Series F-1.

As of the date hereof, less than 90% of the aggregate number of shares of Sub-Series F-1 are outstanding, as the remainder have been voluntarily converted into common stock at the option of the holders. Therefore, the holders of Sub-Series F-1 shares are entitled to elect one director to our board of directors.

Anti-Dilution Protection

The Certificate of Designation contains customary anti-dilution protection for proportional adjustments (e.g. stock splits). The Series F Convertible Preferred Stock previously included an anti-dilution provision that would adjust the conversion price of the Series F Convertible Preferred Stock to the issue price of any equity securities we issued at a price less than $2.0625 per share, subject to certain exceptions. This type of provision is commonly referred to as a “full-ratchet” anti-dilution provision. This “full-ratchet” provision is no longer in effect as it was removed from the Certificate of Designation on March 14, 2014 by the requisite approval of the holders of shares of our common stock and Series F Convertible Preferred Stock.

Ranking

The Series F Convertible Preferred Stock ranks senior to the common stock and each other class or series of our capital stock, whether common, preferred or otherwise, with respect to distributions of dividends and distributions upon our liquidation, dissolution or winding up.

Warrants Issued to Purchasers of Series F Convertible Preferred Stock

Exercisability

Pursuant to the Series F purchase agreement, we issued to the investors warrants to purchase an aggregate of 2,115,578 shares of common stock. In addition to the warrants issued to the investors, we also issued warrants to purchase 167,176 shares of common stock to the designees of the placement agent as part of its fees. The warrants are exercisable now, and will expire on or about March 28, 2018, the fifth anniversary of the closing date of the private placement. The right of holders of warrants to exercise warrants for common stock will be subject to a beneficial ownership limitation of 9.99%, with respect to warrants issued to holders of Sub-Series F-1, and 4.99%, with respect to warrants issued to holders of Sub-Series F-2. The beneficial ownership limitations may be increased or decreased by a holder of warrants to any percentage not in excess of 19.99% after providing notice to us of such increase or decrease. If the warrants are exercisable and there is no effective registration statement registering, or no current prospectus available for, the resale of, the warrant shares, then a warrant may also be exercised at such time by means of a “cashless exercise,” determined according to the terms of the warrant.

Anti-Dilution Protection

The warrants contain customary anti-dilution protection for proportional adjustments (e.g. stock splits). The warrants previously contained a “full-ratchet” anti-dilution provision; this provision is no longer in effect as it expired on the one-year anniversary of the issuance of the warrants.

Warrants Issued in Connection with Our July 2013 Fortress Transactions

Exercisability

In July 2013 we issued to an affiliate of Fortress Credit Co LLC warrants to purchase an aggregate of 1,454,545 shares of common stock. The warrants are exercisable now, and will expire on July 22, 2020, the seventh anniversary of the closing date of the Fortress Transaction. If the warrants are exercisable and there is no effective registration statement registering, or no current prospectus available for, the resale of, the warrant shares, then a warrant may also be exercised at such time by means of a “cashless exercise,” determined according to the terms of the warrant.

Anti-Dilution Protection

The warrants contain customary anti-dilution protection for proportional adjustments (e.g. stock splits). These warrants also previously contained a “full-ratchet” anti-dilution provision substantially. In January 2014, we and the warrantholder agreed to amend the warrant to remove this full-ratchet anti-dilution provision.

Warrants Issued in Connection with Our March 2014 Private Placement

Exercisability

In late March and early April 2014, we issued an aggregate of 993,311 warrants to purchase shares of our common stock. 943,311 warrants have an exercise price of $2.46 per whole share and 50,000 warrants have an exercise price of $2.35 per whole share.

These warrants will become exercisable six months from, and will expire five years from, their respective issuance dates. The right of holders of warrants to exercise these warrants is subject to a beneficial ownership limitation of 9.99%. The beneficial ownership limitations may be increased or decreased by a holder of warrants to any percentage not in excess of 19.99% after providing notice to us of such increase or decrease. If the warrants are exercisable and there is no effective registration statement registering, or no current prospectus available for, the resale of, the warrant shares, then a warrant may also be exercised at such time by means of a “cashless exercise,” determined according to the terms of the warrant.

Anti-Dilution Protection

The warrants contain customary anti-dilution protection for proportional adjustments (e.g. stock splits).

Warrants Issued In Our October 2010 Private Placement

In connection with our October 2010 private placement, we issued warrants to purchase an aggregate of 1,074,212 shares of our common stock at an exercise price of $3.20 per share, subject to anti-dilution adjustments. The warrants contain a “cashless exercise” provision, by which a warrant holder may elect to exercise the warrants without paying cash. Pursuant to that provision, a warrant holder may exercise a warrant to receive a number of shares of our common stock equal in market value to the difference between the average of the five day closing bid price for the shares issuable upon exercise and the total cash exercise price of the part of the warrant being exercised. A cashless exercise is not available in the event there is a then effective registration statement on file for the resale of the shares of common stock underlying the warrant.

As of August 31, 2014, 949,034 of these warrants remain outstanding.

Each outstanding warrant is exercisable into shares of common stock by the registered holder thereof, in whole or in part with respect to any portion of such warrant. Each warrant may be exercised on or before the first to occur of:

•	October 22, 2015, and
•	the closing of any capital reorganization, reclassification of our capital stock, consolidation or merger of our company with or into another corporation, other than a consolidation or merger in which we are the surviving entity, or any transfer of all or substantially all of our assets.

Tax Benefit Preservation Plan

On May 23, 2014, our Board of Directors authorized and declared a dividend distribution of one right (a Right) for each outstanding share of our common stock and 5.0% Series F Convertible Preferred Stock to stockholders of record as of the close of business on June 4, 2014. Each Right entitles the registered holder to purchase from us one one-thousandth of a share of our Series G Participating Preferred Stock, par value $0.001 per share (referred to as the Series G Preferred Stock), at an exercise price described below under “— Series G Preferred Stock Purchasable Upon Exercise of Rights.” The complete terms of the Rights are set forth in a Tax Benefit Preservation Plan, dated as of May 23, 2014, between us and American Stock Transfer & Trust Company, LLC, as rights agent.

By adopting the Tax Benefit Preservation Plan, the Board intends to assist in protecting the value of certain deferred tax benefits, including those generated by NOLs. Our ability to use these NOL tax benefits would be substantially limited if we were to experience an “ownership change” as defined under Section 382 of the Code. In general, an ownership change would occur if there is a greater than 50-percentage point change in ownership of our securities by stockholders owning (or deemed to own under Section 382 of the Code) five percent or more of a corporation’s securities over a rolling three-year period. The Tax Benefit Preservation Plan reduces the likelihood that changes in our investor base have the unintended effect of limiting our use of our NOL tax benefits. The Board believes it is in the best interest of us and our stockholders that we for the protection of the NOL tax benefits by adopting the Tax Benefit Preservation Plan.

The Tax Benefit Preservation Plan is intended to act as a deterrent to any person acquiring shares of our securities equal to or exceeding the trigger amount described below under “— Distribution Date” without the approval of the Board. This would protect the NOL tax benefits because changes in ownership by a person owning less than 4.99% of our stock are not included in the calculation of “ownership change” for purposes of Section 382 of the Code. The Plan contains procedures pursuant to which our Board may consider requests to exempt certain acquisitions of our securities from the Tax Benefit Preservation Plan if the Board determines that doing so would not limit or impair the availability of the NOL tax benefits or is otherwise in the best interests of us and our stockholders.

The following summary provides only a general description of the Tax Benefit Preservation Plan and is qualified in its entirety by reference to such plan, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Distribution and Transfer of Rights; Rights Certificates

Our Board of Directors has declared a dividend of one Right for each outstanding share of common stock and Series F Convertible Preferred Stock. Prior to the distribution date referred to below:

•	the Rights will be evidenced by and trade with the certificates for the common stock and Series F Convertible Preferred Stock (or, with respect to any uncertificated common stock or Series F Convertible Preferred Stock registered in book entry form, by notation in book entry), and no separate rights certificates will be distributed;

•	new common stock and Series F Convertible Preferred Stock certificates issued after the June 4, 2014 record date will contain a legend incorporating the Tax Benefit Preservation Plan by reference (for uncertificated common stock or Series F Convertible Preferred Stock registered in book entry form, this legend will be contained in a notation in book entry); and
•	the surrender for transfer of any certificates for common stock or Series F Convertible Preferred Stock (or the surrender for transfer of any uncertificated common stock or Series F Convertible Preferred Stock registered in book entry form) will also constitute the transfer of the Rights associated with such shares of stock.

Rights will accompany any new shares of common stock or Series F Convertible Preferred Stock that are issued after the June 4, 2014 record date.

Distribution Date

Subject to certain exceptions specified in the Tax Benefit Preservation Plan, the Rights will separate from the common stock and Series F Convertible Preferred Stock and become exercisable following (i) the 10th business day (or such later date as may be determined by the Board) after the public announcement that an Acquiring Person has acquired beneficial ownership of 4.99% or more of the common stock (including ownership of Series F Convertible Preferred Stock as beneficial ownership of common stock) or (ii) the 10th business day (or such later date as may be determined by the Board) after a person or group announces a tender or exchange offer that would result in ownership by a person or group of 4.99% or more of the common stock. For the purposes of calculating beneficial ownership of common stock under the Tax Benefit Preservation Plan, each outstanding share of Series F Convertible Preferred Stock is deemed to represent the ownership of the number of shares of common stock issuable upon conversion of such share Series F Convertible Preferred Stock (which, for the sake of clarity, is one share as of the date hereof), notwithstanding any limitations on such holder’s ability to convert shares of Series F Convertible Preferred Stock into common stock. In addition, for purposes of the Tax Benefit Preservation Plan, a person is not deemed to beneficially own any shares of common stock issued or issuable pursuant to any equity award or other stock incentive plan approved by the Board.

The date on which the Rights separate from the common stock and Series F Convertible Preferred Stock and become exercisable is referred to as the “distribution date.”

After the distribution date, we will mail Rights certificates to our stockholders as of the close of business on the distribution date and the Rights will become transferable apart from the common stock and Series F Convertible Preferred Stock. Thereafter, such Rights certificates alone will represent the Rights.

Series G Preferred Stock Purchasable Upon Exercise of Rights

After the distribution date, each Right will entitle the holder to purchase, for $14.00 (the Exercise Price), one one-thousandth of a share of Series G Preferred Stock having economic and other terms similar to that of one share of common stock. This portion of a Series G Preferred Stock is intended to give the stockholder approximately the same dividend, voting and liquidation rights as would one share of common stock, and should approximate the value of one share of common stock.

More specifically, each one one-thousandth of a share of Series G Preferred Stock, if issued, will:

•	not be redeemable;
•	entitle holders to quarterly dividend payments of $0.001 per share, or an amount equal to the dividend paid on one share of common stock, whichever is greater;
•	entitle holders upon liquidation either to receive $1.00 per share or an amount equal to the payment made on one share of common stock, whichever is greater;
•	have the same voting power as one share of common stock; and
•	entitle holders to a per share payment equal to the payment made on one share of common stock if the common stock is exchanged via merger, consolidation or a similar transaction.

Flip-In Trigger

If a person or group of affiliated or associated persons (an Acquiring Person) obtains beneficial ownership of 4.99% or more of the common stock (including shares of Series F Convertible Preferred Stock that are deemed to represent ownership of common stock under the Tax Benefit Preservation Plan), except pursuant to an offer for all outstanding common stock and Series F Convertible Preferred Stock that the independent members of the Board determine to be fair and not inadequate and to otherwise be in the best interests of us and our stockholders after receiving advice from one or more investment banking firms, then each Right will entitle the holder thereof to purchase, for the Exercise Price, a number of shares of common stock (or, in certain circumstances, cash, property or other securities of Crossroads) having a then-current market value of twice the Exercise Price. However, the Rights are not exercisable following the occurrence of the foregoing event until such time as the Rights are no longer redeemable by us, as further described below.

Following the occurrence of an event set forth in preceding paragraph, all Rights that are or, under certain circumstances specified in the Tax Benefit Preservation Plan, were beneficially owned by an Acquiring Person or certain of its transferees will be null and void.

Any person who, together with its affiliates and associates, beneficially owns 4.99% or more of the outstanding shares of common stock as of the time of the first public announcement of the Tax Benefit Preservation Plan (an Exempt Person) shall not be deemed an Acquiring Person, but only for so long as such person, together with its affiliates and associates, does not become the beneficial owner of any additional shares of common stock while such person is an Exempt Person. A person will cease to be an Exempt Person if such person, together with such person’s affiliates and associates, becomes the beneficial owner of less than 4.99% of the outstanding common stock.

Flip-Over Trigger

If, after an Acquiring Person obtains beneficial ownership of 4.99% or more of the common stock, (i) we merge into another entity, (ii) an acquiring entity merges into us or (iii) we sell or transfer more than 50% of our assets, cash flow or earning power, then each Right (except for Rights that have previously been voided as set forth above) will entitle the holder thereof to purchase, for the Exercise Price, a number of shares of common stock of the person engaging in the transaction having a then-current market value of twice the Exercise Price.

Redemption of the Rights

The Rights will be redeemable at our option for $0.001 per Right (payable in cash, shares of common stock or other consideration deemed appropriate by the Board) at any time on or prior to the 10th business day (or such later date as may be determined by the Board) after the public announcement that an Acquiring Person has acquired beneficial ownership of 4.99% or more of the common stock (directly or including Series F Convertible Preferred Stock). Immediately upon the action of the Board ordering redemption, the Rights will terminate and the only right of the holders of the Rights will be to receive the $0.001 redemption price. The redemption price will be adjusted if we undertake a stock dividend or a stock split.

Exchange Provision

At any time after the date on which an Acquiring Person beneficially owns 4.99% or more of the common stock (directly or including Series F Convertible Preferred Stock) and prior to the acquisition by the Acquiring Person of 50% of the common stock, the Board may exchange the Rights (except for Rights that have previously been voided as set forth above), in whole or in part, for common stock at an exchange ratio of one Common Share per Right (subject to adjustment). In certain circumstances, we may elect to exchange the Rights for cash or other securities of Crossroads having a value approximately equal to one share of common stock.

Expiration of the Rights

The Rights expire on the earliest of (i) 5:00 p.m., New York, New York time, on the date that the votes of our stockholders with respect to our 2015 Annual Meeting of Stockholders are certified, unless the continuation of the Rights is approved by the affirmative vote of the majority of shares of common stock and Series F Convertible Preferred Stock present in person or represented by proxy at Company’s 2015 Annual

Meeting of Stockholders (or any adjournment or postponement thereof) duly held in accordance with our Amended and Restated Bylaws and applicable law; (ii) 5:00 p.m., New York, New York time, on May 23, 2017; (iii) the time at which the Rights are redeemed or exchanged under the Tax Benefit Preservation Plan; (iv) the repeal of Section 382 or any successor status and the Board’s determination that the Tax Benefit Preservation Plan is no longer necessary for preservation of our NOLs; or (v) the beginning of a taxable year of us to which the Board determines that no NOLs may be carried forward.

Amendment of Terms of Tax Benefit Preservation Plan and Rights

The terms of the Rights and the Tax Benefit Preservation Plan may be amended in any respect without the consent of the holders of the Rights on or prior to the Distribution Date. Thereafter, the terms of the Rights and the Tax Benefit Preservation Plan may be amended without the consent of the holders of Rights in order to (i) cure any ambiguities, (ii) shorten or lengthen any time period pursuant to the Tax Benefit Preservation Plan or (iii) make changes that do not adversely affect the interests of holders of the Rights.

Voting Rights; Other Stockholder Rights

The Rights will not have any voting rights. Until a Right is exercised, the holder thereof, as such, will have no separate rights as stockholder of Crossroads.

Anti-Dilution Provisions

The Board may adjust the Exercise Price, the number of Series G Preferred Stock issuable and the number of outstanding Rights to prevent dilution that may occur from a stock dividend, a stock split or a reclassification of the common stock, Series F Convertible Preferred Stock or Series G Preferred Stock.

With certain exceptions, no adjustments to the Exercise Price will be made until the cumulative adjustments amount to at least 1% of the Exercise Price. No fractional shares of Series G Preferred Stock will be issued and, in lieu thereof, an adjustment in cash will be made based on the current market price of the Series G preferred stock.

Certificate of Designation

In connection with the adoption of the Tax Benefit Preservation Plan, on May 23, 2014, we filed a Certificate of Designation of Rights, Preferences and Privileges of Series G Participating Preferred Stock with the Secretary of State of the State of Delaware. Thus Certificate of Designation sets forth the rights, powers and preferences of the Series G Preferred Stock and has been filed as an exhibit to the registration statement of which this prospectus forms a part.

Registration Rights

We entered into a registration rights agreement in October 2010 with the purchasers in our October 2010 private placement. Subject to the terms of this agreement, the purchasers, or their permitted transferees, were entitled to rights with respect to the registration of these securities under the Securities Act of 1933, as amended, which we refer to as the Securities Act. We filed a registration statement on Form S-1 related these securities, and it was declared effective in August 2011. We agreed to keep the registration statement effective pursuant until the earlier of the date on which all of the registrable securities covered by the registration statement have been sold and the date on which the registrable securities may be immediately sold to the public by non-affiliates without registration or restriction.

We entered into a registration rights agreement with the investors in our March 2013 private placement. Under the registration rights agreement, we were required to prepare and file with the Securities and Exchange Commission a registration statement under the Securities Act within 45 days after the closing date of the private placement, or, if we are required to file updated financial statements with the Securities and Exchange Commission prior to filing a registration statement, within 20 days after the filing date of the updated financial statements with the Securities and Exchange Commission. Because the registration statement was not declared effective prior to July 26, 2013 (120 days from the date of the closing of the March 2013 private placement), the rate at which dividends accrue on our Series F Convertible Preferred Stock was increased to an annual rate of 12.0% from that date until the registration statement’s effective date of September 19, 2013, at which time the dividend rate reverted to an annual rate of 5.0%. The registration statement must cover the resale from time to time of the shares of common stock issuable upon conversion of the Series F Convertible

Preferred Stock and upon exercise of the warrants. We are required to keep the registration statement continuously effective until the earlier of the date on which all securities covered by the registration statement have been sold and the date on which all securities covered by the registration statement may be sold without restriction pursuant to Rule 144. We agreed to bear the expenses incurred in complying with the registration rights agreement.

We also entered into a registration rights agreement with Fortress in connection with the July 2013 Fortress Transactions. Under this registration rights agreement, we were required to prepare and file with the Securities and Exchange Commission a registration statement under the Securities Act within 45 days after the closing date of the Fortress Transactions, or, if we are required to file updated financial statements with the Securities and Exchange Commission prior to filing a registration statement, within 20 days after the filing date of the updated financial statements with the Securities and Exchange Commission. The registration statement must cover the resale from time to time of the shares of common stock issuable upon exercise of the warrants issued to Fortress. We are required to keep the registration statement continuously effective until the earlier of the date on which all securities covered by the registration statement have been sold and the date on which all securities covered by the registration statement may be sold without restriction pursuant to Rule 144. We agreed to bear the expenses incurred in complying with the registration rights agreement.

We also entered into a registration rights agreement with the purchasers in our March 2014 private placement. Under this registration rights agreement, we were required to prepare and file with the Securities and Exchange Commission a registration statement the Securities Act within 60 days after the closing date of such private placement, or, if we are required to file updated financial statements with the Securities and Exchange Commission prior to filing a registration statement, within 20 days after the filing date of the updated financial statements with the Securities and Exchange Commission. The registration statement must cover the resale from time to time of the shares of common stock issued in the private placement or issuable upon exercise of the warrants issued in the private placement. We are required to keep the registration statement continuously effective until the earlier of the date on which all securities covered by the registration statement have been sold and the date on which all securities covered by the registration statement may be sold without restriction pursuant to Rule 144. We agreed to bear the expenses incurred in complying with the registration rights agreement.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Certain provisions of Delaware law and our certificate of incorporation and our bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, may have the effect of discouraging coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder’s approval. We may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. In addition, as discussed above, our board of directors has the ability to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Stockholder Action by Written Consent

Our certificate of incorporation provides that our stockholders may not act by written consent. This limit on the ability of our stockholders to act by written consent may lengthen the amount of time required to take stockholder actions. As a result, a holder controlling a majority of our capital stock would not be able to amend our bylaws or remove directors without holding a meeting of our stockholders called in accordance with our bylaws. In addition, our bylaws provide that special meetings of the stockholders may be called only by our board of directors. Our bylaws prohibit a stockholder from calling a special meeting, which may delay the ability of our stockholders to force consideration of a proposal or for holders controlling a majority of our capital stock to take any action, including the removal of directors.

Advance Notice of Nominations and Proposals

Our bylaws include advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors. Our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Board Vacancies Filled by Majority of Directors

Vacancies and newly created seats on our board of directors may be filled only by the vote of a majority of the remaining members of our board of directors. Only our board of directors may determine the number of directors on our board of directors. The inability of stockholders to determine the number of directors or to fill vacancies or newly created seats on our board of directors makes it more difficult to change the composition of our board of directors.

No Cumulative Voting

The Delaware General Corporation Law, or “DGCL,” provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation and bylaws do not expressly provide for cumulative voting.

Removal of Directors

Our certificate of incorporation provides that directors may be removed by stockholders only for cause.

Voting Terms of Outstanding Series F Convertible Preferred Stock

The Certificate of Designation provides that for as long as at least 90% of the aggregate number of shares of Sub-Series F-1 issued on the original issue date are outstanding, the holders of such Sub-Series F-1, voting as single class, will be entitled to elect two directors. If less than 90%, but at least 20%, of the shares of Sub-Series F-1 are outstanding, these holders, voting as a single class, will be entitled to elect one director. The holders of Sub-Series F-2 will not be entitled to vote on the directors elected by the holders of Sub-Series F-1.

As of the date hereof, less than 90% of the aggregate number of shares of Sub-Series F-1 are outstanding, as the remainder have been voluntarily converted into common stock at the option of the holders. Therefore, the holders of Sub-Series F-1 shares are entitled to elect one director to our board of directors.

In addition, so long as at least 20% of the aggregate number of the shares of Series F Convertible Preferred Stock issued on the original issue date are outstanding, we will not, without the consent of the holders of at least a majority of the then outstanding shares of Series F Convertible Preferred Stock, voting as a separate class, take certain actions, including making certain changes to our certificate of incorporation and bylaws. The consent of the holders of at least 70% of the then outstanding shares of Series F Convertible Preferred Stock, voting as a separate class, is required for certain asset sales and certain incurrences of debt.

Tax Benefit Preservation Plan

Our Tax Benefit Preservation Plan described above, while principally intended to mitigate the threat that stock ownership changes present to our NOL tax benefits and help preserve the value of those NOL tax benefits, also may have anti-takeover effects. The Tax Benefit Preservation Plan would cause substantial dilution to any person or group that attempts to acquire us without the approval of our Board of Directors. As a result, one effect of the Tax Benefit Preservation Plan may be to make more difficult or discourage any attempt to acquire us even if you believe such acquisition is in your interest as a stockholder. Because our

Board of Directors can redeem the rights or approve an acquisition of our securities that the Board believes to be in the best interests of us and our stockholders, the Tax Benefit Preservation Plan should not interfere with a merger or other business combination approved by the Board of Directors. However, such a merger or business combination could result in the loss of our NOL tax benefits due to the operation of Section 382 of the Code, which fact itself could possibly deter a potential acquiror from seeking to merge with or acquire our company.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders. The provisions of Delaware law and our certificate of incorporation and our bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock and Series H Preferred Stock is American Stock Transfer & Trust Company, LLC.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

The following discussion summarizes the material U.S. federal income tax consequences that may be applicable to “U.S. holders” and “non-U.S. holders” (each as defined below) with respect to the purchase, ownership, and disposition of the Series H Preferred Stock, common stock, and warrants offered by this prospectus supplement. This discussion only applies to purchasers who purchase and hold the Series H Preferred Stock, common stock, and warrants as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally property held for investment). This discussion does not describe all of the tax consequences that may be relevant to each purchaser or holder of Series H Preferred Stock, common stock, or warrants in light of its particular circumstances.

This discussion is based upon provisions of the Code, Treasury regulations, rulings and judicial decisions as of the date hereof. These authorities may change, perhaps retroactively, or may be subject to different interpretations which could result in U.S. federal income tax consequences different from those summarized below. We cannot assure you that the Internal Revenue Service (“IRS”) will not challenge one or more of the tax consequences described in this discussion, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal tax consequences of acquiring, holding or disposing of the Series H Preferred Stock, common stock, or warrants. This discussion does not address all aspects of U.S. federal income taxes (such as the alternative minimum tax) and does not describe any foreign, state, local or other tax considerations that may be relevant to a purchaser or holder of Series H Preferred Stock, common stock, or warrants in light of their particular circumstances. We cannot assure you that a change in law will not significantly alter the tax considerations that we describe in this discussion.

Moreover, this discussion does not purport to discuss all aspects of U.S. federal taxation that may be important to a particular investor in light of its investment or tax circumstances, or to investors subject to special tax rules, such as:

•	banks or financial institutions;
•	insurance companies;
•	broker-dealers;
•	regulated investment companies and REITs;
•	mutual funds;
•	partnerships or other entities treated as partnerships for U.S. federal income tax purposes and trusts;
•	persons who hold Series H Preferred Stock, common stock, or warrants on behalf of another person as a nominee;
•	persons who hold or receive Series H Preferred Stock, common stock, or warrants through the exercise of employee options or otherwise as compensation;
•	persons holding Series H Preferred Stock, common stock, or warrants as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;
•	persons holding Series H Preferred Stock, common stock, or warrants that elect to use a mark-to-market method of accounting for their securities holdings;
•	persons subject to the “Medicare contribution tax”;
•	persons subject to the alternative minimum tax;
•	tax-exempt organizations;
•	tax-qualified retirement plans;
•	U.S. expatriates; and
•	except to extent discussed below, foreign investors.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds Series H Preferred Stock, common stock, or warrants, the U.S. federal income tax treatment of a partner of that partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding the Series H Preferred Stock, common stock, or warrants, you should consult your tax advisors as to the particular U.S. federal income tax consequences of holding and disposing of the Series H Preferred Stock, common stock, or warrants.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of our Series H Preferred Stock, common stock or warrants that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;
•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust if it (a) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

The term “non-U.S. holder” means a beneficial owner of our Series H Preferred Stock, common stock, or warrants that is not a U.S. holder.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY PROSPECTIVE PURCHASER OR HOLDER OF OUR SERIES H PREFERRED STOCK AND WARRANTS. ADDITIONALLY, THIS DISCUSSION CANNOT BE USED BY ANY HOLDER FOR THE PURPOSE OF AVOIDING FEDERAL TAX PENALTIES THAT MAY BE IMPOSED ON SUCH HOLDER. IF YOU ARE CONSIDERING THE PURCHASE OF OUR SERIES H PREFERRED STOCK AND WARRANTS, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR SERIES H PREFERRED STOCK, COMMON STOCK, AND WARRANTS IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF APPLICABLE STATE, LOCAL OR FOREIGN TAXING JURISDICTIONS. YOU SHOULD ALSO CONSULT WITH YOUR TAX ADVISORS CONCERNING ANY POSSIBLE ENACTMENT OF LEGISLATION THAT WOULD AFFECT YOUR INVESTMENT IN OUR SERIES H PREFERRED STOCK, COMMON STOCK, AND WARRANTS IN YOUR PARTICULAR CIRCUMSTANCES.

Allocation of Purchase Price Between Series H Preferred Stock and Warrants

Each holder that purchases a share of our Series H Preferred Stock in the offering will also receive warrants for a certain amount of our common stock (see “Description of Warrants — General”). The purchase price for the Series H Preferred Stock and warrants must be allocated between the Series H Preferred Stock and warrants in proportion to their relative fair market values on the date that the securities are purchased by such holder. This allocation of the purchase price will establish a holder’s initial tax basis for U.S. federal income tax purposes in its Series H Preferred Stock and warrants.

Each holder should consult its own tax advisor regarding the allocation of the purchase price between the Preferred Stock and the warrants.

Summary of Tax Consequences with Respect to Our Series H Preferred Stock

U.S. Holders

Distributions in General.  In general, if distributions are made with respect to the Series H Preferred Stock, such distributions will be treated as dividends to the extent of our current or accumulated earnings and profits as determined under the Code. Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied to reduce a U.S. holder’s tax basis in the Series H Preferred Stock, and the excess will be treated as gain from the disposition of the Series H Preferred Stock, the tax treatment of which is discussed below under “U.S. Holders — Disposition of Series H Preferred Stock, Including upon a Deemed Liquidation.” As of the date of this prospectus supplement, we do not believe we have any accumulated earnings and profits for U.S. federal income tax purposes. Additionally, we may not have sufficient current earnings and profits during future fiscal years for the distributions on the Series H Preferred Stock to qualify as dividends for U.S. federal income tax purposes.

Distributions treated as dividends that are received by individual holders of Series H Preferred Stock currently will be subject to a reduced maximum income tax rate of 20% if such dividends are treated as “qualified dividend income” for U.S. federal income tax purposes. Individual stockholders are urged to consult their own tax advisors regarding the implications of these rules in light of their particular circumstances.

Distributions treated as dividends that are received by corporations generally will be eligible for the dividends-received deduction. Each domestic corporate holder of Series H Preferred Stock is urged to consult with its tax advisors with respect to the eligibility for and amount of any dividends received deduction.

Disposition of Series H Preferred Stock, Including upon a Deemed Liquidation.  Upon any sale, exchange or other disposition of the Series H Preferred Stock (including a deemed liquidation as described under “Description of Series H Preferred Stock — Liquidation Preference”), a U.S. holder generally will recognize capital gain or loss equal to the difference between the amount realized by the U.S. holder on such sale, exchange or other disposition (including a deemed liquidation), and the U.S. holder’s adjusted tax basis in the Series H Preferred Stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the Series H Preferred Stock is longer than one year. Net long-term capital gains of non-corporate U.S. holders are eligible for reduced income tax rates. Certain limitations exist on the deduction of capital losses by both corporate and non-corporate taxpayers.

A disposition of shares of the Series H Preferred Stock upon a deemed liquidation of our company will generally be a taxable event. If this disposition is treated as a sale or exchange, instead of a dividend, a U.S. holder generally will recognize capital gain or loss as described in the prior paragraph, except to the extent that any cash received is attributable to any accrued but unpaid dividends on the Series H Preferred Stock, which generally will be subject to the rules discussed above in “— Distributions in General.” A payment made to a holder of Series H Preferred Stock upon a deemed liquidation of us may be treated as a dividend, rather than as payment in exchange for the Series H Preferred Stock, unless the payment:

•	is “not essentially equivalent to a dividend” with respect to a U.S. holder under Section 302(b)(1) of the Code;
•	results in a “complete redemption” of a U.S. holder’s stock interest in us under Section 302(b)(3) of the Code; or
•	is treated as a redemption of stock held by a non-corporate shareholder, where such deemed redemption results in a partial liquidation of our company under Section 302(b)(4) of the Code.

In determining whether any of these tests has been met, a U.S. holder must take into account not only shares of Series H Preferred Stock and our common stock that the U.S. holder actually owns, but also shares that the U.S. holder constructively owns within the meaning of Section 318 of the Code.

A payment to a holder of Series H Preferred Stock upon a deemed liquidation of us will be treated as “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in a U.S. holder’s aggregate stock interest in our company, which will depend on the U.S. holder’s particular facts and circumstances at such time.

Satisfaction of the “complete redemption” exceptions is dependent upon compliance with the objective test set forth in Section 302(b)(3) of the Code. A payment to a holder of Series H Preferred Stock upon a deemed liquidation of us will result in a “complete redemption” if either all of our stock actually and constructively owned by a U.S. holder is treated as redeemed or all of our stock actually owned by the U.S. holder is treated as redeemed and the U.S. holder is eligible to waive, and the U.S. holder effectively waives, the attribution of our stock constructively owned by the U.S. holder in accordance with the procedures described in Section 302(c)(2) of Code.

For purposes of the “redemption from non-corporate shareholders in a partial liquidation” test, a distribution will be treated as in partial liquidation of a corporation if the distribution is not essentially equivalent to a dividend (determined at the corporate level rather than the shareholder level) and the distribution is pursuant to a plan and occurs within the taxable year in which the plan was adopted or within the succeeding taxable year. For these purposes, a distribution is generally not essentially equivalent to a dividend if the distribution results in a corporate contraction. The determination of what constitutes a corporate contraction is generally factual in nature and has been interpreted under case law to include the termination of a business or line of businesses.

If none of the foregoing tests results in sale or exchange treatment upon deemed liquidation of us, and instead a payment is treated as a dividend distribution, the rules discussed above in “— Distributions in General” apply.

Because of the factual nature of the foregoing tests, each U.S. holder of Series H Preferred Stock should consult its own tax advisors to determine whether a payment made to a holder of Series H Preferred Stock upon a deemed liquidation of us will be treated as a dividend or as payment in exchange for the Series H Preferred Stock.

Information Reporting and Backup Withholding.  Information reporting and backup withholding may apply with respect to payments of dividends on the Series H Preferred Stock and to certain payments of proceeds on the sale or other disposition of the Series H Preferred Stock. Certain non-corporate U.S. holders may be subject to U.S. backup withholding (currently at a rate of 28%) on payments of dividends on the Series H Preferred Stock and certain payments of proceeds on the sale or other disposition of the Series H Preferred Stock unless the beneficial owner of such Series H Preferred Stock furnishes the payor or its agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding.

U.S. backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, which may entitle the U.S. holder to a refund, provided the U.S. holder timely furnishes the required information to the IRS.

Non-U.S. Holders

A “non-U.S. holder” is a beneficial owner of Series H Preferred Stock, common stock or warrants that for U.S. federal income tax purposes is not a U.S. holder and is an individual, corporation, estate or trust.

Distributions on the Series H Preferred Stock.  In general, if distributions are made with respect to the Series H Preferred Stock, such distributions will be treated as dividends to the extent of our current or accumulated earnings and profits as determined under the Code and will be subject to withholding as discussed below. Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied to reduce the non-U.S. holder’s adjusted tax basis in the Series H Preferred Stock and, to the extent such portion exceeds the non-U.S. holder’s adjusted tax basis, the excess will be treated as gain from the disposition of the Series H Preferred Stock, the tax treatment of which is discussed below under “Non-U.S. Holders: Disposition of Series H Preferred Stock, Including upon a Deemed Liquidation.” As of the date of this prospectus supplement, we do not believe that we have any accumulated earnings and profits for U.S. federal income tax purposes. Additionally, we may not have sufficient current earnings and profits during future fiscal years for the distributions on the Series H Preferred Stock to qualify as dividends for U.S. federal income tax purposes. In addition, if we are a U.S. real property holding corporation, or a “USRPHC,” which we do not believe that we are, and any distribution exceeds our current and accumulated earnings and profits, we may satisfy our withholding requirements either by treating the entire distribution as a dividend, subject to the withholding rules in the following paragraph (and withhold at a minimum rate of 10% or such lower rate as may be specified by an applicable income tax treaty for distributions from a USRPHC), or by treating only the amount of the distribution equal to our reasonable estimate of our current and accumulated earnings and profits as a dividend, subject to the withholding rules in the following paragraph, with the excess portion of the distribution subject to withholding at a rate of 10% or such lower rate as may be specified by an applicable income tax treaty as if such excess were the result of a sale of shares in a USRPHC (discussed below under “Non-U.S. Holders: Disposition of Series H Preferred Stock, Including upon a Deemed Liquidation”), with a credit generally allowed against the non-U.S. holder’s U.S. federal income tax liability in an amount equal to the amount withheld from such excess.

Dividends paid to a non-U.S. holder of the Series H Preferred Stock will generally be subject to a U.S. withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. But, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, where a tax treaty applies, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied, including by providing a properly executed IRS Form W-8ECI (or other applicable form). Instead, such dividends will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of the Series H Preferred Stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required to (a) complete IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits, or (b) if the Series H Preferred Stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable Treasury regulations.

A non-U.S. holder of the Series H Preferred Stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Disposition of Series H Preferred Stock, Including upon a Deemed Liquidation.  Any gain realized by a non-U.S. holder on the disposition of the Series H Preferred Stock will generally not be subject to U.S. federal income or withholding tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States);
•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or
•	we are or have been a USRPHC for U.S. federal income tax purposes.

A non-U.S. holder described in the first bullet point immediately above will generally be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates in the same manner as if the non-U.S. holder were a United States person as defined under the Code, and if it is a corporation, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax (unless an applicable income tax treaty provides for a lower rate) on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States.

With respect to the third bullet point above, a corporation is a USRPHC if the fair market value of its “U.S. real property interests,” as defined in the Code and applicable Treasury regulations, equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we are not a USRPHC. However, if we become as USRPHC, gain on the sale or other disposition of a class of stock of a USRPHC that is “regularly traded” on an established securities market will be subject to U.S. federal income tax only in the case of a holder that owns more than 5% of the total fair market value of that class of stock at any time during the five-year period ending on the date of disposition. No assurance can be given that Series H Preferred Stock will be considered regularly traded when a non-U.S. holder sells its Series H Preferred Stock.

If a non-U.S. holder is subject to regular U.S. federal income tax upon any sale, exchange or other disposition of the Series H Preferred Stock (including a deemed liquidation as described under “Description of Series H Preferred Stock — Liquidation Preference”), such a non-U.S. holder will recognize capital gain or loss equal to the difference between the amount realized by the non-U.S. holder on such sale, exchange or other disposition (including a deemed liquidation), and the non-U.S. holder’s adjusted tax basis in the Series H Preferred Stock. Such capital gain or loss will be long-term capital gain or loss if the non-U.S. holder’s holding period for the Series H Preferred Stock is longer than one year. Certain limitations exist on the deduction of capital losses by both corporate and non-corporate taxpayers.

A disposition of shares of the Series H Preferred Stock upon a deemed liquidation of our company will generally be a taxable event. If this deemed liquidation is treated as a sale or exchange, instead of a dividend, a non-U.S. holder generally will recognize capital gain or loss (either short or long term capital gain or loss, as discussed above) equal to the difference between the amount of cash received and fair market value of property received and the non-U.S. holder’s adjusted tax basis in the Series H Preferred Stock, except that to the extent that any cash received is attributable to any accrued but unpaid dividends on the Series H Preferred Stock, which generally will be subject to the rules discussed above in “— Distributions on the Series H Preferred Stock.” A payment made to a holder of Series H Preferred Stock upon a deemed liquidation of us may be treated as a dividend, rather than as payment in exchange for the Series H Preferred Stock, in the same circumstances discussed above under “U.S. Holders — Disposition of Series H Preferred Stock, Including Upon a Deemed Liquidation.” Each non-U.S. holder of Series H Preferred Stock should consult its own tax advisors to determine whether a payment made to a holder of Series H Preferred Stock upon a deemed liquidation of us will be treated as a dividend or as payment in exchange for the Series H Preferred Stock.

Information Reporting and Backup Withholding.  We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such non-U.S. holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will not be subject to backup withholding on dividends paid to such non-U.S. holder as long as such non-U.S. holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such non-U.S. holder is a United States person as defined under the Code), or such non-U.S. holder otherwise establishes an exemption.

Depending on the circumstances, information reporting and backup withholding may apply to the proceeds received from a sale or other disposition of the Series H Preferred Stock, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

U.S. backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

PROSPECTIVE PURCHASERS OF SERIES H PREFERRED STOCK ARE URGED TO SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM THEIR TAX ADVISOR.

Summary of Tax Consequences with Respect to the Warrants

U.S. Holders

Exercise of Warrants.  If a U.S. holder exercises a warrant with cash, a U.S. holder should not be required to recognize income, gain or loss and the U.S. holder’s tax basis in common stock received upon the exercise will equal the sum of (i) the U.S. holder’s adjusted tax basis in the warrant at the time of exercise and (ii) the exercise price of the warrant (reduced by any tax basis allocable to a fractional share that is paid out to the shareholder in cash). The U.S. holder’s holding period in the shares received will commence on the day after the day that the U.S. holder exercises the warrant and will not include the period during which the U.S. holder held the warrant. If a U.S. holder receives any cash in lieu of a fractional share of common stock, the rules described below under “Sale or Other Disposition of Warrants” will apply with respect to portion of the warrants that correspond to the fractional share.

Lapse of Warrants.  If a warrant expires without being exercised, a U.S. holder will recognize a capital loss in an amount equal to its adjusted tax basis in the warrant. A U.S. holder’s adjusted tax basis in a warrant generally will equal the cost of the warrant to such U.S. holder. Such loss will be long-term capital loss if, at the time of the expiration, the warrant has been held by the U.S. holder for more than one year. The deductibility of capital losses is subject to various limitations.

Sale or Other Disposition of Warrants.  Upon a sale or other taxable disposition of a warrant other than by exercise as described above, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized on the disposition and the U.S. holder’s adjusted tax basis in such warrant (see “Allocation of Purchase Price Between Series H Preferred Stock and Warrants” above). A U.S. holder’s adjusted tax basis in a warrant generally will equal the cost of the warrant to such U.S. holder. Any such capital gain or loss will be long-term capital gain or loss if the holder’s holding period for the warrant is more than one year at the time of disposition, and currently subject to reduced income tax rates in case of non-corporate U.S. holders. The deductibility of capital losses is subject to certain limitations.

Adjustments to the Number of Shares Underlying the Warrants and/or Exercise Price of the Warrants.  Certain adjustments to, or failure to adjust, the number of shares underlying the warrants or exercise price of the warrants may cause holders of warrants to be treated as having received a distribution on the warrants, to the extent any such adjustment or failure to adjust results in an increase in the proportionate interest of such holders in our company. Such a distribution would be taxable to holders as a dividend, return of capital or capital gain in accordance with rules discussed above under “Summary of Tax Consequences with Respect to Our Series H Preferred Stock — U.S. Holders.”

Information Reporting and Backup Withholding.  Information returns may be filed with the IRS in connection with deemed payments of dividends on our warrants and the proceeds from a sale or other disposition of the warrants. You may be subject to backup withholding on these payments unless you comply with certification procedures to establish an exemption from backup withholding. The amount of any backup withholding from a payment to you will be allowed as a credit against your federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the IRS.

Non-U.S. Holders

Exercise or Sale of Warrants.  A non-U.S. holder may recognize gain or loss on the exercise or the sale, exchange, redemption or other taxable disposition of a warrant. Nevertheless, subject to the discussion below concerning backup withholding, such gain generally will not be subject to U.S. federal income tax unless:

•	such gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment);
•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or
•	we are or have been a USRPHC, for U.S. federal income tax purposes.

If you are an individual described in the first bullet point above, you will be subject to tax on the net gain derived from the sale, exchange, redemption or other taxable disposition under regular graduated U.S. federal income tax rates. If you are an individual described in the second bullet point above, you will be subject to a flat 30% tax on the gain derived from the sale, exchange, redemption or other taxable disposition, which may be offset by United States source capital losses, even though you are not considered a resident of the United States. If you are a foreign corporation that falls under the first bullet point above, you generally will be subject to tax on your net gain in the same manner as if you were a United States person as defined under the Code and, in addition, you may be subject to the branch profits tax equal to 30% of your effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

With respect to the third bullet point above, we believe that we are not a USRPHC. However, if we become a USRPHC, the U.S. federal income and withholding taxes relating to interests in USRPHCs nevertheless will not apply to gains derived from the sale or other disposition of warrants by a non-U.S. holder if the aggregate fair market value of the interests in us, including the warrants, treated as held by such non-U.S. holder is less than or equal to the fair market value of 5% of the shares of the regularly-traded class of our stock with the lowest fair market value, determined as of the date that such non-U.S. holder acquires Series H Preferred Stock. If the warrants were to be treated as regularly traded on an established securities market, such 5% test would be applied with respect to such warrants. No assurance can be given that the warrants will be considered regularly traded when a non-U.S. holder sells its warrants.

Adjustments to the Number of Shares Underlying the Warrants and/or Exercise Price of the Warrants.  Certain adjustments to, or failure to adjust, the number of shares underlying the warrants or exercise price of the warrants may cause holders of warrants to be treated as having received a distribution on the warrants, to the extent any such adjustment or failure to adjust results in an increase in the proportionate interest of such holders in our company. Any such deemed distribution would be subject to withholding tax to the same extent as an actual distribution.

Information Reporting and Backup Withholding.  Information returns may be filed with the IRS in connection with deemed payments of dividends on our warrants and the proceeds from a sale or other disposition of the warrants. You may be subject to U.S. backup withholding on these payments unless you comply with certification procedures to establish an exemption from backup withholding. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the IRS.

PROSPECTIVE PURCHASERS OF WARRANTS ARE URGED TO SEEK ADVICE BASED UPON THEIR PARTICULAR CIRCUMSTANCES FROM THEIR TAX ADVISOR.

Summary of Tax Consequences with Respect to Our Common Stock

U.S. Holders

Distributions on Our Common Stock.  Distributions on our common stock generally will be treated as a dividend, return of capital or capital gain as described in “Summary of Tax Consequences with Respect to Our Preferred Stock — U.S. Holders — Distributions in General.”

Adjustments to the Number of Shares Underlying the Warrants and/or Exercise Price of the Warrants.  Certain adjustments to, or failure to adjust, the number of shares underlying the warrants or exercise price of the warrants may cause holders of common stock to be treated as having received a distribution on the common stock, to the extent any such adjustment or failure to adjust results in an increase in the proportionate interest of such holders in our company. Such a distribution would be taxable to holders as a dividend, return of capital or capital gain generally in accordance with rules discussed above under “Summary of Tax Consequences with Respect to Our Preferred Stock — U.S. Holders — Distributions in General.”

Sale, Exchange or Other Disposition of Our Common Stock.  Upon a taxable disposition of common stock, a holder generally will recognize capital gain or loss equal to the difference, if any, between (i) the amount of cash and the fair market value of other property received, and (ii) the holder’s adjusted tax basis in the shares. Such gain or loss generally will be long-term capital gain or loss if the holding period with respect to such shares is more than one year, currently subject to reduced income tax rates in the case of non-corporate U.S. holders. The deductibility of capital losses is subject to certain limitations.

Information Reporting and Backup Withholding.  Information returns may be filed with the IRS in connection with payments or accrual of dividends on the common stock and the proceeds from a sale or other disposition of the common stock. You will not be subject to backup withholding tax on these payments if you provide your taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to you will be allowed as a credit against your federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the IRS.

Non-U.S. Holders

Dividends and Adjustments to the Number of Shares Underlying the Warrants and/or Exercise Price of the Warrants.  Any dividend paid with respect to our common stock will be subject to U.S. withholding tax at a 30% rate or such lower rate as specified by an applicable income tax treaty. Certain adjustments to, or failure to adjust, the number of shares underlying the warrants or exercise price of the warrants may cause holders of common stock to be treated as having received a distribution on the common stock, to the extent any such adjustment or failure to adjust results in an increase in the proportionate interest of such holders in our company. Any such deemed distribution would be subject to withholding tax to the same extent as an actual distribution.

Dividends and deemed distributions that are effectively connected with the conduct of a trade or business within the United States, however, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates (unless, under an applicable treaty, such dividends or deemed distributions are not attributable to a U.S. permanent establishment of such holder). Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected dividends or deemed distributions received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as specified by an applicable income tax treaty.

A non-U.S. holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If a non-U.S. holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, the holder may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale, Exchange or Other Disposition of Our Common Stock.  Any gain realized by a non-U.S. holder on the disposition of common stock will generally not be subject to U.S. federal income or withholding tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States);
•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or
•	we are or have been a USRPHC, for United States federal income tax purposes.

If you are an individual described in the first bullet point above, you will be subject to tax on the net gain derived from the sale, exchange, redemption or other taxable disposition under regular graduated U.S. federal income tax rates. If you are an individual described in the second bullet point above, you will be subject to a flat 30% tax on the gain derived from the sale, exchange, redemption or other taxable disposition, which may be offset by United States source capital losses, even though you are not considered a resident of the United States. If you are a foreign corporation that falls under the first bullet point above, you generally will be subject to tax on your net gain in the same manner as if you were a United States person as defined under the Code and, in addition, you may be subject to the branch profits tax equal to 30% of your effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

With respect to the third bullet point above, we believe that we are not a USRPHC. However, if we become a USRPHC, the U.S. federal income and withholding taxes relating to interests in USRPHCs nevertheless will not apply to gains derived from the sale or other disposition of the common stock by a non-U.S. holder whose shareholdings, actual and constructive, at all times during the applicable period, amount to 5% or less of our common stock, provided that our common stock is regularly traded on an established securities market. No assurance can be given that our common stock will be considered regularly traded when a Non-U.S. holder sells its shares of our common stock.

Information Reporting and Backup Withholding.  We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such non-U.S. holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will not be subject to backup withholding on dividends paid to such non-U.S. holder as long as such non-U.S. holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such non-U.S. holder is a United States person as defined under the Code), or such non-U.S. holder otherwise establishes an exemption.

Depending on the circumstances, information reporting and backup withholding may apply to the proceeds received from a sale or other disposition of common stock, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

U.S. backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

PROSPECTIVE PURCHASERS OF COMMON STOCK ARE URGED TO SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM THEIR TAX ADVISOR.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code (provisions which are commonly referred to as “FATCA”), recently released final regulations thereunder, and administrative guidance will generally impose a 30% withholding tax on dividends on Series H Preferred Stock or common stock paid on or after July 1, 2014 and the gross proceeds of a sale or other disposition of Series H Preferred Stock, common stock, or warrants paid on or after January 1, 2017 to: (i) a foreign financial institution (as that term is defined in Section 1471(d)(4) of the Code) unless that foreign financial institution enters into an agreement with the U.S. Treasury Department to collect and disclose information regarding U.S. account holders of that foreign financial institution (including certain account holders that are foreign entities that have U.S. owners) and satisfies other requirements; and (ii) specified other foreign entities unless such an entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity satisfies other specified requirements. Non-U.S. holders should consult their own tax advisors regarding the application of FATCA to them and whether it may be relevant to their purchase, ownership and disposition of Series H Preferred Stock, common stock, and warrants.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement between us and Northland Securities, Inc., the underwriter, with respect to the shares of Series H Preferred Stock and warrants to purchase shares of common stock subject to this offering, we have agreed to sell to the underwriter, and the underwriter has severally agreed to purchase, the number of shares and warrants provided below opposite their name on a best-efforts basis.

Underwriter	Number of Shares	Number of Warrants
Northland Capital Markets
Total

The underwriting agreement provides that the obligation of the underwriter to offer and sell the shares of Series H Preferred Stock and warrants to purchase shares of common stock, on a best-efforts basis, is subject to certain conditions precedent, including but not limited to delivery of legal opinions. The underwriter is under no obligation to purchase any shares of Series H Preferred Stock for its own account. As a “best-efforts” offering, there can be no assurance that the offering contemplated hereby will ultimately be consummated. The underwriter may, but is not obligated to, retain other selected dealers that are qualified to offer and sell the shares and that are members of the Financial Industry Regulatory Authority.

We anticipate the shares of Series H Preferred Stock will be listed on the Nasdaq Capital Market under the symbol “CRDSH” In order to list, the Nasdaq Capital Market requires that at least 200,000 shares of Series H Preferred Stock be outstanding, the shares must be held in the aggregate by at least 100 round lot holders, that the market value of publicly held Series H Preferred Stock be at least $3.5 million and that there be at least three registered and active market makers for the Series H Preferred Stock. If the application is approved, trading of the Series H Preferred Stock on the Nasdaq Capital Market is expected to begin within 30 days after the date of initial issuance of the Series H Preferred Stock.

We do not intend to close this offering unless we sell at least 200,000 shares of Series H Preferred Stock and otherwise satisfy the listing conditions to list the Series H Preferred Stock on the Nasdaq Capital Market.

Discounts, Commissions and Expenses

The underwriter has advised us that they propose to offer the shares of Series H Preferred Stock and warrants to the public at the public offering prices set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of a combined $     per share and related warrants. The underwriter may allow, and certain dealers may reallow, a discount from the concession not in excess of a combined $     per share and related warrants to certain brokers and dealers. After this offering, the public offering price, concession and reallowance to dealers may be changed by the underwriter. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The shares are offered by the underwriter as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

The underwriter initially proposes to offer the shares of Series H Preferred Stock and warrants to investors at the public offering prices set forth on the cover of this prospectus. In connection with the offer and sale of the Series H Preferred Stock and related warrants by the underwriter, we will pay the underwriter a collective amount equal to 6.5% of the gross proceeds received by us in connection with the sale of the shares of Series H Preferred Stock and related warrants, which will be deemed underwriting commissions. There is no arrangement for funds to be received in escrow, trust or similar arrangement.

We have also agreed to pay the underwriter’s reasonable out-of-pocket expenses (including fees and expense of the underwriter’s counsel) incurred by the underwriter in connection with this offering up to $200,000. In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions and payment of the underwriter’ expenses referred to above, will be approximately $     . We have paid the underwriter a $100,000 refundable retainer. The refundable retainer will be applied against reasonable, accountable out-of-pocket expenses actually anticipated to be incurred by the underwriter and related persons and such expenses will be reimbursed to us to the extent not actually incurred pursuant to FINRA Rule 5110(f)(2)(C).

Except as disclosed in this prospectus, the underwriter has not received and will not receive from us any other item of compensation or expense in connection with this offering considered by FINRA to be underwriting compensation under FINRA Rule 5110.

Indemnification of Underwriter

We will indemnify the underwriter against some civil liabilities, including liabilities under the Securities Act of 1933, as amended, and liabilities arising from breaches of our representations and warranties contained in the underwriting agreement. If we are unable to provide this indemnification, we will contribute to payments the underwriter may be required to make in respect of those liabilities.

No Sales of Common Stock and Series H Preferred Stock

The underwriter has required each of our directors and officers to agree not to offer, sell, agree to sell, directly or indirectly, or otherwise dispose of any shares of our common stock, Series F Convertible Preferred Stock and Series H Preferred Stock without the prior written consent of Northland Securities, Inc. for a period of 90 days after the date of the final prospectus.

The restrictions described in the immediately preceding paragraph do not apply to certain items, including transfers as a bona fide gift or gifts, transfers by will or intestate succession, or to any trust for the direct or indirect benefit of the director or officer or his or her immediate family, provided that in each case any such recipient agrees to be bound by the terms of the restrictions described above. Additionally, the foregoing restrictions shall not prevent exercises of outstanding options or warrants or conversion of outstanding securities, the transfer of securities in connection with a bona fide acquisition of us, or the establishment of a “Rule 10b5-1” trading plan (provided that no sales may be made under such plan during the lock-up period).

We have agreed that for a period of 90 days after the date of the final prospectus, we will not, without the prior written consent of Northland Securities, Inc., which may not be unreasonably withheld, offer, sell or otherwise dispose of any shares of our common stock, except that we may issue and sell up to 2,000,000 shares of common stock without the consent of Northland Securities, Inc. We have also agreed that for a period of 90 days after the date of the final prospectus, we will not, without the prior written consent of Northland Securities, Inc., offer, sell or otherwise dispose of any shares of our Series H Preferred Stock.

The 90-day restricted period in all of the agreements described above is subject to extension if (i) during the last 17 days of the restricted period we issue an earnings release or material news or a material event relating to us occurs or (ii) prior to the expiration of the restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, in which case the restrictions imposed in these lock-up agreements shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, unless Northland Securities, Inc. waives the extension in writing.

Short Sales, Stabilizing Transactions and Penalty Bids

In order to facilitate this offering, persons participating in this offering may engage in transactions that stabilize, maintain, or otherwise affect the price of our Series H Preferred Stock during and after this offering. Specifically, the underwriter may engage in the following activities in accordance with the rules of the SEC.

Short sales.  Short sales involve the sales by the underwriter of a greater number of shares than they are required to purchase in the offering. Naked short sales are any short sales in excess of the number of shares the underwriter is purchasing in the offering. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the Series H Preferred Stock in the open market after pricing that could adversely affect investors who purchase in this offering.

Stabilizing transactions.  The underwriter may make bids for or purchases of the shares for the purpose of pegging, fixing, or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

Penalty bids.  If the underwriter purchases shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriter and selling group members who sold those shares as part of this offering. Stabilization and syndicate covering transactions may cause the price of the shares to be higher than it would be in the absence of these transactions. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages presales of the shares.

The transactions above may occur on the Nasdaq Stock Market or otherwise. Neither we nor the underwriter make any representation or prediction as to the effect that the transactions described above may have on the price of the shares. If these transactions are commenced, they may be discontinued without notice at any time.

Additional Information

In the ordinary course of its business, the underwriter and their affiliates may actively trade or hold our securities for their own accounts or for the accounts of customers and, accordingly, may at any time hold long or short positions in our securities. The underwriter and their affiliates may in the future perform various financial advisory and investment banking services for us, for which they will receive customary fees and expense.

Certain of our directors, officers and/or their affiliates may participate in this offering.

Northland Capital Markets is the trade name for certain capital markets and investment banking services of Northland Securities, Inc., member FINRA/SIPC.

This prospectus may be made available on web sites maintained by the underwriter and the underwriter may distribute prospectuses electronically.

Foreign Regulatory Restrictions on Purchase of the Series H Preferred Stock

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the Series H Preferred Stock or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the Series H Preferred Stock may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with the Series H Preferred Stock may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.

If you purchase shares of Series H Preferred Stock offered by this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

United Kingdom

This prospectus has not been nor will it be approved as a prospectus by the United Kingdom Financial Conduct Authority (the “FCA”) under section 85 or 87A of the United Kingdom Financial Services and Markets Act 2000 (“FSMA”) and it has not been filed with the FCA pursuant to the United Kingdom Prospectus Rules, nor has it been approved by a person authorized under FSMA. Nor will it be approved as a prospectus by any other competent authority for the purposes of the EU Prospectus Directive, as amended (Directive 2003/71/EC) (the “Prospectus Directive”).

In the United Kingdom, this prospectus is being distributed to and is directed only at persons who are “qualified investors” as defined in section 86(7) of FSMA being persons who fall within the meaning of Article 2(1)(e) of the Prospectus Directive. This prospectus is exempt from the general restriction (in section 21 of FSMA) on the communication of invitations or inducements to engage in investment activity pursuant to the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “FPO”) on the grounds that in the United Kingdom it is being made to or directed at only a restricted number of persons who are Qualified Investors and are: (i) persons having professional experience in matters relating to investments falling within the meaning of Article 19(5) of the FPO (Investment Professionals); (ii) high net-worth companies, unincorporated associations and other bodies within the meaning of Article 49 of the FPO; or (iii) persons to whom this prospectus may otherwise be lawfully made to or directed at (all Qualified Investors and persons meeting such criteria being “Relevant Persons”).

The investment or investment activity to which this prospectus relates is available only to such Relevant Persons. It is not intended that this prospectus be distributed or passed on, directly or indirectly, to any other class of person other than the Relevant Persons and in any event and under no circumstances should persons of any other description rely on or act upon the contents of this prospectus. If you are not a Relevant Person you should immediately return this prospectus and any other materials.

If you purchase Series H Preferred Stock and warrants to purchase shares of our common stock from the underwriter and are resident in the United Kingdom you will be deemed to have represented to Crossroads and the underwriter, and acknowledge that each of Crossroads and the underwriter are relying on such representation, that you, or the ultimate purchaser for which you are acting as agent, is a Relevant Person.

LEGAL MATTERS

The validity of the Series H Preferred Stock and warrants offered hereby and certain other legal matters will be passed upon for us by Andrews Kurth LLP, Austin, Texas. Certain legal matters will be passed upon for the underwriter by Faegre Baker Daniels LLP, Minneapolis, Minnesota.

EXPERTS

PMB Helin Donovan, LLP, an independent registered public accounting firm, has audited our consolidated financial statements at October 31, 2013 and 2012, and for each of the two years in the period ended October 31, 2013, incorporated in this registration statement by reference to our Form 10-K for the year ended October 31, 2013. Our consolidated financial statements are incorporated by reference herein in reliance on the report of PMB Helin Donovan, LLP, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. You may read and copy any document we file at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our filings with the SEC also are available from the SEC’s internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically.

We have filed a registration statement, of which this prospectus is a part, on Form S-1 with the SEC relating to this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and financial statements included with, or incorporated by reference into, the registration statement. References in this prospectus to any of our contracts, agreements or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contracts, agreements or documents.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s internet site.

We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

We are subject to the informational reporting requirements of the Exchange Act and, in accordance with the Exchange Act, we file periodic reports, proxy and information statements and other information with the SEC. Such annual, quarterly and current reports; proxy and information statements; and other information can be inspected and copied at the locations set forth above. We also make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website at http://investors.crossroads.com, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. The information contained on or accessible through our corporate web site or any other web site that we may maintain is not part of this prospectus or the registration statement of which this prospectus is a part. You may also request a copy of these filings, at no cost to you, by writing or telephoning us at the following address: Crossroads Systems, Inc., 11000 North Mo-Pac Expressway, Austin, TX 78759, phone number (512) 349-0300.

We furnish or make available to our stockholders annual reports containing consolidated financial statements audited by our independent registered public accounting firm. We also furnish or make available to our stockholders our quarterly reports containing unaudited interim financial information for each of the first three quarters of each year.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC in other documents, which means that we can disclose important information to you by referring you to those documents that contain such information. Any statement contained or incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any subsequently filed document which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference the documents listed below:

•	our Annual Report on Form 10-K for the fiscal year ended October 31, 2013, filed with the SEC on January 23, 2014;
•	our Definitive Proxy Statement filed with the SEC on February 14, 2014;
•	our Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2014, filed with the SEC on March 7, 2014;
•	our Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2014, filed with the SEC on June 9, 2014;
•	our Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2014, filed with the SEC on September 10, 2014;
•	our Current Reports on Form 8-K filed with the SEC on November 7, 2013, November 25, 2013, November 27, 2013, December 13, 2013, December 20, 2013, January 15, 2014, January 24, 2014, February 18, 2014, March 14, 2014, March 27, 2014, March 31, 2014, April 8, 2014 (excluding any information furnished and not filed with the SEC), April 29, 2014, May 23, 2014 (excluding any information furnished and not filed with the SEC), June 18, 2014 and September 22, 2014 and our amended Current Report on Form 8-K/A filed on March 14, 2014;
•	the description of our common stock as set forth in our Registration Statement on Form 8-A filed with the SEC on August 24, 2011, as updated or amended in any amendment or report filed for such purpose; and
•	the description of our stock purchase rights contained in our registration statement on Form 8-A filed with the SEC on May 23, 2014, as updated or amended in any amendment or report filed for such purpose.

Any statement contained in any document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference into this prospectus (other than an exhibit to the filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost. Requests for these documents can be made by writing or telephoning us at our address set forth above under “Where You Can Find More Information.”

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. Other Expenses of Issuance and Distribution.

The following table presents the costs and expenses in connection with the issuance and distribution of the securities to be registered, other than underwriting discounts and commissions, payable by us in connection with the sale of securities being registered. Except as otherwise noted, we will pay all of these amounts. All amounts are estimates except the Securities and Exchange Commission registration fee.

SEC Registration Fee		$1,394
Legal Fees and Expenses		*
Listing Fee		*
Printing and Engraving Expenses		*
FINRA Filing Fee		2,300
Accounting Fees and Expenses		*
Transfer Agent and Registrar Fees and Expenses		*
Miscellaneous		*
TOTAL	$	*

*	To be filed by amendment.

ITEM 14. Indemnification of Directors and Officers.

Our certificate of incorporation and bylaws contain provisions relating to the limitation of liability and indemnification of directors and officers. Our certificate of incorporation provides that a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;
•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•	under Section 174 of the Delaware General Corporation Law (the “DGCL”); or
•	for any transaction from which the director derived any improper personal benefit.

Our certificate of incorporation also provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the DGCL; provided, however, that we are not required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person or any proceeding by such person against us or our directors, officers, employees or other agents unless:

•	such indemnification is expressly required to be made by law; or
•	the proceeding was authorized by the board of directors.

Our bylaws provide that, to the fullest extent not prohibited by law, we shall pay, in advance of the final disposition of any proceeding, all expenses (including attorneys’ fees) by any director or officer in connection with any such proceeding upon receipt of any undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to e indemnified under Article VIII of our bylaws or otherwise.

Our bylaws also authorize us to purchase insurance on behalf of any person required or permitted to be indemnified pursuant to Article VIII of our bylaws.

Section 145(a) of the DGCL authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The DGCL also provides that indemnification under Section 145(d) can only be made upon a determination that indemnification of the present or former director, officer or employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 145(a) and (b).

Section 145(g) of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide for eliminating or limiting the personal liability of one of its directors for any monetary damages related to a breach of fiduciary duty as a director, as long as the corporation does not eliminate or limit the liability of a director for acts or omissions which (1) which breached the director’s duty of loyalty to the corporation or its stockholders, (2) which were not in good faith or which involve intentional misconduct or knowing violation of law, (3) under Section 174 of the DGCL; or (4) from which the director derived an improper personal benefit.

Pursuant to indemnification agreements with our directors, we have agreed to hold harmless and indemnify the indemnitees to the fullest extent authorized or permitted by the provisions of the DGCL and, among other things, to the fullest extent as may be provided under the non-exclusivity provisions of Article VIII of our Bylaws and the DGCL, subject to certain limitations.

We have obtained directors’ and officers’ insurance to cover our directors and officers for certain liabilities.

ITEM 15. Recent Sales of Unregistered Securities.

Since January 1, 2011, we have issued the following securities that were not registered under the Securities Act of 1933:

1.	Private Placements

On July 31, 2012, we entered into a securities purchase agreement with Iron Mountain Incorporated (“IMI”). Under the terms of the agreement, we issued and sold to IMI 582,524 shares of common stock for an aggregate purchase price of $3 million in reliance on Section 4(a)(2) of the Securities Act of 1933 and the rules and regulations promulgated thereunder (including Regulation D and Rule 506).

On February 28, 2013, we issued promissory notes to two accredited investors, referred to as the “holders,” for an aggregate principal amount of $550,000 in reliance on Section 4(a)(2) of the Securities Act of 1933 and the rules and regulations promulgated thereunder. One promissory note in the stated principal amount of $300,000 was issued to ACT Capital Partners, LP, and the other promissory note in the stated principal amount of $250,000 was issued to James E. Besser. Each of the holders is a greater than 5% beneficial stockholder of ours.

On March 22, 2013, we entered into a securities purchase agreement with certain accredited investors for the issuance and sale in a private placement of 4,231,154 units at a purchase price of $2.0625 per unit for net proceeds of approximately $7.9 million after placement fees in reliance on Section 4(a)(2) of the Securities Act of 1933 and the rules and regulations promulgated thereunder (including Regulation D and Rule 506). Each unit consists of one share of 5.0% Series F convertible preferred stock, par value $0.001 per share, and warrants to purchase shares of common stock equal to one-half of the number of shares of convertible preferred stock purchased, at an exercise price of $2.00 per whole share, subject to adjustment. The noteholders from our February 2013 private placement of promissory notes exercised their rights to participate in this private placement through the conversion of their promissory notes into units and received 188,235 units, for the noteholder converting $330,000 of promissory notes and interest, and 156,863 units, for the noteholder converting $275,000 of promissory notes and interest. Emerging Growth Equities, Ltd. acted as placement agent for the private placement and received approximately $496,000 of placement agent fees, and we issued warrants to purchase 167,176 shares of our common stock to the designees of the placement agent as part of its fees. The closing of the private placement occurred on March 28, 2013.

In July 2013, we issued an aggregate of 57,097 shares of common stock as a dividend to the holders of the Series F convertible preferred stock described above.

In July 2013, we issued warrants to purchase an aggregate of 1,454,545 shares of our common stock to accredited investor CF DB EZ LLC, an affiliate of Fortress Credit Co LLC. These warrants were issued in connection with a loan transaction with Fortress Credit Co LLC and did not involve a public offering or a general solicitation. These warrants have an exercise price of $2.0625 per share, subject to adjustment.

In March and April 2014, we sold an aggregate of 1,986,622 units at $2.2565 per unit for gross proceeds of $4.5 million, in reliance on Section 4(a)(2) of the Securities Act of 1933 and the rules and regulations promulgated thereunder (including Regulation D and Rule 506). Each unit consists of one share of common stock and a warrant to purchase one-half of a share of common stock. The warrants to purchase 993,311 shares of common stock have a weighted average exercise price of $2.45 per share.

2.	2010 Stock Incentive Plan

From January 1, 2011 through April 29, 2011, we granted to our employees, executive officers and directors options to purchase an aggregate of 34,737 shares of common stock at prices ranging from $3.64 to $5.52 per share under our 2010 Stock Incentive Plan.

3.	Option Exercises

On March 14, 2011, we issued 938 shares of common stock pursuant to an option exercise for an aggregate purchase price of $675.

On April 12, 2011, we issued 41,606 shares of common stock pursuant to option exercises for an aggregate purchase price of $58,062.

On May 23, 2011, we issued 1,277 shares of common stock pursuant to option exercises for an aggregate purchase price of $2,963.

On July 11, 2011, we issued 4,202 shares of common stock to a service provider for aggregate consideration of $20,000.

Except as otherwise described above, none of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and the registrant believes the transactions were exempt from the registration requirements of the Securities Act of 1933 in reliance on Section 4(a)(2) thereof, and the rules and regulations promulgated thereunder, or Rule 701 thereunder, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in such transactions described in Items 1 through 3 represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. Each recipient of securities pursuant to Items 2 and 3 above either received adequate information about the registrant or had access, through their relationships with the registrant, to such information.

ITEM 16. Exhibits.

(a)	See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement, which Exhibit Index is incorporated herein by reference.
(b)	Financial Statement Schedules

Not Applicable.

ITEM 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on October 10, 2014.

CROSSROADS SYSTEMS, INC.

By:	/s/ Richard K. Coleman, Jr. Richard K. Coleman, Jr. President and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act, this amended registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Richard K. Coleman, Jr. Richard K. Coleman, Jr.	Director, President and Chief Executive Officer (Principal Executive Officer)	October 10, 2014
/s/ Jennifer Crane Jennifer Crane	Chief Financial Officer (Principal Financial and Accounting Officer)	October 10, 2014
* Jeffrey E. Eberwein	Director, Chairman of the Board	October 10, 2014
* Don Pearce	Director	October 10, 2014
* Robert G. Pearse	Director	October 10, 2014
* Galen Vetter	Director	October 10, 2014
*By: /s/ Richard K. Coleman, Jr. Richard K. Coleman, Jr.	Attorney-in-Fact

EXHIBIT INDEX

		Incorporated by Reference
Exhibit No.	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
1.1	Form of Underwriting Agreement	*	*	*	*
3.1	Sixth Amended and Restated Certificate of Incorporation of Crossroads Systems, Inc.	S-1	333-172792	3.1	3/11/11
3.1.1	Certificate of Amendment to the Sixth Amended and Restated Certificate of Incorporation of Crossroads Systems, Inc.	S-1	333-172792	3.1.1	8/30/11
3.1.2	Certificate of Designation of 5.0% Series F Convertible Preferred Stock	8-K/A	001-15331	3.1	4/2/13
3.1.3	Certificate of Amendment to the Certificate of Designation of 5.0% Series F Convertible Preferred Stock	8-K	001-15331	3.1	3/14/14
3.1.4	Certificate of Designation of Rights, Preferences and Privileges of Series G Participating Preferred Stock.	8-K	001-15331	3.1	5/23/14
3.1.5	Form of Certificate of Designation of % Series H Cumulative Perpetual Preferred Stock	*	*	*	*
3.2	Amended and Restated Bylaws of Crossroads Systems, Inc.	8-K	001-15331	3.1	11/7/13
4.1	Form of Warrant by Crossroads Systems, Inc. in favor of the purchasers in the October 2010 private placement	S-1	333-172792	3.1	3/11/11
4.2	Form of Warrant by Crossroads Systems, Inc. in favor of the purchasers in the March 2013 private placement	8-K	001-15331	4.1	3/25/13
4.3	Common Stock Purchase Warrant, dated July 22, 2013, by Crossroads Systems, Inc. in favor of CF DB EZ LLC	8-K	001-15331	4.1	7/24/13
4.4	Amendment to Common Stock Purchase Warrant dated January 23, 2014 to Warrant issued to CF DB EZ LLC	8-K	001-15331	4.1	1/24/13
4.5	Form of Warrant by Crossroads Systems, Inc. in favor of the purchasers in the March 2014 private placement	8-K	001-15331	4.1	3/31/14
4.6	Tax Benefit Preservation Plan, dated as of May 23, 2014, by and between Crossroads Systems, Inc. and American Stock Transfer & Trust Company, LLC, as rights agent.	8-K	001-15331	4.1	5/23/14
4.7	Form of Warrant issued in favor of the investors in the October 2014 public offering	*	*	*	*
4.8	Form of Warrant Agent Agreement for the October 2014 public offering	*	*	*	*
5.1	Opinion of Andrews Kurth LLP					X

		Incorporated by Reference
Exhibit No.	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
10.1	Crossroads Systems, Inc. 2010 Stock Incentive Plan	S-1	333-172792	10.1	3/11/11
10.2	Employment Agreement, dated as of October 13, 2003, by and between Crossroads Systems, Inc. and Robert Sims	S-1	333-172792	10.2	3/11/11
10.3	Severance Benefit Plan, dated February 11, 2002, between Crossroads Systems, Inc. and Robert Sims	S-1	333-172792	10.3	3/11/11
10.4	Severance Benefit Plan, dated October 21, 2004, between Crossroads Systems, Inc. and Brian Bianchi	S-1	333-172792	10.4	3/11/11
10.5	Severance Benefit Plan, dated April 15, 2009, between Crossroads Systems, Inc. and David Cerf	S-1	333-172792	10.5	3/11/11
10.6	Severance Benefit Plan, dated April 15, 2009, between Crossroads Systems, Inc. and Jennifer Crane	S-1	333-172792	10.6	3/11/11
10.7	Form of Indemnity Agreement between Crossroads Systems, Inc. and each of the directors and executive officers thereof	8-K	001-15331	10.1	7/16/13
10.8	Amended and Restated Employment Agreement, dated November 21, 2013, by and between Crossroads Systems, Inc. and Richard K. Coleman, Jr.	8-K	001-15331	10.1	11/25/13
10.9	Securities Purchase Agreement, dated as of October 23, 2010, by and between Crossroads Systems, Inc. and the purchasers party thereto	S-1	333-172792	10.9	3/11/11
10.10	Registration Rights Agreement, dated as of October 23, 2010, by and between Crossroads Systems, Inc. and the purchasers party thereto	S-1	333-172792	10.10	3/11/11
10.11†	Software License and Distribution Agreement, dated January 20, 2009, by and between Hewlett-Packard Company and Crossroads Systems, Inc.	S-1	333-172792	10.11	5/18/11
10.12.1	Commercial Industrial Lease Agreement, dated October 31, 2005, by Principal Life Insurance Company and Crossroads Systems, Inc.	S-1	333-172792	10.12.1	5/18/11
10.12.2	First Amendment to Lease, dated December 15, 2009, by and between Principal Life Insurance Company and Crossroads Systems, Inc.	S-1	333-172792	10.12.2	5/18/11
10.13	Professional Agreement, dated July 31, 2012, between Crossroads Systems, Inc. and Iron Mountain Information Management, Inc.	8-K	001-15331	10.1	8/2/12

		Incorporated by Reference
Exhibit No.	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
10.14	Securities Purchase Agreement, dated July 31, 2012, by and between Crossroads Systems, Inc. and Iron Mountain Incorporated	8-K	001-15331	10.2	8/2/12
10.15	Registration Rights Agreement, dated July 31, 2012, by and between Crossroads Systems, Inc. and Iron Mountain Incorporated	8-K	001-15331	10.2	8/2/12
10.16	Securities Purchase Agreement, dated March 22, 2013, by and among Crossroads Systems, Inc. and the Buyers party thereto	8-K	001-15331	10.1	3/25/13
10.17	Registration Rights Agreement, dated as of March 28, 2013, by and among Crossroads Systems, Inc. and the Investors party thereto	8-K	001-15331	10.1	3/25/13
10.17.1	Amendment to Registration Rights Agreement, dated July 3, 2013, by and among Crossroads Systems, Inc. and the Investors party thereto	S-1/A	333-188549	10.17.1	7/8/13
10.18	Separation Offer and Release, effective as of May 8, 2013, between Robert C. Sims and Crossroads Systems, Inc.	8-K	001-15331	10.1	5/14/13
10.19	Retention Agreement dated June 4, 2013, by and between Crossroads Systems, Inc. and Brian Bianchi	8-K	001-15331	10.1	6/10/13
10.20	Retention Agreement dated June 4, 2013, by and between Crossroads Systems, Inc. and David Cerf	8-K	001-15331	10.2	6/10/13
10.21	Amended and Restated Agreement of Limited Partnership of KIP CR P1 LP	8-K	001-15331	10.1	7/24/13
10.22	Credit Agreement, dated July 22, 2013, by and among Crossroads Systems, Inc. and Fortress Credit Co LLC	8-K	001-15331	10.2	7/24/13
10.23	Guaranty and Security Agreement, dated July 22, 2013, by KIP CR P1 LP in favor of Fortress Credit Co LLC	8-K	001-15331	10.3	7/24/13
10.24	Guaranty and Security Agreement, dated July 22, 2013, by Crossroads Systems (Texas), Inc. in favor of Fortress Credit Co LLC	8-K	001-15331	10.4	7/24/13
10.25	Pledge and Security Agreement, dated July 22, 2013, between Crossroads Systems, Inc. and Fortress Credit Co LLC relating to KIP CR P1 LP	8-K	001-15331	10.5	7/24/13
10.26	Pledge and Security Agreement, dated July 22, 2013, between Crossroads Systems, Inc. and Fortress Credit Co LLC relating to Crossroads Systems (Texas), Inc.	8-K	001-15331	10.6	7/24/13

		Incorporated by Reference
Exhibit No.	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
10.27	Assignment of Patent Rights, dated July 22, 2013, by Crossroads Systems, Inc. in favor of KIP CR P1 LP	8-K	001-15331	10.7	7/24/13
10.28	Non-Exclusive License Agreement, dated July 22, 2013, by and between Crossroads Systems, Inc. and KIP CR P1 LP	8-K	001-15331	10.8	7/24/13
10.29	Registration Rights Agreement, dated July 22, 2013, by and between Crossroads Systems, Inc. and Fortress Credit Co LLC	8-K	001-15331	10.9	7/24/13
10.30	Agreement Regarding Issue Price dated July 22, 2013, by and between Crossroads Systems, Inc. and Fortress Credit Co LLC	S-1/A	333-188549	10.30	8/22/13
10.31	Compromise, Settlement and Mutual Release Agreement, effective as of December 19, 2013, by and between Crossroads Systems, Inc. and Iron Mountain Information Management, LLC.	8-K	001-15331	10.1	12/20/13
10.32	Securities Purchase Agreement, dated March 31, 2014, by and among Crossroads Systems, Inc. and the Buyers party thereto.	8-K	001-15331	10.1	3/31/14
10.33	Securities Purchase Agreement, dated April 4, 2014, by and between Crossroads Systems, Inc. and the Buyer party thereto.	8-K	001-15331	10.1	4/8/14
10.34	Form of Amended and Restated Registration Rights Agreement by and between Crossroads Systems, Inc. and the Investor party thereto	8-K	001-15331	10.2	4/8/14
21.1	List of Subsidiaries	10-K	001-15331	21.1	1/23/14
23.1	Consent of PMB Helin Donovan, LLP					X
23.2	Consent of Andrews Kurth LLP (included in Exhibit 5.1)					X
24.1	Power of Attorney (included on the signature page hereto)	S-1	333-198861	24.1	9/19/14

*	To be filed by amendment.